EXECUTION COPY

Published CUSIP Number: 39060PAD1

Revolving Credit CUSIP Number: 39060PAE9

$175,000,000

CREDIT AGREEMENT

dated as of June 4, 2012

by and among

GREAT LAKES DREDGE & DOCK CORPORATION,

as Borrower,

THE OTHER CREDIT PARTIES HERETO,

as Credit Parties,

THE LENDERS REFERRED TO HEREIN,

as Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Swingline Lender and an Issuing Lender,

BANK OF AMERICA, N.A.,

as Syndication Agent

and

PNC BANK, NATIONAL ASSOCIATION, BMO HARRIS BANK N.A. AND FIFTH THIRD BANK,

as Co-Documentation Agents

WELLS FARGO SECURITIES, LLC,

as Sole Lead Arranger and Sole Bookrunner

-i-

-ii-

-iii-

-iv-

EXHIBITS

Exhibit A-1	—	Form of Revolving Credit Note
Exhibit A-2	—	Form of Swingline Note
Exhibit B	—	Form of Notice of Borrowing
Exhibit C	—	Form of Notice of Account Designation
Exhibit D	—	Form of Notice of Prepayment
Exhibit E	—	Form of Notice of Conversion/Continuation
Exhibit F	—	Form of Officer’s Compliance Certificate
Exhibit G	—	Form of Assignment and Assumption
Exhibit H	—	Form of Lender-Surety Agreement
Exhibit I	—	Form of Ship Mortgage
Exhibit J-1	—	Form of U.S. Tax Compliance Certificate (Foreign Lenders That Are Not Partnerships)
Exhibit J-2	—	Form of U.S. Tax Compliance Certificate (Foreign Participants That Are Not Partnerships)
Exhibit J-3	—	Form of U.S. Tax Compliance Certificate (Foreign Participants That Are Partnerships)
Exhibit J-4	—	Form of U.S. Tax Compliance Certificate (Foreign Lenders That Are Partnerships)
Exhibit K	—	Form of Financial Condition/Solvency Certificate

SCHEDULES

Schedule I	—	Commitments
Schedule 1.1(a)	—	Existing Hedge Banks
Schedule 1.1(b)	—	Existing Letters of Credit
Schedule 1.1(c)	—	Initial Subsidiary Guarantors
Schedule 7.1	—	Jurisdictions of Organization and Qualification
Schedule 7.2	—	Subsidiaries and Capitalization
Schedule 7.9	—	ERISA Plans
Schedule 7.13	—	List of Insurance Policies
Schedule 9.1	—	Existing Indebtedness
Schedule 9.2	—	Existing Liens
Schedule 9.3	—	Existing Loans, Advances and Investments
Schedule 9.7	—	Transactions with Affiliates
Schedule 12.10	—	List of Competitors

v

CREDIT AGREEMENT, dated as of June 4, 2012, by and among GREAT LAKES DREDGE & DOCK CORPORATION, a Delaware corporation, as Borrower, the other CREDIT PARTIES from time to time party hereto, the LENDERS who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders, as Swingline Lender and as an Issuing Lender.

STATEMENT OF PURPOSE

WHEREAS, the Borrower has requested, and, subject to the terms and conditions hereof, the Administrative Agent and the Lenders have agreed, to extend a senior revolving credit facility to the Borrower in an aggregate principal amount of up to $175,000,000, with (i) the availability to increase the Aggregate Commitment hereunder in an aggregate amount not to exceed $50,000,000 and (ii) subfacilities for (A) Letters of Credit up to a $125,000,000 sublimit, (B) Alternative Currency borrowings up to a $50,000,000 sublimit and (C) Swingline Loans up to a $10,000,000 sublimit, in each case, on the terms and conditions of this Agreement.

WHEREAS, the proceeds of the Extensions of Credit will be used to finance (i) the Refinancing and (ii) the working capital and general corporate purposes of the Borrower and its Subsidiaries, including Permitted Acquisitions and other Investments permitted hereunder and the payment of fees, costs and expenses incurred in connection with the Transactions and this Agreement.

WHEREAS, the Lenders and the Issuing Lenders are willing to make available to the Borrower such credit facilities, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“Additional Subsidiary Guarantor” means (a) each Domestic Subsidiary of the Borrower in existence on the Closing Date which hereafter ceases to be an Immaterial Subsidiary and (b) each Domestic Subsidiary of the Borrower, other than an Immaterial Subsidiary, formed or acquired after the Closing Date.

“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 11.6.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 12.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Aggregate Commitment” means, as to all Lenders, the aggregate Commitments of all Lenders to make Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 5.13). The Aggregate Commitment of all the Lenders on the Closing Date shall be $175,000,000.

“Alternative Currency” means (i) in respect of any Loans, Euro and each other lawful currency (other than Dollars) that is approved by the Administrative Agent and the Lenders and (ii) in respect of any Letters of Credit, (A) Euro, British Pounds Sterling, Canadian Dollars, Australian Dollars and each other lawful currency (other than Dollars) which is freely transferable and convertible into Dollars that is approved by the Administrative Agent and the applicable Issuing Lender and (B) the lawful currencies of Bahrain, Qatar, Oman, Kuwait, the United Arab Emirates, the Republic of India and all countries located in South America, in each case, to the extent such currencies are freely transferable and convertible into Dollars and approved by the Administrative Agent and the applicable Issuing Lender.

“Alternative Currency Loan Commitment” means the lesser of (a) $50,000,000 and (b) the Aggregate Commitment. The Alternative Currency Loan Commitment is part of, and not in addition to, the Aggregate Commitment.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Consolidated Total Leverage Ratio:

Pricing Level	Consolidated Total Leverage Ratio	Commitment Fee	LIBOR Rate Loans / Financial Letters of Credit	Performance Letters of Credit	Base Rate Loans
I	Greater than or equal to 3.75 to 1.00	0.45%	2.50%	1.25%	1.50%
II	Greater than or equal to 3.00 to 1.00, but less than 3.75 to 1.00	0.40%	2.25%	1.125%	1.25%

Pricing Level	Consolidated Total Leverage Ratio	Commitment Fee	LIBOR Rate Loans / Financial Letters of Credit	Performance Letters of Credit	Base Rate Loans
III	Greater than or equal to 2.25 to 1.00, but less than 3.00 to 1.00	0.35%	2.00%	1.00%	1.00%
IV	Greater than or equal to 1.50 to 1.00, but less than 2.25 to 1.00	0.30%	1.75%	0.875%	0.75%
V	Less than to 1.50 to 1.00	0.25%	1.50%	0.75%	0.50%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) which is two Business Days after the day on which the Borrower is required to provide an Officer’s Compliance Certificate pursuant to Section 8.2(a) for the most recently ended fiscal quarter of the Borrower; provided that (a) the Applicable Margin shall be based on Pricing Level IV until the first Calculation Date with respect to the fiscal quarter ending September 30, 2012 and, thereafter the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide the Officer’s Compliance Certificate as required by Section 8.2(a) for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level I until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Officer’s Compliance Certificate delivered pursuant to Section 8.1 or 8.2(a) is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) the Aggregate Commitment is in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Officer’s Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) the Borrower shall immediately deliver to the Administrative Agent a corrected Officer’s Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Total Leverage Ratio in the corrected Officer’s Compliance Certificate were applicable for such Applicable Period, and (z) the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 5.4. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 5.1(c) and 10.2 nor any of their other rights under this Agreement. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitment and the repayment of all other Obligations hereunder.

The Applicable Margins set forth above shall be increased as, and to the extent, required by Section 5.13.

“Approved Appraiser” means North American Marine Consultants, LLC, or such other appraiser reasonably satisfactory to the Administrative Agent.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Wells Fargo Securities, LLC, in its capacity as sole lead arranger and sole bookrunner, and its successors.

“Asset Disposition” means the disposition of any or all of the assets (including, without limitation, any Capital Stock owned thereby) of any Credit Party or any Subsidiary thereof whether by sale, lease, transfer or otherwise, and any issuance of Capital Stock by any Subsidiary of the Borrower to any Person that is not a Credit Party or any Subsidiary thereof. The term “Asset Disposition” shall not include (a) any Equity Issuance, (b) the sale of inventory in the ordinary course of business, (c) the transfer of assets to the Borrower or any Subsidiary Guarantor pursuant to any other transaction permitted pursuant to Section 9.4, (d) the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction, (e) the disposition of any Hedge Agreement, (f) dispositions of Investments in cash and Cash Equivalents, and (f) (i) the transfer by any Credit Party of its assets to any other Credit Party, (ii) the transfer by any Non-Guarantor Subsidiary of its assets to any Credit Party (provided that in connection with any such transfer, such Credit Party shall not pay more than an amount equal to the fair market value of such assets as determined in good faith at the time of such transfer) and (iii) the transfer by any Non-Guarantor Subsidiary of its assets to any other Non-Guarantor Subsidiary.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.10), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) except during any period of time during which a notice delivered to the Borrower under Section 5.8 shall remain in effect, LIBOR for an Interest Period of one month plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or LIBOR.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a).

“Bonding Agreement” means, collectively, the Zurich Agreement and any supplement thereto or replacement thereof, and any similar contractual arrangement entered into by the Borrower or any of its Subsidiaries with providers of bid, performance or payment bonds.

“Bonding Obligations” means (a) obligations incurred by the Borrower and its Subsidiaries (including guaranties thereof) with respect to bid, payment, performance, surety, appeal or similar bonds and completion guaranties in the ordinary course of business and (b) obligations incurred by the Borrower and its Subsidiaries (including guaranties thereof) under any Bonding Agreement.

“Borrower” means Great Lakes Dredge & Dock Corporation, a Delaware corporation.

“Borrower Materials” has the meaning assigned thereto in Section 8.2.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day (other than a Saturday, Sunday or legal holiday) on which banks in New York, New York and Chicago, Illinois, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.

“Capital Asset” means, with respect to the Borrower and its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrower and its Subsidiaries. Notwithstanding the foregoing, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a Capital Lease under GAAP as in effect on the Closing Date, shall not be treated as a Capital Lease solely as a result of the adoption after the Closing Date of changes in GAAP.

“Capital Expenditures” means, with respect to the Borrower and its Subsidiaries for any period, the aggregate cost of all Capital Assets acquired by the Borrower and its Subsidiaries during such period, as determined in accordance with GAAP.

“Capital Lease” means any lease of any property by the Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries. Notwithstanding the foregoing, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a Capital Lease under GAAP as in effect on the Closing Date, shall not be treated as a Capital Lease solely as a result of the adoption after the Closing Date of changes in GAAP.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lenders or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, (a) cash or deposit account balances (in an amount equal to 105% of the aggregate undrawn face amount thereof), (b) backstop letters of credit entered into on terms, from issuers and in amounts satisfactory to the Administrative Agent and the applicable Issuing Lender, and/or (c) if the Administrative Agent and the applicable Issuing Lender shall agree, in their sole discretion, other credit support, in each case, in Dollars and pursuant to documentation in form and substance satisfactory to the Administrative Agent and such Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Equivalents” means, at any time, Investments of the Borrower or any of its Subsidiaries in (a) any obligation, maturing not more than one hundred twenty (120) days from the date of creation thereof, which is issued or guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States; (b) commercial paper, maturing not more than one hundred twenty (120) days from the date of creation thereof, which is issued by (i) a corporation (other than an Affiliate of any Credit Party) organized under the laws of any state of the United States or of the District of Columbia which has a short-term credit rating of at least A-1 by S&P and P-1 by Moody’s, or (ii) any Lender (or its holding company) having a long-term credit rating of at least A by S&P and A2 by Moody’s; (c) any certificate of deposit, time or demand deposit (including Eurodollar time deposits) or bankers acceptance, maturing not more than one hundred twenty (120) days from the date of creation thereof, which is issued by either (i) a commercial banking institution organized under the laws of the United States or any State thereof or the District of Columbia that has a combined capital, surplus and undivided profits of not less than $500,000,000 and has a long-term credit rating of at least A by S&P and A2 by Moody’s, (ii) any Lender with a long-term credit rating of at least A by S&P and A2 by Moody’s, or (iii) (A) any branch of any Lender having a long-term credit rating of at least A by S&P and A2 by Moody’s, (B) any commercial banking institution organized under the laws of the United States or any State thereof or any Organization for Economic Co-operation and Development country which has a combined capital, surplus and undivided profits of not less than $500,000,000 and has a long-term credit rating of at least A by S&P and A2 by Moody’s or (C) any financial institution organized under the laws of a country where the Borrower or any of its Subsidiaries is engaged in a dredging or construction project to the extent such certificates of deposit, time or demand deposits (including Eurodollar time deposits) or bankers acceptances are reasonably necessary in connection with such dredging or construction project with a long-term credit rating of at least A by S&P and A2 by Moody’s; (d) fully collateralized repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clause (a) above, entered into with any institution meeting the qualifications specified in clause (c) above; (e) short-term asset management accounts offered by any Lender for the purpose of investing in notes issued by a corporation (other than an Affiliate of any Credit Party) organized under the laws of any state of the United States or of the District of Columbia and having a short-term credit rating of at least A-1 by S&P and P-1 by Moody’s; (f) Dollars or money in other currencies received in the ordinary course of business; or (g) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a), (b), (c) and (f) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time (i) it enters into a Cash Management Agreement, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, in its capacity as a party to such Cash Management Agreement or (ii) it (or its Affiliate) becomes a Lender or the Administrative Agent, is a party to a Cash Management Agreement with a Credit Party.

“Change in Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Capital Stock that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than thirty-five percent (35%) of the Capital Stock of the Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of Borrower; or

(b) any “Change of Control” (or any similar or comparable definition or provision) occurs under any agreement governing Note Indenture Obligations; or

(c) a majority of the members of the board of directors (or other equivalent governing body) of the Borrower are not Continuing Directors.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means June 4, 2012.

“Closing Escrowed Documents” has the meaning assigned thereto in Section 6.1(b)(i).

“Closing Leverage Ratio” has the meaning assigned thereto in Section 6.1(f)(iv).

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“Collateral” has the meaning assigned thereto in Section 4.1(a).

“Commitment Fee” has the meaning assigned thereto in Section 5.3(a).

“Commitment Percentage” means, as to any Lender, the ratio of (a) the amount of the Commitment of such Lender to (b) the Aggregate Commitment.

“Commitment” means, as to any Lender, the obligation of such Lender to make Loans to the account of the Borrower hereunder and to participate in Letters of Credit in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I attached hereto, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 5.13).

“Computation Date” means (a) with respect to any Revolving Credit Loan, each of the following: (i) each date of a borrowing of a Revolving Credit Loan in an Alternative Currency, (ii) the continuation or conversion of a Revolving Credit Loan in an Alternative Currency and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by an Issuing Lender under any Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as the Administrative Agent or the applicable Issuing Lender shall determine or the Required Lenders shall require.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated Cash Interest Expense” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP, interest expense (net of interest income received in cash) paid in cash (including, without limitation, interest expense paid in cash which is attributable to Capital Leases and all net payment obligations paid in cash pursuant to Hedge Agreements) for such period.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Consolidated Net Income for such period plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period: (i) federal, state, local and foreign income and franchise taxes, (ii) total interest expense (net of interest income) for such period, (iii) depreciation, depletion and amortization expense (including amortization of intangible assets (including goodwill)), (iv) non-cash charges and losses (excluding any such non-cash charges or losses to the extent (x) there were cash charges with respect to such charges and losses in past accounting periods, (y) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods or (z) they consist of write-downs of accounts receivable that exceed $5,000,000 in the aggregate during any Fiscal Year), (v) Transaction Costs (other than Transaction Costs incurred in connection with (x) the Transactions that exceed $5,000,000 in the aggregate or (y) any Permitted Acquisition or the amendment, consent or waiver of any Loan Document or otherwise unrelated to the Transactions that exceed $1,000,000 in the aggregate during any Fiscal Year), (vi) any amounts included in the calculation of Consolidated Net Income for amortization or non-cash charges for the write-off or impairment of goodwill, intangibles or other purchase accounting adjustments related to the accounting for the Transactions or other acquisitions under GAAP (including Financial Accounting Standards Codification 350 and 805), (vii) non-recurring restructuring charges or reserves and business optimization expense (including any non-recurring restructuring costs and integration costs incurred in connection with Permitted Acquisitions after the Closing Date), costs related to the closure or consolidation of facilities, relocation and severance expenses, systems establishment costs and conversion costs, provided that the aggregate amount of add-backs made pursuant to this clause (vii), shall not exceed $5,000,000 during any Fiscal Year, (viii) fees and expenses incurred in connection with the negotiation or entering into of any Bonding Agreement or any amendment, restatement, supplement or other modification of any Bonding Agreement, and (ix) Consolidated Net Income attributable to the minority equity interest that is owned, directly or indirectly, by the Borrower in Yankee or any other non-wholly owned Subsidiary to the extent the Net Income in respect of such minority equity interest is received by the Borrower, less (c) without duplication and to the extent reflected as a gain or otherwise included in the calculation of such Consolidated Net Income for such period, (i) non-cash gains (excluding any such non-cash gains to the extent (x) there were cash gains with respect to such gains in past accounting periods or (y) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods) and (ii) Consolidated Net Income attributable to the minority equity interest that is not owned, directly or indirectly, by the Borrower in Yankee or any other non-wholly owned Subsidiary to the extent the Net Income in respect of such minority equity interest is distributed to the holder or holders of such minority equity interest and plus, (d) without duplication, cash dividends received by the Borrower or any Subsidiary from Amboy Aggregates, a New Jersey joint venture, and any other equity joint ventures. For purposes of this Agreement, Consolidated EBITDA shall be adjusted on a Pro Forma Basis.

“Consolidated Fixed Charges” means, for any period, the sum of the following determined on a Consolidated basis for such period, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Consolidated Cash Interest Expense and (b) scheduled principal payments with respect to Indebtedness (including, without limitation, scheduled principal payments which are attributable to Capital Leases).

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date, minus (ii) Capital Expenditures accrued with respect to the maintenance of Capital Assets of the Borrower and its Subsidiaries for the period, minus (iii) Restricted Payments paid in cash for the period, minus (iv) federal, state, local and foreign income taxes paid in cash for the period, to (b) Consolidated Fixed Charges for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP (exclusive of all amounts in respect of any extraordinary or non-recurring gains or losses).

“Consolidated Net Worth” means, as of any time of determination thereof, an amount equal to the consolidated stockholders’ equity of the Borrower and its Subsidiaries determined in accordance with GAAP as of the date of the most recent consolidated balance sheet of the Borrower and its Subsidiaries that has been or is required to be delivered pursuant to Section 8.1 (less amounts attributable to Disqualified Capital Stock) at such time.

“Consolidated Total Indebtedness” of the Borrower, means as of any date of determination, the sum of (without duplication), (a) all Indebtedness (other than any Operating Lease) of the Borrower and its Subsidiaries on a Consolidated basis which, in accordance with GAAP, should be included as liabilities in the consolidated balance sheet of the Borrower and its Subsidiaries at such time, plus (b) the undrawn face amount of letters of credit (other than (i) letters of credit issued to (x) Zurich in an amount not to exceed $12,500,000 to support the Bonding Obligations held by Zurich and (y) Travelers pursuant to the terms set forth in the Travelers’ Termination Agreement, (ii) Performance Letters of Credit and (iii) standby letters of credit issued pursuant to the Wells Fargo Agreement) and bank guarantees (other than those issued to support performance obligations), plus (c) the principal amount of all guarantees executed by such Person.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) the Consolidated Total Indebtedness on such date minus (ii) the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries in the United States on such date, to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Continuing Directors” means the directors of the Borrower on the Closing Date and each other director of the Borrower, if, in each case, such other director’s nomination for election to the board of directors (or equivalent governing body) of the Borrower is recommended by at least 51% of the then Continuing Directors.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Debt Issuance” shall mean the issuance of any Indebtedness for borrowed money by any Credit Party or any of its Subsidiaries.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 10.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 5.15(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within two Business Days of the date such Loans or participations were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the applicable Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 5.15(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Lenders, the Swingline Lender and each Lender.

“Designated Vessels” means, on any date of determination prior to the Springing Lien Termination Date, those certain flag vessels subject to a Ship Mortgage whether or not a Perfection Period shall be in effect.

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Aggregate Commitment), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Aggregate Commitment), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case for clauses (a) through (d) above, prior to the date that is 91 days after the Revolving Credit Maturity Date; provided, that if such Capital Stock is issued pursuant to a plan for the benefit of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar Equivalent Amount” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable Issuing Lender at such time on the basis of the Exchange Rate (determined in respect of the most recent Computation Date) for the purchase of Dollars with such Alternative Currency.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 12.10(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.10(b)(iii)).

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(2) of ERISA that is maintained for employees of any Credit Party or any ERISA Affiliate including any Pension Plan that has at any time within the preceding six (6) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliate.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any Governmental Authority) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, under any such Environmental Law, including, without limitation, any and all orders by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions, contribution, cost recovery, compensation or injunctive relief resulting from any release of Hazardous Materials giving rise to any alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Equipment Utilization Agreement” means the Equipment Utilization Agreement, dated as of the date hereof, among the Borrower, certain Subsidiaries of the Borrower as indemnitors, the Administrative Agent and Zurich, as surety thereunder, as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Equity Issuance” means (a) any issuance by any Credit Party or any Subsidiary thereof to any Person that is not a Credit Party or a Subsidiary thereof, of (i) shares of its Capital Stock, (ii) any shares of its Capital Stock pursuant to the exercise of options or warrants or (iii) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity and (b) any capital contribution from any Person that is not a Credit Party into any Credit Party or any Subsidiary thereof. The term “Equity Issuance” shall not include (A) any Asset Disposition or (B) any Debt Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Escrow Agent” means JPMorgan Chase Bank, N.A. and its successors and assigns.

“Escrow Agreement” means that certain Escrow Agreement dated as of June 4, 2012, among the Borrower, the Administrative Agent and the Escrow Agent, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Escrowed Documents” means the Closing Escrowed Documents and the Replacement Escrowed Documents.

“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 10.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means, on any day, with respect to any Alternative Currency, the rate quoted by the Administrative Agent or the applicable Issuing Lender as the spot rate for the purchase by the Administrative Agent or such Issuing Lender of such Alternative Currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender or Issuing Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender or Issuing Lender pursuant to a law in effect on the date on which (i) such Issuing Lender or Lender acquires its applicable ownership interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.12(b)) or (ii) such Lender or Issuing Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.11(a), amounts with respect to such Taxes were payable either to such Lender’s or Issuing Lender’s assignor immediately before such Lender or Issuing Lender became a party hereto or to such Lender or Issuing Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.11(f) and (d) any U.S. federal Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of June 12, 2007, among the Borrower, the Subsidiaries of the Borrower party thereto, the lenders party thereto and Bank of America, N.A., as swing line lender, issuing lender, and administrative agent (as amended, restated, supplemented or otherwise modified prior to the Closing Date).

“Existing Hedge Banks” means those Hedge Banks existing on the Closing Date and identified on Schedule 1.1(a).

“Existing Issuing Lender” means Bank of America, N.A. in its capacity as an issuing bank with respect to the Existing Letters of Credit, or any successor thereto.

“Existing Letters of Credit” means those letters of credit existing, undrawn and outstanding, on the Closing Date and identified on Schedule 1.1(b).

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Commitment Percentage of the L/C Obligations then outstanding, and (iii) such Lender’s Commitment Percentage of the Swingline Loans then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“Facility Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Credit Party and any Cash Management Bank.

“Facility Hedge Agreement” means any Hedge Agreement permitted under Article IX, in each case that is entered into by and between any Credit Party and any Hedge Bank.

“Facility Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Credit Party (i) under any Facility Hedge Agreement, (ii) under any Facility Cash Management Agreement and (iii) to each Person entitled to indemnification pursuant to Section 12.3(b).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means the separate fee letter agreement, dated March 1, 2012, among the Borrower, the Administrative Agent and the Arranger.

“Financial Letter of Credit” means any Letter of Credit issued pursuant to this Agreement, other than a Performance Letter of Credit. The Administrative Agent shall determine whether any Letter of Credit constitutes a “Financial Letter of Credit” in its reasonable discretion in consultation with the Borrower.

“Fiscal Year” means the fiscal year of the Borrower, and the other Credit Parties existing on the Closing Date, ending on December 31.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lenders, such Defaulting Lender’s Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty Obligation” means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law, (d) the discharge or emission or release of which requires a permit under any Environmental Law or (e) which are or contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, natural gas or synthetic gas.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Hedge Bank” means (a) any Existing Hedge Bank and (b) any Person that, at the time it enters into a Hedge Agreement permitted under Article IX, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, in its capacity as a party to such Hedge Agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Immaterial Subsidiaries” means, at any date of determination, one or more Subsidiaries of the Borrower which individually and in the aggregate comprise less than 5% of (a) the consolidated total assets of the Borrower and its Subsidiaries as set forth on the consolidated balance sheet of the Borrower as of the most recent period for which financial statements were delivered, or were required to be delivered, pursuant to Section 8.1 and (b) the consolidated revenues of the Borrower and its Subsidiaries, in each case, as of the most recent four quarter period for which financial statements were delivered, or were required to be delivered, pursuant to Section 8.1.

“Increased Amount Date” has the meaning assigned thereto in Section 5.13.

“Incremental Lender” has the meaning assigned thereto in Section 5.13.

“Incremental Commitment Increase” and “Incremental Commitment Increases” have the meaning assigned thereto in Section 5.13.

“Incremental Loan” has the meaning assigned thereto in Section 5.13.

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a) all indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of such Person;

(b) all obligations of such Person to pay the deferred purchase price of property or services (including, without limitation, all obligations under earn-out agreements), except (i) trade payables incurred in the ordinary course of such Person’s business, and (ii) liabilities associated with customer prepayments and deposits in the ordinary course of such Person’s business;

(c) the capitalized amount of all obligations of such Person as lessee under Capital Leases and Synthetic Leases (if such lease were accounted for as a Capital Lease) that would appear on a balance sheet of such Person prepared in accordance with GAAP that is attributable to the principal amount of such obligations;

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e) all Indebtedness of any other Person secured by a Lien on any asset owned by such Person even though such Person has not assumed or become liable for the payment of such obligations;

(f) all obligations, contingent or otherwise, of such Person relative to the face amount of letters of credit or bank guarantees, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of such Person;

(g) all obligations of any such Person in respect of Disqualified Capital Stock;

(h) all net obligations of such Person under any Hedge Agreements;

(i) all Bonding Obligations; and

(j) all Guaranty Obligations of such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Documents and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Subsidiary Guarantor” means each Domestic Subsidiary of the Borrower listed on Schedule 1.1(c) hereto.

“Insurance and Condemnation Event” means any event that gives rise to the receipt by any Credit Party or any of its Subsidiaries of any cash casualty insurance proceeds or condemnation awards in respect of any Property to replace, restore or repair, or compensate for the loss of, such Property; provided, however, that such proceeds or awards shall not include cash receipts received from (a) proceeds of insurance or condemnation (or payments in lieu thereof) to the extent that such proceeds or awards are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto or (b) proceeds from awards, judgments, settlements or other recoveries for lost profits, lost business opportunities or incidental, consequential, exemplary, special, punitive or indirect damages related to or arising from any such Insurance and Condemnation Event.

“Intangibles” means, for purposes of calculating Tangible Net Worth on any date of determination (without duplication): the general intangibles; software developed in-house or purchased, licensed or leased; accounts receivable and advances due from officers, directors, stockholders, members, and owners; licenses; good will; covenants not to complete; franchise fees; finance reserves held for recourse obligations; capitalized research and development costs; and the capitalized cost of patents, trademarks, service marks and copyrights net of amortization, in each case, owned by the Borrower and its Subsidiaries on a consolidated basis.

“Interest Period” has the meaning assigned thereto in Section 5.1(b).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or debt or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other

Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (j) of the definition of “Indebtedness” set forth in this Section 1.1 in respect of such Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.

“IRS” means the United States Internal Revenue Service, or any successor thereto.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Issuing Lender” means (a) with respect to (i) Letters of Credit (other than bank guarantees) issued hereunder on or after the Closing Date, Wells Fargo or Bank of America, N.A., in their respective capacities as issuer thereof, or any successor thereto, or (ii) Letters of Credit constituting bank guarantees, Bank of America, N.A. or any other Lender or Affiliate of a Lender selected by the Borrower which agrees to be an “Issuing Lender” for such purpose; provided, that the Borrower may designate another Lender or Affiliate of a Lender as an “Issuing Lender” if (x) requested by the Borrower and approved by the Administrative Agent in its discretion (which approval shall not be unreasonably withheld or delayed) or (y) the Letter of Credit is to be issued in an Alternative Currency not provided by Wells Fargo and, in the case of clause (x) or (y), such Lender has consented to such designation as an Issuing Lender (which consent may be evidenced by an electronic message from such Lender to the Administrative Agent); provided, further, that at no time shall there be more than two (2) “Issuing Lenders” in addition to Wells Fargo and its Affiliates, Bank of America, N.A. and its Affiliates, and the Existing Issuing Lender; and (b) with respect to the Existing Letters of Credit, the Existing Issuing Lender.

“L/C Commitment” means the lesser of (a) $125,000,000 and (b) the Aggregate Commitment.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means the collective reference to all the Lenders other than the Issuing Lenders.

“Lender” means the Persons listed on Schedule I and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lender Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent delivered in connection with Section 5.13.

“Lender-Surety Agreement” means a Lender-Surety Priority Agreement, substantially in the form attached as Exhibit H (as the same may be amended, restated, supplemented, modified or replaced from time to time in accordance with the terms thereof) or such other form as may be reasonably acceptable to the Administrative Agent and is not materially adverse to the Lenders as compared to the terms of Exhibit H.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“Letter of Credit Application” means an application or reimbursement agreement, in the form specified by the applicable Issuing Lender from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“Letter of Credit Facility” means the letter of credit and bank guarantee facility established pursuant to Article III.

“Letters of Credit” means the collective reference to letters of credit and bank guarantees issued pursuant to Section 3.1 and the Existing Letters of Credit.

“LIBOR” means:

(a) for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.

(b) for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page) then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 5.1(a).

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset; provided, however, that in no event shall an Operating Lease in and of itself be deemed a Lien regardless of GAAP treatment.

“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Subsidiary Guaranty Agreement, the Security Documents, the Fee Letter, each Lender-Surety Agreement, the Escrow Agreement and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Secured Party in connection with this Agreement (excluding any Facility Hedge Agreement and any Facility Cash Management Agreement), all as may be amended, restated, supplemented or otherwise modified from time to time.

“Loans” means the collective reference to the Revolving Credit Loans and the Swingline Loans, and “Loan” means any of such Loans.

“Material Adverse Effect” means, with respect to the Borrower and its Subsidiaries, (a) a material adverse effect on the properties, business, operations, assets, liabilities or condition (financial or otherwise) of such Persons, taken as a whole, (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document or (c) a material impairment of the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 102% of the Fronting Exposure of all Issuing Lenders with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the applicable Issuing Lender in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.

“Net Cash Proceeds” means, as applicable, with respect to any Asset Disposition or Insurance and Condemnation Event, the cash and Cash Equivalent proceeds received by any Credit Party or any of its Subsidiaries therefrom (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) less the sum of (i) United States federal, state, provincial, foreign and local taxes reasonably estimated (on a Consolidated basis) to be actually payable within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith, (ii) all reasonable and customary out-of-pocket fees and expenses incurred in connection with such transaction or event, (iii) the principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien on the asset (or a portion thereof) disposed of, which Indebtedness is required to be repaid in connection with such transaction or event, and (iv) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any of its Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided, however, that Net Cash Proceeds shall exclude any cash or Cash Equivalents received by the Borrower or any of its Subsidiaries from the sale of any assets or equity interests (including, without limitation, by way of merger, consolidation, reorganization or similar transaction) of any non-wholly owned Subsidiary to the extent that (a) the Borrower or such Subsidiary is required to distribute such proceeds as an equity distribution to the holders of such Subsidiary’s equity interests other than the Borrower or any of its Subsidiaries (including, without limitation, distributions of available cash flow and liquidating distributions) pursuant to such Subsidiary’s organizational documents and (b) the aggregate amount so excluded does not exceed 35% of the gross amount of such cash proceeds (including the amount of cash subsequently received in respect of any non-cash proceeds) received by the Borrower and its Subsidiaries from such sale or similar transaction.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.2 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiary” means any Subsidiary of the Borrower that is not a Subsidiary Guarantor.

“Note Indenture” that certain Indenture, dated as of January 28, 2011, between Wells Fargo, as trustee, and the Borrower and the Subsidiary Guarantors, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Note Indenture Obligations” means all of (a) the Borrower’s obligations under and with respect to the Note Indenture, including, without limitation, all obligations to pay principal in an aggregate principal amount not to exceed $250,000,000 under its 7-3/8% Senior Notes due 2019, and all interest, premium, fees, charges, expenses and indemnities with respect thereto, and all obligations to effect redemptions, repurchases and prepayments with respect thereto, in any case, whether fixed, contingent, matured or unmatured, and (b) the Borrower’s obligations under and with respect to such other unsecured Indebtedness the net proceeds of which are, in whole or in part, designated to be used, and are used reasonably promptly after the incurrence thereof, to refinance in whole or in part the then existing Note Indenture Obligations (including any subsequent refinancing thereof from time to time which constitutes a Permitted Note Refinancing); provided, that (i) the aggregate principal amount of such refinancing Indebtedness and any remaining Indebtedness under the Note Indenture (and any Permitted Note Refinancing thereof) does not exceed $300,000,000, (ii) immediately after giving effect to the incurrence of such refinancing Indebtedness and the application of proceeds thereof, the Borrower and its Subsidiaries will be in pro forma compliance (giving effect to such refinancing as if it occurred as of the first day of the relevant period of calculation) with each financial covenant ratio set forth in Section 9.14 as of the most recently ended fiscal quarter for which financial statements (and the related compliance certificate) have been delivered pursuant to Section 8.1(b) (it being understood and agreed that the Borrower shall provide a certification of such pro forma compliance but shall not be required to provide an Officer’s Compliance Certificate), (iii) such refinancing Indebtedness has a final maturity more than 180 days after the Revolving Credit Maturity Date and requires no scheduled payment of principal in cash prior to such date, and (iv) the terms of such refinancing Indebtedness, including the covenants, events of default and other terms and provisions (including quantities thereof), are reasonably acceptable to the Administrative Agent, such acceptance not to be unreasonably withheld so long as such terms are no more restrictive, when taken as a whole, to the Borrower and its Subsidiaries than are (x) in the case of any public issuance (including through a 144A or other similar issuance) of Indebtedness by the Borrower, customary at the time of such refinancing of such type for issuers with a debt rating similar to that of the Borrower and (y) in the case of any private issuance of Indebtedness by the Borrower, as set forth in the Note Indenture (any such refinancing as described in this clause (b), a “Permitted Note Refinancing”).

“Notes” means the collective reference to the Revolving Credit Notes and the Swingline Note.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).

“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 5.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).

“NVDC” means the United States Coast Guard’s National Vessel Documentation Center in Falling Waters, West Virginia.

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations and (c) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties to the Lenders or the Administrative Agent, in each case under any Loan Document, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate of a Responsible Officer substantially in the form attached as Exhibit F.

“OLV” has the meaning assigned thereto in Section 5.13.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of Property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Subsidiary Guarantor” means each Domestic Subsidiary of the Borrower that is designated by the Borrower as a Subsidiary Guarantor but is not otherwise required to be a guarantor pursuant to the provisions of the Loan Documents and that becomes a party to the Subsidiary Guaranty Agreement.

“Other Taxes” means all present or future stamp, court, documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Outstandings” means the sum of (a) with respect to Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant” has the meaning assigned thereto in Section 12.10(d).

“Participant Register” has the meaning assigned thereto in Section 12.10(e).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered for the employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliates.

“Perfection Period” means the period (a) commencing upon the occurrence of a Perfection Trigger Event and (b) ending on the earlier of the next Release Date, if any, and the Springing Lien Termination Date, if any.

“Perfection Trigger Event” means, as of any date of determination:

(a) the occurrence of one or more of the following events:

(i) an Event of Default has occurred and is continuing,

(ii) the Borrower has failed to maintain a Consolidated Total Leverage Ratio less than or equal to the Trigger Leverage Ratio as of the fiscal quarter most recently ended prior to such date of determination, or

(iii) any Surety has perfected, or has notified the Administrative Agent of its intention to perfect, its Liens on, or security interests in, any of the Property that would constitute Collateral; and

(b) the delivery of a Perfection Trigger Notice to the Borrower pursuant to clause (a) of the definition thereof with respect to such event or events, and

(c) the expiration of three (3) Business Days after the delivery of such Perfection Trigger Notice to the Borrower pursuant to clause (a) of the definition thereof (unless, prior to the expiration of such three-Business Day period, such Perfection Trigger Notice has been retracted or the Perfection Trigger Event giving rise to such Perfection Trigger Notice has been waived, (i) in the case of the occurrence described in clause (a)(i) above, by the Required Lenders, (ii) in the case of the occurrence described in clause (a)(ii) above, by the Required Lenders; provided that if the Borrower’s Consolidated Total Leverage Ratio is greater than or equal to 4.00 to 1.00 as of the fiscal quarter most recently ended, then by the Supermajority Lenders, and (iii) in the case of the occurrence described in clause (a)(iii) above, by the Supermajority Lenders). Notwithstanding the foregoing, if a Perfection Trigger Event is based upon the occurrence of an Event of Default, (x) any waiver of such Perfection Trigger Event pursuant to the terms of this clause (c) shall not effect a waiver of such underlying Event of Default, unless such Event of Default is also expressly waived in accordance with Section 12.2 hereof and (y) any waiver of an Event of Default pursuant to Section 12.2 hereof, shall not effect a waiver of the Perfection Trigger Event arising with respect thereto pursuant to this definition, unless such Perfection Trigger Event is also expressly waived in accordance with the foregoing provisions of this definition.

“Perfection Trigger Notice” means (a) a written notice by the Administrative Agent, or by the Administrative Agent at the direction of the Required Lenders, as applicable, to the Borrower indicating that, in their sole determination (as applicable) one or more of the events described in clauses (a)(i) through (a)(iii) of the definition of “Perfection Trigger Event” has occurred and (b) delivery by the Administrative Agent, or by the Administrative Agent at the direction of the Required Lenders, as applicable, to the Escrow Agent, upon the occurrence of a Perfection Trigger Event, of a notice in the form of Exhibit B-1 attached to the Escrow Agreement; provided, however, that the Administrative Agent shall not, nor shall the Required Lenders direct the Administrative Agent to, deliver any such notice based solely upon the Borrower’s non-compliance with the financial covenants set forth in Section 9.14 or the Trigger Leverage Ratio unless, prior to the delivery of such notice, the Borrower has (i) delivered, or failed to timely deliver, the Officer’s Compliance Certificate required to be delivered in connection with the financial statements corresponding to the calculation of such financial covenants or Trigger Leverage Ratio or (ii) acknowledged in writing that it is not in compliance with one of both of the financial covenants set forth in Section 9.14 or the Trigger Leverage Ratio.

“Performance Letter of Credit” means any Letter of Credit issued pursuant to this Agreement to assure completion of performance of a nonfinancial or commercial obligation of the Borrower or any of its Subsidiaries, until such time, if any, as such Letter of Credit is recharacterized as relating to a financial obligation of the Borrower or such Subsidiaries. The Administrative Agent shall determine whether any Letter of Credit constitutes a “Performance Letter of Credit” in its reasonable discretion after consultation with the Borrower.

“Permitted Acquisition” has the meaning assigned thereto in Section 9.3(h).

“Permitted Acquisition Documents” means with respect to any acquisition proposed by the Borrower or any Subsidiary Guarantor, final copies of the purchase agreement, sale agreement, merger agreement or other agreement evidencing such acquisition, including, without limitation, all legal opinions (to the extent permitted to be disclosed) and all other material agreements executed and delivered in connection with such acquisition, including any material amendments, modifications or supplements to any of the foregoing.

“Permitted Liens” means the Liens permitted pursuant to Section 9.2.

“Permitted Note Refinancing” has the meaning specified in the definition of “Note Indenture Obligations.”

“Permitted Wells Fargo Facility Collateral” means accounts receivable originated by the Borrower or one of its Subsidiaries and arising out of the rendering of services by the Borrower or such Subsidiary outside the United States, inventory related to such accounts receivable, general intangibles related to such accounts receivable and inventory, joint venture interests owned by the Borrower or any Subsidiary with respect to joint ventures formed to render services by the Borrower or such Subsidiary outside the United States, cash collateral delivered pursuant to the terms of the Wells Fargo Agreement to satisfy borrowing base shortfalls or pursuant to the remedies provisions of such agreement, other property related to the foregoing or approved in writing by the Administrative Agent and, if such other property constitutes or would constitute Collateral, the Required Lenders, deposit accounts into which only proceeds of the foregoing property are deposited, proceeds of the foregoing, and books and records with respect to the foregoing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Platform” has the meaning assigned thereto in Section 8.2.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Forma Basis” means, for purposes of calculating Consolidated EBITDA for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and all income statement items (whether positive or negative) attributable to the Property or Person disposed of in a Specified Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the Property or Person acquired in a Permitted Acquisition shall be included; provided that the foregoing pro forma adjustments may be applied to any such definition, test or financial covenant solely to the extent that such adjustments (i) are reasonably expected to be realized within twelve (12) months of such Specified Transaction and (ii) are calculated in a reasonable and factually supportable manner on a basis consistent with GAAP, as certified by a Responsible Officer of the Borrower; provided further that the foregoing pro forma adjustment may incorporate add-backs and other adjustments permitted by this Agreement to the extent such add-backs and adjustments are not duplicative of any amounts or adjustments that are already included in the calculation of Consolidated EBITDA.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Public Lenders” has the meaning assigned thereto in Section 8.2.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Receivables Security Agreement” means that certain Receivables Security Agreement, dated as of June 4, 2012, among the Borrower, the other Credit Parties party thereto from time to time and the Administrative Agent, as amended, restated, supplemented, replaced (including in accordance with Section 4.3(c)) or otherwise modified from time to time.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Refinancing” means the repayment in full of the Borrower’s obligations under and with respect to the Existing Credit Agreement, and the termination of all credit facilities and commitments, if any, with respect thereto and all guarantees, liens, security interests and other security granted in connection therewith.

“Register” has the meaning assigned thereto in Section 12.10(c).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse each Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Party” and “Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release Date” has the meaning assigned thereto in Section 4.3(a).

“Relevant Transaction” has the meaning assigned thereto in Section 2.4(b)(ii).

“Replacement Escrowed Documents” has the meaning assigned thereto in Section 4.3(c).

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” means the chief executive officer, president, chief financial officer, controller, treasurer, assistant treasurer or similar officer of a Credit Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payment” has the meaning assigned thereto in Section 9.6.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans and such Lender’s participation in L/C Obligations and Swingline Loans at such time.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II (including any increase in such revolving credit facility established pursuant to Section 5.13).

“Revolving Credit Loan” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

“Revolving Credit Maturity Date” means the earliest to occur of (a) June 2, 2017, (b) the date of termination of the Aggregate Commitment by the Borrower pursuant to Section 2.5, or (c) the date of termination of the Aggregate Commitment pursuant to Section 10.2(a).

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Revolving Credit Loans made by such Lender, substantially in the form attached as Exhibit A-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lenders, the Hedge Banks, the Cash Management Banks, any other holder from time to time of any of any Facility Obligations and, in each case, their respective successors and permitted assigns.

“Security Documents” means the collective reference to the Receivables Security Agreement, the Ship Mortgages, and each other similar agreement, instrument or document pursuant to which any Credit Party purports to pledge or grant upon the occurrence of a Perfection Trigger Event a security interest in any Property securing the Obligations in favor of the Administrative Agent, in each case, as amended, restated, supplemented, replaced or otherwise modified from time to time.

“Ship Mortgages” means, collectively, (i) the First Preferred Fleet Mortgage of even date herewith, as amended, restated, supplemented, replaced (including in accordance with Section 4.3(c)) or otherwise modified from time to time, executed and delivered by the Borrower and any other applicable Credit Party in favor of the Administrative Agent, for the benefit of the Secured Parties, granting, upon the occurrence of a Perfection Trigger Event, a first priority lien on and security interest in certain United States flag vessels, (ii) the First Preferred Fleet Mortgage of even date herewith, as amended, restated, supplemented, replaced (including in accordance with Section 4.3(c)) or otherwise modified from time to time, executed and delivered by the Borrower and any other applicable Credit Party in favor of the Administrative Agent, for the benefit of the Secured Parties, granting, upon the occurrence of a Perfection Trigger Event, a first priority lien on and security interest in certain Republic of the Marshall Islands flag vessels and (iii) any other first preferred fleet or ship mortgages hereafter executed and delivered by any Credit Party in favor of the Administrative Agent, for the benefit of the Lender Secured Parties, in each case, in substantially the form attached as Exhibit I or any other form reasonably acceptable to the Administrative Agent.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person determined on a going concern basis, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured in the ordinary course of business, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in the ordinary course of business, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Disposition” means any disposition of all or substantially all of the assets or Capital Stock of any Subsidiary of the Borrower or any division, business unit, product line or line of business of the Borrower or any of its Subsidiaries.

“Specified Transactions” means (a) any Specified Disposition and (b) any Permitted Acquisition.

“Springing Lien Termination Date” means the date on which the Borrower has achieved a long-term credit rating of at least BBB- from S&P and at least Baa3 from Moody’s; provided that to the extent that (a) the rating system employed by S&P and Moody’s changes or (b) either S&P or Moody’s ceases to provide long-term credit ratings of corporate debt obligations, the Borrower and the Administrative Agent shall negotiate in good faith to amend the definition of “Springing Lien Termination Date” to reflect the change in such rating system or the unavailability of such ratings from S&P or Moody’s.

“Subordinated Indebtedness” means the collective reference to any Indebtedness incurred by the Borrower or any of its Subsidiaries that is expressly subordinated in right and time of payment to the Obligations on terms and conditions satisfactory to the Administrative Agent.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Subsidiary Guarantor” means each Initial Subsidiary Guarantor, each Additional Subsidiary Guarantor and each Other Subsidiary Guarantor; provided, however, that the term “Subsidiary Guarantor” shall not include any such Person from and after the date such Person ceases for any reason not otherwise prohibited by the Loan Documents to be a party to the Subsidiary Guaranty Agreement.

“Subsidiary Guaranty Agreement” means the unconditional guaranty agreement of even date herewith executed by the Subsidiary Guarantors in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Supermajority Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 85% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Supermajority Lenders at any time.

“Surety” means, collectively, (a) Zurich and (b) any other surety party to a Bonding Agreement.

“Swingline Commitment” means the lesser of (a) $10,000,000 and (b) the Aggregate Commitment.

“Swingline Facility” means the swingline facility established pursuant to Section 2.2.

“Swingline Lender” means Wells Fargo in its capacity as swingline lender hereunder or any successor thereto.

“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit A-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Tangible Net Worth” means, as of any date of determination, the Consolidated Net Worth of the Borrower minus Intangibles.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Termination Date” means the date upon which all Obligations (other than contingent indemnification obligations not then due) arising under this Agreement or any other Loan Document shall have been paid in full in cash or other immediately available funds, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Aggregate Commitment has been terminated.

“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or would, individually or in the aggregate, reasonably be expected to result in liability of the Borrower in an aggregate amount in excess of the Threshold Amount: (a) a “Reportable Event” described in Section 4043 of ERISA for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status with the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA or (h) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (i) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.

“Threshold Amount” means $10,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitment and Revolving Credit Exposure of such Lender at such time.

“Transaction Costs” means all fees, expenses, costs, and other amounts related to (i) the Transactions, (ii) any amendments, consents or waivers of the Loan Documents (including all such fees, expenses, costs and other amounts incurred during any workout, restructuring or negotiations in respect thereof), in each case, whether or not consummated, and (iii) any Permitted Acquisitions, whether or not consummated (including, without limitation, any financing fees, merger and acquisition fees, legal fees and expenses, due diligence fees, appraisal fees or any other fees and expenses in connection therewith), in each case to the extent paid within twelve (12) months of either the Closing Date, such amendment, consent or waiver of the Loan Documents, or such Permitted Acquisition, as applicable.

“Transactions” means, collectively, (a) the Refinancing, (b) the initial Extensions of Credit, (c) the execution and delivery of the Loan Documents and (d) the payment of the Transaction Costs incurred in connection with the foregoing.

“Travelers” means, collectively, Travelers Casualty and Surety Company and Travelers Casualty and Surety Company of America, together with their successors and assigns.

“Travelers Bonding Agreement” that certain General Agreement of Indemnity, dated as of June 4, 2012 among the Borrower and certain Subsidiaries of the Borrower party thereto in favor of Travelers.

“Travelers’ Termination Agreement” means that certain Termination and Release Agreement, dated as of June 4, 2012, among the Borrower, certain Subsidiaries of the Borrower party thereto and Travelers.

“Trigger Leverage Ratio” means, with respect to the calculation of the Consolidated Total Leverage Ratio, at any date of determination, 3.75 to 1.00.

“UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, and any subsequent revision thereof adhered to by the Issuing Lender.

“United States” means the United States of America.

“URDG” means the Uniform Rules for Demand Guarantees, effective July, 2010 International Chamber of Commerce Publication No. 758.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.11(f).

“Voting Stock” means securities or other equity interests of any class or classes of a corporation, partnership, limited liability company or other association or entity the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the board of directors, managers, general partners, managing members or Persons performing similar functions.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association, and its successors.

“Wells Fargo Agreement” means that certain International Letter of Credit Agreement, dated as of September 29, 2006, among the Borrower, Great Lakes Dredge & Dock Company, LLC, and Wells Fargo (as successor to Wells Fargo HSBC Trade Bank, N.A.), as refinanced and replaced in whole or in part from time to time, as permitted hereunder.

“Wells Fargo Documents” means the Wells Fargo Agreement and each of the “International Loan Documents”, the “Borrower Agreement”, the “Fast Track Agreement”, the “Fast Track Borrower Agreement Supplement” and the “Ex-Im Bank Guaranty” (as such terms are defined in the Wells Fargo Agreement), in each case, as refinanced or replaced in whole or in part from time to time, as permitted hereunder.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower and/or one or more of its Wholly-Owned Subsidiaries).

“Withholding Agent” means the Borrower and the Administrative Agent.

“Yankee” means Yankee Environmental Services, LLC, a Delaware limited liability company.

“Zurich” means, collectively, Zurich American Insurance Company and its subsidiaries and Affiliates, including, without limitation, Fidelity and Deposit Company of Maryland, Colonia American Casualty and Surety Company, and American Guarantee and Liability Insurance Company, together with their successors and assigns.

“Zurich Agreement” means, collectively, (i) that certain Agreement of Indemnity, dated as of September 7, 2011, executed by the Borrower and the Subsidiaries of the Borrower party there as “Contractors” and Indemnitors”, in favor of Zurich and (ii) the Equipment Utilization Agreement, each as amended, restated, supplemented or otherwise modified from time to time.

SECTION 1.2 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including” and (k) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.3 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(a), except as otherwise specifically prescribed herein (including, without limitation, as prescribed by Section 12.9). Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

SECTION 1.4 UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.5 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.6 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.7 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable) in the United States.

SECTION 1.8 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum stated amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor whether or not such maximum stated amount is in effect at such time and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

SECTION 1.9 Guaranty Obligations. Unless otherwise specified, the amount of any Guaranty Obligation shall be the lessor of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation.

SECTION 1.10 Covenant Compliance Generally. For purposes of determining compliance under Sections 9.1, 9.2, 9.3, 9.5 and 9.6, any amount denominated in an Alternative Currency will be converted to the Dollar Equivalent Amount of such amount. Notwithstanding the foregoing, for purposes of determining compliance with Sections 9.1, 9.2 and 9.3, with respect to any amount of Indebtedness or Investment denominated in an Alternative Currency, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in Exchange Rates occurring after the time such Indebtedness or Investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.10 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

ARTICLE II

REVOLVING CREDIT FACILITY

SECTION 2.1 Revolving Credit Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make Revolving Credit Loans to the Borrower in Dollars or Alternative Currencies from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the Dollar Equivalent Amount of the Outstandings shall not exceed the Aggregate Commitment, (b) the aggregate Dollar Equivalent Amount of the Revolving Credit Exposure of any Lender shall not at any time exceed such

Lender’s Commitment and (c) the Dollar Equivalent Amount of all Revolving Credit Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Loan Commitment. Each Revolving Credit Loan by a Lender shall be in a principal amount equal to such Revolving Lender’s Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.

SECTION 2.2 Swingline Loans.

(a) Availability. Subject to the terms and conditions of this Agreement, the Swingline Lender may in its sole discretion make Swingline Loans to the Borrower in Dollars from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date; provided, that (a) after giving effect to any amount requested, the Dollar Equivalent Amount of the Outstandings shall not exceed the Aggregate Commitment and (b) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the Swingline Commitment.

(b) Refunding.

(i) Swingline Loans shall be refunded by the Lenders in Dollars on demand by the Swingline Lender (and the Swingline Lender shall demand such refunding no later than the tenth (10th) Business Day after the date such Swingline Loan was advanced) in accordance with their respective Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Lenders on the books and records of the Administrative Agent. Each Lender shall fund its respective Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made. No Lender’s obligation to fund its respective Commitment Percentage of a Swingline Loan shall be affected by any other Lender’s failure to fund its Commitment Percentage of a Swingline Loan, nor shall any Lender’s Commitment Percentage be increased as a result of any such failure of any other Lender to fund its Commitment Percentage of a Swingline Loan.

(ii) The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 11.3 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).

(iii) Each Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article VI. Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section, one of the events described in Section 10.1(i) or (j) shall have occurred, each Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Commitment Percentage of the aggregate amount of such Swingline Loan. Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).

(c) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, this Section 2.2 shall be subject to the terms and conditions of Section 5.14 and Section 5.15.

SECTION 2.3 Procedure for Advances of Revolving Credit Loans and Swingline Loans.

(a) Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 12:00 p.m. (i) on the same Business Day as each Base Rate Loan denominated in Dollars and each Swingline Loan, (ii) at least three (3) Business Days before each LIBOR Rate Loan denominated in Dollars and (iii) at least four (4) Business Days before each LIBOR Rate Loan denominated in an Alternative Currency, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, (C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan, whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, and (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. A Notice of Borrowing received after 12:00 p.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

(b) Disbursement of Revolving Credit Loans and Swingline Loans. Not later than 2:00 p.m. on the proposed borrowing date, (A) each Lender will make available to the Administrative Agent, for the account of the Borrower, at the Administrative Agent’s Office in funds immediately available to the Administrative Agent in Dollars or the applicable Alternative Currency, such Lender’s Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (B) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent in Dollars, the Swingline Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise reasonably acceptable to the Administrative Agent from time to time. Subject to Section 5.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Lender has not made available to the Administrative Agent its Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Lenders as provided in Section 2.2(b).

SECTION 2.4 Repayment and Prepayment of Revolving Credit Loans and Swingline Loans.

(a) Repayment on Termination Date. The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Revolving Credit Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(b) (but, in any event, no later than the Revolving Credit Maturity Date), together, in each case, with all accrued but unpaid interest thereon.

(b) Mandatory Prepayments.

(i) If at any time:

(A) the Dollar Equivalent Amount of the Outstandings at such time exceeds an amount equal to 105% of Aggregate Commitment, or

(B) the Dollar Equivalent Amount of all Revolving Credit Loans denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Loan Commitment,

the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Lenders, Extensions of Credit in an aggregate amount sufficient to reduce the Dollar Equivalent Amount of (x) such Outstandings as of such date of payment to an amount not to exceed 100% of the Aggregate Commitment or (y) such Revolving Credit Loans as of such date of payment to an amount not to exceed 100% of the Alternative Currency Loan Commitment, in each case, with each such repayment applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, if an Event of Default has occurred and is continuing, as a payment of Cash Collateral with respect to any Letters of Credit outstanding into a Cash Collateral account opened by the Administrative Agent, for the benefit of the Lenders, in an amount equal to such excess (such Cash Collateral to be applied in accordance with Section 10.2(b)).

(ii) If the Borrower or any of its Subsidiaries receives Net Cash Proceeds from any Asset Disposition or Insurance and Condemnation Event (other than any Asset Disposition permitted pursuant to, and in accordance with, Sections 9.5(a) through (e)) and any such transaction results in the receipt by the Borrower and its Subsidiaries of aggregate Net Cash Proceeds in excess of $10,000,000 in any Fiscal Year (any such transaction or series of related transactions being a “Relevant Transaction”), the Borrower shall (A) give written notice to the Administrative Agent thereof promptly after the date of receipt of such Net Cash Proceeds and (B) except to the extent the Borrower elects in such notice to reinvest all or a portion of such Net Cash Proceeds as provided below, make mandatory prepayments of Loans and/or Cash Collateralize L/C Obligations in the order set forth in clause (i) above in amounts equal to 100% of all Net Cash Proceeds received from such Relevant Transaction within five (5) Business Days of receipt thereof by the Borrower or such Subsidiary; provided that, at the option of the Borrower, the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business within 365 days following receipt of such Net Cash Proceeds (or, if the Borrower or the relevant Subsidiary thereof, as applicable, has contractually committed in writing within 365 days following receipt of such Net Cash Proceeds to reinvest such Net Cash Proceeds, 547 days following receipt of such Net Cash Proceeds); provided further, that if any such Net Cash Proceeds are no longer intended to be so reinvested at any time after the occurrence of the Relevant Transaction, an amount equal to any such Net Cash Proceeds shall be immediately applied to the prepayment of Loans and/or Cash Collateralize L/C Obligations in the order set forth in clause (i) above.

(c) Optional Prepayments. The Borrower may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than 12:00 p.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $500,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $1,000,000 or a whole multiple of $500,000 in excess thereof with respect to LIBOR Rate Loans and $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. A Notice of Prepayment received after 12:00 p.m. shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof. Notwithstanding the foregoing, any Notice of a Prepayment delivered in connection with any refinancing of all of the Revolving Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence and may be revoked by the Borrower in the event such refinancing is not consummated (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 5.9).

(d) Limitation on Prepayment of LIBOR Rate Loans. The Borrower may not prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

SECTION 2.5 Permanent Reduction of the Aggregate Commitment.

(a) Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the Aggregate Commitment at any time or (ii) portions of the Aggregate Commitment, from time to time, in an aggregate principal amount not less than $1,000,000 or any whole multiple of $500,000 in excess thereof. Any reduction of the Aggregate Commitment shall be applied to the Commitment of each Lender according to its Commitment Percentage; provided that no such reduction, in whole or in part, of the Aggregate Commitment shall be permitted if, after giving effect thereto and to any prepayments of the Loans and/or deposit of Cash Collateral with the Administrative Agent to collateralize the L/C Obligations made concurrently pursuant to clause (b) below, the Dollar Equivalent Amount of the Outstandings would exceed the Aggregate Commitment. All commitment fees accrued until the effective date of any reduction, in whole or in part, of the Aggregate Commitment shall be paid on the effective date of such termination.

(b) Corresponding Payment. Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Aggregate Commitment as so reduced and if the aggregate Dollar Equivalent Amount of all outstanding Letters of Credit exceeds the Aggregate Commitment as so reduced, the Borrower shall be required to deposit in Dollars the Dollar Equivalent Amount of Cash Collateral in a Cash Collateral account opened by the Administrative Agent in an amount equal to such excess. Such Cash Collateral shall be applied in accordance with Section 10.2(b). Any reduction of the Aggregate Commitment to zero shall be accompanied by payment of all outstanding Obligations (and the furnishing of Cash Collateral in an amount equal to 105% of the L/C Obligations at such time) and shall result in the termination of the Aggregate Commitment and the Swingline Commitment and the Revolving Credit Facility. If the reduction of the Agreement Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

SECTION 2.6 Termination of Revolving Credit Facility. The Revolving Credit Facility and the Aggregate Commitment shall terminate on the Revolving Credit Maturity Date.

ARTICLE III

LETTER OF CREDIT FACILITY

SECTION 3.1 L/C Commitment.

(a) Availability. Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue Letters of Credit for the account of the Borrower or (without limiting the Borrower’s obligations with respect thereunder under Section 3.5 or otherwise) any of its Subsidiaries in Dollars or in Alternative Currencies on any Business Day from the Closing Date through but not including the fifth (5th) Business Day prior to the Revolving Credit Maturity Date in such form as may be approved from time to time by such Issuing Lender; provided, however, that the applicable Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment; provided that any Issuing Lender may issue a Letter of Credit in excess of the L/C Commitment if (x) the term of such Letter of Credit is less than one (1) year from the date of issuance and (y) after giving effect to such issuance, the Dollar Equivalent Amount of the Outstandings would not exceed the Aggregate Commitment or (b) the Dollar Equivalent Amount of the Outstandings would exceed the Aggregate Commitment. Each Letter of Credit shall (i) be a standby letter of credit or bank guarantee issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, (ii) expire on a date no later than the earlier of (A) the fourth anniversary of the date of issuance and (B) June 1, 2018; provided, that (x) any Letter of Credit with a one-year term may provide for renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in subclause (B) above) and (y) no later than five (5) days prior to the Revolving Credit Maturity Date, the Borrower shall Cash Collateralize in Dollars each Letter of Credit, if any, with an expiration date after the Revolving Credit Maturity Date in a Dollar Equivalent Amount equal to 105% of the L/C Obligations with respect to each such Letter of Credit and (iii) be subject to the Uniform Customs, the URDG or ISP98, in each case, as set forth in the related Letter of Credit Application or as determined by the applicable Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, except (x) any technical or non-substantive modifications or amendments, as determined in the sole discretion of the applicable Issuing Lender or (y) as the context may otherwise require. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.

(b) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, Article III shall be subject to the terms and conditions of Section 5.14 and Section 5.15.

SECTION 3.2 Procedure for Issuance of Letters of Credit. (a) The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at such Issuing Lender’s address for notices specified herein (with a copy delivered to the Administrative Agent’s Office) a Letter of Credit Application therefor, completed to the reasonable satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Upon receipt of any Letter of Credit Application, the applicable Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article VI, promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Borrower. Each Issuing Lender shall promptly furnish to the Borrower and the Administrative Agent a copy of such Letter of Credit and the Administrative Agent shall promptly notify each Lender of the issuance and upon request by any Lender, furnish to such Lender a copy of such Revolving Credit Letter of Credit and the amount of such Lender’s participation therein.

(b) Promptly after receipt of any Letter of Credit Application, the applicable Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such Issuing Lender will provide the Administrative Agent with a copy thereof. Unless the applicable Issuing Lender has received written notice from the Administrative Agent at least one Business Day prior to the requested date of issuance of the applicable Letter of Credit, that one or more applicable conditions contained in Article VI shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary of the Borrower) in accordance with the terms and conditions set forth herein and otherwise in accordance with such Issuing Lender’s usual and customary business practices.

SECTION 3.3 Commissions and Other Charges.

(a) Letter of Credit Commissions. The Borrower shall pay to the Administrative Agent, for the account of each Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in the amount equal to (i) the daily amount available to be drawn under such Letter of Credit times (ii) the Applicable Margin applicable to Performance Letters of Credit or Financial Letters of Credit, respectively. Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to each Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.3 in accordance with their respective Commitment Percentages.

(b) Issuance Fee. In addition to the foregoing commission, the Borrower shall pay to each Issuing Lender, an issuance fee with respect to each Letter of Credit issued by such Issuing Lender (i) with respect to Wells Fargo, as an Issuing Lender, as set forth in the Fee Letter or (ii) with respect to each other Issuing Lender, as separately agreed between the Borrower and such Issuing Lender. Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent.

(c) Other Costs. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

SECTION 3.4 L/C Participations.

(a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lenders to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Commitment Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by such Issuing Lender hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay in Dollars to the Administrative Agent for the account of the applicable Issuing Lender upon demand an amount equal to the Dollar Equivalent Amount (as determined by such Issuing Lender) of such L/C Participant’s Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b) Upon becoming aware of any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit issued by such Issuing Lender, the Administrative Agent shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay in Dollars to such Issuing Lender the Dollar Equivalent Amount (as determined by such Issuing Lender) of the amount specified on the applicable due date. If any such amount is paid to the Administrative Agent for the account of the applicable Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of the applicable Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate distributed by the Administrative Agent on behalf of the applicable Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to the applicable Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c) Whenever, at any time after the applicable Issuing Lender has made payment under any Letter of Credit issued by such Issuing Lender and has received from any L/C Participant its Commitment Percentage of such payment in accordance with this Section, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

SECTION 3.5 Reimbursement Obligation of the Borrower. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, the applicable Issuing Lender in Dollars (by payment to the Administrative Agent for the account of such Issuing Lender) on each date on which such Issuing Lender notifies the Borrower of the date and the Dollar Equivalent Amount of a draft paid under any Letter of Credit issued by such Issuing Lender for the Dollar Equivalent Amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment; provided, however, that if such notification is delivered by such Issuing Lender after 12:00 p.m. on any date of payment, then the Borrower shall reimburse such Issuing Lender on the next succeeding Business Day. Unless the Borrower shall immediately notify the applicable Issuing Lender that the Borrower intends to reimburse such Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Lenders make a Dollar-denominated Revolving Credit Loan bearing interest at the Base Rate on such date in the Dollar Equivalent Amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment, and the Lenders shall make a Revolving Credit Loan bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse such Issuing Lender for the amount of the related drawing and costs and expenses. Each Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse the applicable Issuing Lender for any draft paid under a Letter of Credit issued by such Issuing Lender is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or Article VI. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the applicable Issuing Lender as provided above, the unreimbursed Dollar Equivalent Amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

SECTION 3.6 Obligations Absolute. The Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which the Borrower may have or have had against any Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees that the Issuing Lenders and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by any such Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit issued by such Issuing Lender or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on the Borrower and shall not result in any liability of such Issuing Lender or any L/C Participant to the Borrower. The responsibility of each Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by such Issuing Lender shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit. Notwithstanding anything in this Section 3.6 to the contrary, the Borrower may have a claim against such Issuing Lender, and such Issuing Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct (as opposed to indirect, special, punitive, consequential or exemplary) damages suffered by the Borrower which a court of competent jurisdiction determines in a final non-appealable judgment were caused by such Issuing Lender’s gross negligence or willful misconduct or such Issuing Lender’s bad faith or willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.

SECTION 3.7 Effect of Letter of Credit Application. To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

ARTICLE IV

COLLATERAL

SECTION 4.1 Perfection Trigger Event. On and after the Closing Date and on and after each Release Date, the Obligations will be unsecured and remain unsecured (other than with respect to Cash Collateral as provided in other Articles of this Agreement) unless and until, subject to Section 4.3(d), a Perfection Trigger Event occurs, upon the occurrence of which, the Obligations shall be secured by (a) a perfected first priority Lien (or a preferred Ship Mortgage, as the case may be) on Designated Vessels of the Borrower and the Subsidiary Guarantors that (i) as of the Closing Date, have an OLV of at least $260,000,000 in the aggregate and (ii) as of each Increased Amount Date, have an OLV equal to at least 1.5 times the Aggregate Commitment after giving effect to the related Incremental Commitment Increases, in each case, according to the appraisal performed prior to the Closing Date with respect to any Designated Vessels covered thereby and, with respect to any other Designated Vessels, an appraisal performed by an Approved Appraiser, (b) a perfected Lien on all accounts receivables of the Borrower and the Subsidiary Guarantors arising out of the rendering of services by the Borrower or any such Subsidiary Guarantor in the United States (subject only to Permitted Liens) and (c) all proceeds of any and all of the foregoing (clauses (a) through (c), collectively, the “Collateral”). The Administrative Agent shall not, nor shall the Required Lenders direct the Administrative Agent to, deliver a Perfection Trigger Notice to the Borrower or the Escrow Agent, unless (x) one or more of the events described in clauses (a)(i) through (a)(iii) of the definition of Perfection Trigger Event shall have occurred and (y) if such Perfection Trigger Notice is to be delivered solely on the basis of the event described in clause (a)(ii) of the definition of Perfection Trigger Event, the conditions set forth in the proviso in the definition of Perfection Trigger Notice permitting the delivery of such notice shall have been satisfied. Upon the occurrence of a Perfection Trigger Event and the delivery of the Escrowed Documents by the Escrow Agent to the Administrative Agent in accordance with the terms of the Escrow Agreement, the Administrative Agent shall take such actions as may be necessary or advisable, in its sole determination, to perfect such Liens in the Collateral, as soon as practicable following its receipt of the Escrowed Documents from the Escrow Agent.

SECTION 4.2 Substitution of Collateral. The Borrower may at any time (including prior to the commencement of a Perfection Period) provide flag vessels in substitution (“Substituted Vessels”) for any Designated Vessel subject to, or that may become subject to, the Lien on the Collateral granted to the Administrative Agent, for the benefit of the Secured Parties, upon a Perfection Trigger Event in accordance with the Security Documents; provided, that (a) the aggregate OLV of all Designated Vessels, after giving effect to the Substituted Vessels, is equal to at least (i) prior to the first Incremental Commitment Increase, $260,000,000 and (ii) on and after each Incremental Commitment Increase, 1.5 times the Aggregate Commitment, immediately after giving effect to such Incremental Commitment Increase; provided, that the OLV of the Substituted Vessels shall be determined by an appraisal from an Approved Appraiser conducted within 90 days (or such earlier date as the Administrative Agent may determine in its sole discretion) prior to the related Increased Amount Date and (b) prior to giving effect to the substitution of Substituted Vessels, the Borrower shall execute and deliver, or cause the other Credit Parties to execute and deliver, Ship Mortgages and other additional Security Documents (including, without limitation, such opinions, resolutions, certificates and other instruments related thereto as may be reasonably requested by the Administrative Agent) reasonably acceptable to the Administrative Agent with respect to each Substituted Vessel to (x) at all times prior to the Springing Lien Termination Date (other than during a Perfection Period), the Escrow Agent and (y) at all times during a Perfection Period, the Administrative Agent.

SECTION 4.3 Release of Collateral. (a) If at any time a Perfection Trigger Event has occurred and the Administrative Agent maintains perfected Liens in any of the Collateral pursuant to the Security Documents, such Liens shall be (subject to the proviso below) released and terminated on the date (a “Release Date”) on which the Administrative Agent (in its sole determination) confirms in writing (such written confirmation not to be unreasonably withheld or delayed) to the Borrower, following the receipt by the Administrative Agent of a certificate executed by the chief financial officer or treasurer of the Borrower certifying clauses (i) and (ii) below, that:

(i) No Event of Default has occurred and is continuing, and

(ii) The Borrower has maintained a Consolidated Total Leverage Ratio less than or equal to the Trigger Leverage Ratio for the two (2) consecutive fiscal quarters most recently ended with respect to which financial statements have been delivered to the Lenders pursuant to Section 8.1(a) or (b) and is projected to maintain a Consolidated Total Leverage Ratio less than or equal to the Trigger Leverage Ratio for the next two (2) consecutive fiscal quarters;

provided, however, that the release of the Administrative Agent’s Liens on the Collateral and the occurrence of the Release Date shall be further conditioned upon (x) if at the time any Surety has perfected a Lien on any of the Collateral, such Surety has terminated or, concurrently with the Administrative Agent, will terminate such perfection or (y) if at the time no Surety has perfected a Lien on any of the Collateral, no Surety has notified the Administrative Agent of its intention to perfect a Lien on any of the Collateral.

(b) As soon as practicable after the Release Date, if any, and the termination by each Surety of the perfection of its respective Liens on the Collateral, the Administrative Agent shall, at the sole cost and expense of the Borrower, execute and deliver such agreements, documents and instruments, in form and substance reasonably acceptable to the Borrower and the Administrative Agent, to evidence and effect the release and termination of the Administrative Agent’s Liens on the Collateral.

(c) On each Release Date occurring prior to the Springing Lien Termination Date, the Borrower shall, and shall cause its Credit Parties to, execute and deliver (i) to the Escrow Agent (and shall be deemed to have been delivered to the Administrative Agent) new Security Documents, including, without limitation, new Ship Mortgages, a new Receivables Security Agreement and all other agreements, documents and instruments (collectively, the “Replacement Escrowed Documents”) in a form reasonably satisfactory to the Administrative Agent to evidence each such Credit Party’s prospective grant and perfection of Liens on the Property that would constitute Collateral and (ii) to the Administrative Agent, all opinions, resolutions, certificates and other instruments reasonably requested by the Administrative Agent in connection with the delivery of the Escrowed Documents.

(d) On and after the Springing Lien Termination Date, (i) this Article IV and all other provisions hereunder and under the other Loan Documents relating to a Perfection Trigger Event shall be of no further force or effect, (ii) to the extent that the Administrative Agent has perfected its Lien on the Collateral, all such Liens shall be released and terminated and (iii) the appointment of the Escrow Agent and the arrangements set forth under the Escrow Agreement shall terminate and be of no further force or effect in accordance with the terms thereunder. The Obligations shall thereafter remain unsecured (other than with respect to Cash Collateral that may be required pursuant to other Articles of this Agreement). As soon as practicable after Administrative Agent receives notice from the Borrower that the Springing Lien Termination Date has occurred, the Administrative Agent shall, at the sole cost and expense of the Borrower, (i) execute and deliver such agreements, documents and instruments as the Borrower may reasonably request, in form and substance reasonably acceptable to the Borrower and the Administrative Agent, to evidence and effect the release and termination of the Administrative Agent’s Liens on the Collateral and to terminate the Security Documents and (ii) execute and deliver to the Escrow Agent, jointly with the Borrower, a notice in the form of Exhibit B-2 attached to the Escrow Agreement.

SECTION 4.4 Escrow Agent. The Borrower shall cause to be delivered to the Administrative Agent a copy of the Escrow Agreement pursuant to which the Escrow Agent shall deliver, notwithstanding any contrary instructions delivered by the Borrower or any other Person, the Escrowed Documents to the Administrative Agent within three (3) Business Days of the Escrow Agent’s receipt of a Perfection Trigger Notice from the Administrative Agent.

SECTION 4.5 Appraisals. To the extent that no Release Date has occurred prior to the one-year anniversary of the commencement of any Perfection Period, the Borrower shall, upon written request of the Administrative Agent or the Required Lenders, promptly deliver (but in no event more than 45 days (or, at the sole discretion of the Administrative Agent, no more than 60 days) after the receipt of the Administrative Agent’s or the Required Lender’s, as applicable, request) to the Administrative Agent updated appraisals of the Designated Vessels from an Approved Appraiser in similar form and scope as the appraisals delivered to the Administrative Agent pursuant to Section 6.1(d)(iv); provided, that neither the Administrative Agent nor the Required Lenders may request updated appraisals more often than once during any calendar year.

SECTION 4.6 Further Assurances. (a) During each Perfection Period, the Borrower shall maintain the security interest created by the Security Documents in accordance with the terms thereof, subject to the rights of the Credit Parties to dispose of the Collateral pursuant to the Loan Documents or substitute certain Collateral pursuant to Section 4.2.

(b) (i) At all times after the Closing Date, regardless of the occurrence of any Perfection Period, the Borrower shall, and shall cause each Credit Party to, make, execute and deliver all such additional and further agreements, instruments and documents as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, and (ii) at all times prior to the Springing Lien Termination Date, the Borrower shall, and shall cause each Credit Party to, make, execute and deliver all such additional and further agreements, instruments and documents as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require for the purposes of renewing the rights of the Secured Parties with respect to the Collateral pledged, or to be pledged to, the Administrative Agent, for the ratable benefit of the Secured Parties, including, without limitation, (A) authorizing the filing of any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created by the Loan Documents upon the occurrence of any Perfection Trigger Event and (B) executing amendments to the Ship Mortgages to provide for any changes in the Applicable Law governing the security interests in, and Liens on, any of the Designated Vessels pledged thereunder, or to provide for any change in the nature of any of the Collateral or Property that would constitute Collateral that may affect the creation or perfection of any security interests or Liens of the Administrative Agent.

(c) Each Credit Party agrees to take any and all actions necessary to defend title to the Collateral or Property that would constitute Collateral against all Persons, and at all times during a Perfection Period, to defend the security interest of the Administrative Agent, for the benefit of the Lenders, in the Collateral and the priority thereof against any Lien, other than Permitted Liens.

SECTION 4.7 Collateral Covenants. At all times prior to the Springing Lien Termination Date, each Credit Party:

(a) will not transfer or change the flag of, or change the vessel name or vessel number of, any of the Designated Vessels without the prior written consent of the Administrative Agent; provided, that the Administrative Agent shall not grant any such written consent unless (i) the Administrative Agent is satisfied that all actions necessary or desirable have been taken so that after giving effect to the proposed transfer or change, the Ship Mortgage related to such Designated Vessel, as modified to reflect such transfer or change, is in the form required pursuant to Section 7.12 and benefits to the Administrative Agent with respect to such Designated Vessel at least as favorable as those granted to the Administrative Agent under the original Ship Mortgage or (ii) the related Credit Party provides Substituted Vessel(s) in substitution of such Designated Vessel that are reasonably acceptable to the Administrative Agent and have an aggregate OLV reasonably equal to or greater than (or such lesser OLV as reasonably acceptable to the Administrative Agent) the OLV of such Designated Vessel; provided, further, that any such consent, once obtained shall not be construed to be a waiver of this provision with respect to any subsequent proposed transfer or change of flag, or change in the vessel name or vessel number;

(b) will not (i) cause or permit any Designated Vessel to be operated in any manner contrary to law, (ii) engage in any unlawful trade or violate any law or expose any Designated Vessel to penalty or forfeiture, except where any such operation, engagement, violation or exposure could not reasonably be expected to have a Material Adverse Effect or (iii) do, or suffer or permit to be done, anything which can or may injuriously affect, in any material respect, the registration, documentation or trade endorsement of a Designated Vessel under the laws and regulations of the United States, the Republic of the Marshall Islands, or such other jurisdiction governing the documentation or registration of such Designated Vessel;

(c) in the event that any claim or lien is asserted against any Designated Vessel for loss, damage or expense which is covered by insurance required hereunder, and it is necessary for such Credit Party to obtain a bond or supply other security to prevent arrest of such Designated Vessel or to release the Designated Vessel from arrest on account of such claim or lien, shall promptly notify the Administrative Agent in writing of any such arrest or threatened arrest and within thirty (30) days, cause such Designated Vessel to be released by posting security or otherwise;

(d) will not (i) do or permit or willingly allow to be done any act to cause any insurance required by the terms of this Agreement or any Ship Mortgage to be suspended, impaired or cancelled, and (ii) permit or allow any Designated Vessel to undertake any voyage or run any risk or transport any cargo or passengers which may not be permitted by the policies in force, without having previously insured such Designated Vessel by additional coverage extending to such voyages, risks, passengers or cargos;

(e) shall promptly notify the Administrative Agent of the actual or constructive total loss of a Designated Vessel or the agreed or compromised total loss of a Designated Vessel, or the arrest capture, condemnation, confiscation, registration, seizure or forfeiture of a Designated Vessel;

(f) shall keep its chief executive office and the offices where it keeps its records concerning the “Account Collateral” (as defined in the Receivables Security Agreement) at the location specified in the Receivables Security Agreement or, upon reasonable (but in any event, not less than 7 days’) prior written notice to the Administrative Agent, at such other locations in a jurisdiction where all action that may be reasonably necessary or desirable or that the Administrative Agent may reasonably request in order to, upon the occurrence of a Perfection Trigger Event, perfect and protect any security interest granted or purported to be granted thereunder, or to enable the Administrative Agent to exercise and enforce its rights and remedies under the Receivables Security Agreement with respect to such Account Collateral; and

(g) except upon reasonable (but in any event, not less than 7 days’) prior written notice to Administrative Agent, will not change its legal name or organizational identification number, if any, or corporation, limited liability company, partnership or other organizational structure to such an extent that any UCC financing statement included in the Escrowed Documents in connection with this Agreement would become seriously misleading.

ARTICLE V

GENERAL LOAN PROVISIONS

SECTION 5.1 Interest.

(a) Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower, (i) Revolving Credit Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement) and (ii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2. Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

(b) Interest Periods. In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 2.3 or 5.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six (6) months or, if agreed by all of the relevant Lenders, nine (9) or twelve (12) months; provided that:

(i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(iv) no Interest Period shall extend beyond the Revolving Credit Maturity Date; and

(v) there shall be no more than eight (8) Interest Periods in effect at any time.

(c) Default Rate. Subject to Section 10.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 10.1(a), (b), (i) or (j), or (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request LIBOR Rate Loans, Swingline Loans or Letters of Credit, (B) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document and (D) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(d) Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing June 30, 2012; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(e) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

SECTION 5.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $1,000,000 or any whole multiple of $500,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable (except as otherwise expressly provided herein) prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 12:00 p.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation. Each LIBOR Rate Loan shall automatically convert to a Base Rate Loan at the end of the Interest Period applicable thereto, unless the Borrower shall have delivered to the Administrative Agent a Notice of Conversion/Continuation not less than three (3) Business Days prior to the last day of the Interest Period applicable thereto.

SECTION 5.3 Fees.

(a) Commitment Fee. Commencing on the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to the Applicable Margin on the average daily unused portion of the Aggregate Commitment of the Lenders (other than the Defaulting Lenders, if any); provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Aggregate Commitment for the purpose of calculating the Commitment Fee. The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing June 30, 2012 and ending on the Revolving Credit Maturity Date. Such commitment fee shall be distributed by the Administrative Agent to the Lenders (other than any Defaulting Lender) pro rata in accordance with such Lenders’ respective Commitment Percentages.

(b) Other Fees. The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

SECTION 5.4 Manner of Payment.

(a) Sharing of Payments. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made to the Administrative Agent, for the account of the Lenders entitled to such payment, not later than 2:00 p.m. at the Administrative Agent’s Office on the date specified for payment under this Agreement, in immediately available funds (i) with respect to any Revolving Credit Loan denominated in an Alternative Currency, in the type of currency in which Revolving Credit Loan was made or (ii) with respect to all other Extensions of Credit, in Dollars, and shall be made without any set off, counterclaim or deduction whatsoever. Any payment received after such time but before 3:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 10.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 3:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Notwithstanding the foregoing provisions of this Section, if, after the making of any Revolving Credit Loan in any Alternative Currency, the Borrower is prohibited by any Applicable Law from making any payment required hereunder to the Administrative Agent for the account of the Lenders in the type of currency in which such Revolving Credit Loan was made, then all payments to be made by the Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Equivalent Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower takes all risks of the imposition of any such Applicable Law. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Commitment Percentage in respect of the Revolving Credit Facility (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender. Each payment to the Administrative Agent of the Issuing Lenders fees or L/C Participants’

commissions shall be made in like manner, but for the account of the applicable Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 5.9, 5.10, 5.11 or 12.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 5.1(b)(ii), if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

(b) Defaulting Lenders. Notwithstanding the foregoing clause (a), if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 5.14(b).

SECTION 5.5 Evidence of Indebtedness.

(a) Extensions of Credit. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans and/or Swingline Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b) Participations. In addition to the accounts and records referred to in clause (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 5.6 Adjustments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 5.9, 5.10, 5.11 or 12.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the

Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 5.14 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any of its Subsidiaries (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

SECTION 5.7 Obligations of Lenders.

(a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Sections 2.3(b) and 4.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Nature of Obligations of Lenders Regarding Extensions of Credit. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are neither joint nor joint and several. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

SECTION 5.8 Changed Circumstances.

(a) Circumstances Affecting LIBOR Rate Availability. In connection with any request for a LIBOR Rate Loan or a Base Rate Loan as to which the interest rate is determined with reference to LIBOR or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Loan or any Base Rate Loan as to which the interest rate is determined with reference to LIBOR or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower and each Lender. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans or Base Rate Loan as to which the interest rate is determined with reference to LIBOR and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan or a Base Rate Loan as to which the interest rate is determined with reference to LIBOR shall be suspended, and (i) in the case of LIBOR Rate Loans, the Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon (subject to Section 5.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan; or (B) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as to which the interest rate is not determined by reference to LIBOR as of the last day of such Interest Period; or (ii) in the case of Base Rate Loans as to which the interest rate is determined by reference to LIBOR, the Borrower shall convert the then outstanding principal amount of each such Loan to a Base Rate Loan as to which the interest rate is not determined by reference to LIBOR as of the last day of such Interest Period. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of LIBOR Rate Loans or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the amount specified therein

(b) Laws Affecting LIBOR Rate Availability. If any Lender reasonably determines, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such Lender has reasonably determined that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans or Base Rate Loans as to which the interest rate is determined by reference to LIBOR, and the right of the Borrower to convert any Loan to a LIBOR Rate Loan or continue any Loan as a LIBOR Rate Loan or a Base Rate Loan as to which the interest rate is determined by reference to LIBOR shall be suspended and thereafter the Borrower may select only Base Rate Loans as to which the interest rate is not determined by reference to LIBOR hereunder, (ii) all Base Rate Loans shall cease to be determined by reference to LIBOR and (iii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan as to which the interest rate is not determined by reference to LIBOR for the remainder of such Interest Period.

SECTION 5.9 Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower (for a reason other than the failure of a Lender to make a Loan) to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 5.10 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or any Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(iii) impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon receipt of written notice from such Lender, such Issuing Lender or other Recipient, the Borrower shall promptly pay to any such Lender, such Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered (it being understood that the provisions set forth in this Section are not intended to derogate from the Borrower’s rights provided in Section 5.12).

(b) Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any lending office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Issuing Lender, the Borrower shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered (it being understood that the provisions set forth in this Section are not intended to derogate from the Borrower’s rights provided in Section 5.12).

(c) Certificates for Reimbursement. A certificate of a Lender or the applicable Issuing Lender or Recipient setting forth the amount or amounts (together with a description and calculation of such amounts) necessary to compensate such Lender, Recipient or such Issuing Lender or their respective holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within fifteen (15) Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or any Issuing Lender pursuant to this Section for any amounts incurred or reductions suffered more than 180 days prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof, but in any event, shall not extend more than 365 days prior to the date that such notice was received by the Borrower).

SECTION 5.11 Taxes.

(a) Issuing Lender. For purposes of this Section 5.11, the term “Lender” includes the Issuing Lenders.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability, with a reasonably detailed calculation thereof, delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority pursuant to this Section 5.11, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.11(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax (and, upon request of the Borrower or the Administrative Agent, any similar form required under any state or local law);

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI (and, upon request of the Borrower or the Administrative Agent, any similar form required under any state or local law);

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.11 (including by the payment of additional amounts pursuant to this Section 5.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Indemnification of the Administrative Agent. Each Lender and each Issuing Lender shall severally indemnify the Administrative Agent within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.10(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (h). The agreements in this clause (h) shall survive the resignation and/or replacement of the Administrative Agent.

(i) Survival. Each party’s obligations under this Section 5.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 5.12 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender or any Issuing Lender ceases to fund LIBOR Rate Loans (or Base Rate Loans as to which the interest rate is determined with reference to LIBOR) as a result of a condition described in Section 5.8, requests compensation under Section 5.10, or requires the Borrower to pay additional amounts to any Lender, any Issuing Lender or any Governmental Authority for the account of any Lender or any Issuing Lender pursuant to Section 5.11, then such Lender or Issuing Lender shall, at the request of the Borrower, use reasonable efforts to designate a different lending office for funding, issuing or booking any Loan or Letter of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) (x) would avoid the suspension of funding such LIBOR Rate Loans (or Base Rate Loans as to which the interest rate is determined with reference to LIBOR) or (y) would eliminate or reduce amounts payable pursuant to Section 5.10 or Section 5.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 5.10, if the Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, or any Lender ceases to fund LIBOR Rate Loans (or Base Rate Loans as to which the interest rate is determined with reference to LIBOR) as a result of any condition described in Section 5.8, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, either (i) terminate the Commitment of such Lender or Issuing Lender and (A) in the case of a Lender (other than an Issuing Lender), repay all Obligations of the Borrower owing to such Lender relating to the Loans held by, and the Commitments of, such Lender as of such termination date and (B) in the case of an Issuing Lender, repay all Obligations of the Borrower owing to such Issuing Lender relating to the Loans held by the Issuing Lender as of such termination date and cancel, backstop on terms satisfactory to such Issuing Lender or Cash Collateralize any Letters of Credit issued by it, or (ii) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.10), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.10 or 5.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in draws under Letters of Credit which have not been reimbursed, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee or the Borrower, as the case may be;

(ii) in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section 5.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iii) such assignment does not conflict with Applicable Law;

(iv) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and

(v) either the Borrower or the applicable assignee shall have paid any applicable processing and recordation fee.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 5.13 Incremental Loans. (a) At any time the Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more increases in the Aggregate Commitment (each such increase, an “Incremental Commitment Increase” and, all such increases, collectively, the “Incremental Commitment Increases”) to make incremental Revolving Credit Loans (any such incremental Revolving Credit Loan, an “Incremental Loan”); provided that (1) the total aggregate amount for all such Incremental Commitment Increases shall not (as of any date of incurrence thereof) exceed the amount of $50,000,000 and (2) the total aggregate amount for each Incremental Commitment Increase (and the Incremental Loans made thereunder) shall not be less than the amount of $10,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (1). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that any Incremental Commitment Increase shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to Administrative Agent. The Borrower may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent, to provide an Incremental Commitment Increase (any such Person, an “Incremental Lender”). Any Lender or any Incremental Lender offered or approached to provide all or a portion of any Incremental Commitment Increase may elect or decline, in its sole discretion, to provide such Incremental Commitment Increase. Any Incremental Commitment Increase shall become effective as of such Increased Amount Date; provided that:

(A) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to any Incremental Commitment Increase;

(B) the Administrative Agent and the Lenders shall have received from the Borrower an Officer’s Compliance Certificate demonstrating that the Borrower will be in compliance on a pro forma basis with the financial covenants set forth in Section 9.14 both before and after giving effect to any Incremental Commitment Increase and the making of any Incremental Loans on such Increased Amount Date;

(C) each Incremental Commitment Increase (and the Incremental Loans made thereunder) shall constitute Obligations of the Borrower and shall be guaranteed, and to the extent a Perfection Trigger Event has occurred or thereafter occurs, secured with the other Extensions of Credit on a pari passu basis;

(D) in the case of each Incremental Commitment Increase (the terms of which shall be set forth the relevant Lender Joinder Agreement to the extent the Incremental Lender is not a Lender hereunder at the time of such increase):

(x) such Incremental Commitment Increase shall mature on the Revolving Credit Maturity Date, shall bear interest at the rate applicable to the Revolving Credit Loans and shall be subject to the same terms and conditions as the Revolving Credit Loans; and

(y) the outstanding Revolving Credit Loans and Commitment Percentages of Swingline Loans and L/C Obligations will be reallocated by the Administrative Agent on the applicable Increased Amount Date among the Lenders (including the Incremental Lenders providing such Incremental Commitment Increase) in accordance with their revised Commitment Percentages, and the Lenders (including the Incremental Lenders providing such Incremental Commitment Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 5.9 in connection with such reallocation as if such reallocation were a repayment);

(E) any Incremental Lender providing an Incremental Commitment Increase shall be entitled to the same voting rights as the existing Lenders under the Revolving Credit Facility and any Extensions of Credit made in connection with each Incremental Commitment Increase shall receive proceeds of prepayments on the same basis as the other Revolving Credit Loans made hereunder;

(F) to the extent that such Incremental Commitment Increase is being provided by an Incremental Lender that is not a Lender hereunder at the time of such increase, such Incremental Commitment Increase shall be effected pursuant to one or more Lender Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and the applicable Incremental Lenders (which Lender Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 5.13);

(G) the Borrower shall execute and deliver additional Ship Mortgages and related perfection and other Security Documents (including, without limitation, such opinions, resolutions, certificates and other instruments related thereto) as may be reasonably requested by the Administrative Agent to (x) at all times prior to the delivery of a Perfection Trigger Notice (so long as the Springing Lien Termination Date has not occurred), the Escrow Agent and (y) on and after the delivery of a Perfection Trigger Notice (but prior to a Release Date, so long as the Springing Lien Termination Date has not occurred), the Administrative Agent, such that the aggregate orderly liquidation value (“OLV”) of all Designated Vessels (based on current appraisals from an Approved Appraiser with respect to new Designated Vessels and the appraisals from an Approved Appraiser delivered to the Administrative Agent prior to Closing Date with respect to all other Designated Vessels) that (i) other than during a Perfection Period, would be pledged or (ii) during a Perfection Period, have been pledged, as applicable, to the Administrative Agent, for the benefit of the Secured Parties, is equal to at least 1.5 times the Aggregate Commitment, after giving effect to such Incremental Commitment Increase;

(H) the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction.

(b) The Incremental Lenders shall be included in any determination of the Required Lenders, and the Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.

(c) On any Increased Amount Date on which any Incremental Commitment Increase becomes effective, subject to the foregoing terms and conditions, each Incremental Lender providing an Incremental Commitment Increase shall become a Lender hereunder with respect to such Incremental Commitment Increase.

SECTION 5.14 Cash Collateral. At any time that there shall exist a Defaulting Lender, following the written request of the Administrative Agent, any Issuing Lender or the Swingline Lender (with a copy to the Administrative Agent), the Borrower shall promptly (but in any event, within five (5) Business Days after the receipt of such written request) Cash Collateralize the Fronting Exposure of such Issuing Lender and/or the Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 5.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in Dollars in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lenders and the Swingline Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Issuing Lenders and the Swingline Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 5.14 or Section 5.15 in respect of Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of an Issuing Lender and/or the Swingline Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 5.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the applicable Issuing Lender and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 5.15, the Borrower, the applicable Issuing Lender and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

SECTION 5.15 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders or the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Lenders and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 5.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize each Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Swingline Loans issued by such Issuing Lender under this Agreement, in accordance with Section 5.14; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Aggregate Commitment under the applicable Revolving Credit Facility without giving effect to Section 5.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 5.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) For Commitment Fees: No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive letter of credit commissions pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.14.

(C) With respect to any letter of credit commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 6.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, repay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize each Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 5.14.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, each Issuing Lender and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Aggregate Commitment under the Revolving Credit Facility (without giving effect to Section 5.15(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE VI

CONDITIONS OF CLOSING AND BORROWING

SECTION 6.1 Conditions to Closing and Initial Extensions of Credit. The obligations of the Lenders on the Closing Date to make the initial Loans or issue or participate in the initial Letters of Credit, if any, is subject to the satisfaction of each of the following conditions:

(a) Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Lender requesting a Revolving Credit Note, a Swingline Note in favor of the Swingline Lender (if requested thereby), the Subsidiary Guaranty Agreement, and the Escrow Agreement, together with each other applicable Loan Document (other than as indicated in clauses (b) and (d) below), shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect.

(b) Executed Security Documents. (i) The Ship Mortgages, the Receivable Security Agreement and each other applicable Security Document (the “Closing Escrowed Documents”) shall have been duly authorized, executed and delivered to the Escrow Agent by the parties thereto (and thereupon shall be deemed to have been delivered to the Administrative Agent), shall be in full force and effect (except as otherwise provided in Section 7.3 hereof) and (ii) the Administrative Agent shall have received a fully-executed copy of (A) the Zurich Agreement, (B) the First Rider to General Agreement of Indemnity, dated the date hereof, among the Borrower, the “Contractors” and “Indemnitors” party thereto and Zurich, and (C) the Lender-Surety Agreement, dated the date hereof, between Zurich and the Administrative Agent.

(c) Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i) Officer’s Certificate. A certificate from a Responsible Officer of the Borrower to the effect that (A) all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects); (B) after giving effect to the Transactions, no Default or Event of Default has occurred and is continuing; (C) since December 31, 2011, no event has occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect; and (D) each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Section 6.1 (to the extent such condition is required to or may be satisfied by a Credit Party and is not based upon the satisfaction of the Administrative Agent or any Lender).

(ii) Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) the names, signatures, and incumbency of the officers of each Credit Party authorized to execute the Loan Document on behalf of such Credit Party.

(iii) Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of organization.

(iv) Opinions of Counsel. Customary opinions of counsel to the Credit Parties (including, without limitation, an opinion of special maritime counsel) addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Administrative Agent may reasonably request.

(d) Personal Property Collateral.

(i) Filings and Recordings. The Escrow Agent shall have received all filings and recordations that are necessary or reasonably requested by the Administrative Agent to perfect or evidence the prospective security interests of the Administrative Agent, on behalf of the Secured Parties, in the Property that would constitute Collateral which would be effective upon the occurrence of a Perfection Trigger Event, including, without limitation, all UCC financing statements and Ship Mortgages in form and substance reasonably acceptable to the Administrative Agent.

(ii) Lien Searches; Designated Vessel Title Abstracts. The Administrative Agent shall have received the results of (A) a Lien search (including a search as to judgments, pending litigation, and tax), in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect the prospective security interests of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral, indicating among other things that the Collateral to be pledged by each such Credit Party is free and clear of any Lien (except for Permitted Liens and other Liens that are being released in accordance with the Travelers’ Termination Agreement or in connection with the termination of the Existing Credit Agreement), and (B) certificates of ownership or abstracts of title issued by the NVDC or The Marshall Islands Registry, as applicable, with respect to the Designated Vessels which evidence that such Designated Vessels are owned by the applicable Credit Party free and clear of any Lien, except for (x) Permitted Liens and (y) Liens in favor of Bank of America, N.A. in connection with the Existing Credit Agreement and Travelers, which Liens, in the case of this subclause (y), are to be terminated prior to or in connection with the execution of this Agreement.

(iii) Insurance. The Administrative Agent shall have received evidence of the insurance required to be maintained pursuant to Section 8.6.

(iv) Designated Vessel Appraisals. The Administrative Agent and the Lenders shall have received an appraisal from an Approved Appraiser of each Designated Vessel subject to a Ship Mortgage executed on the Closing Date in form and scope reasonably acceptable to the Administrative Agent, which appraisal valuation provides that the Designated Vessels subject to such appraisal valuation have an aggregate OLV in an amount equal to at least $260,000,000.

(e) Consents and Approvals.

(i) Governmental and Third Party Approvals. The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary in connection with the transactions contemplated by this Agreement and the other Loan Documents.

(ii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted or threatened before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

(f) Financial Matters.

(i) Financial Statements. The Administrative Agent shall have received (A) the audited Consolidated financial statements of the Borrower and its Subsidiaries for the three (3) most recent Fiscal Years ended prior to the Closing Date as to which such financial statements are available and (B) unaudited interim Consolidated financial statements of the Borrower and its Subsidiaries for each fiscal quarter ended subsequent to the date of the latest financial statements delivered pursuant to clause (A) above as to which such financial statements are publicly available.

(ii) Financial Projections. The Administrative Agent shall have received Consolidated projections prepared by management of the Borrower, of balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries on a quarterly basis for the 2012 Fiscal Year and on an annual basis for each year thereafter during the term of the Revolving Credit Facility, which shall not be inconsistent in any material respect with any financial information or projections previously delivered to the Administrative Agent.

(iii) Financial Condition/Solvency Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, in the form of Exhibit K attached hereto, executed by the chief financial officer of the Borrower certifying on behalf of the Borrower that (A) after giving effect to the Transactions, the Credit Parties, on a Consolidated basis, are Solvent and (B) after giving effect to the Transactions, the Borrower and its Subsidiaries are in compliance with the Closing Leverage Ratio as of the Closing Date.

(iv) Closing Leverage Ratio. The Administrative Agent shall be reasonably satisfied that the Consolidated Total Leverage Ratio of the Borrower and its Subsidiaries as of the Closing Date, calculated on a pro forma basis (to include the Consolidated Total Indebtedness of the Borrower and its Subsidiaries which is outstanding as of the Closing Date after giving effect to the advance of Loans, if any, to be made on the Closing Date), will not exceed 4.50 to 1.00 (the “Closing Leverage Ratio”).

(v) Payment at Closing. The Borrower shall have paid (A) to the Administrative Agent and the Arranger the fees required to be paid on the Closing Date as referenced in the Fee Letter, (B) all reasonable out-of-pocket fees and disbursements of counsel to the Administrative Agent to the extent invoiced in reasonable detail prior to the Closing Date (provided that such invoice and payment shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent after the Closing Date) and (C) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution and delivery of any of the Loan Documents.

(g) Refinancing.

(i) Existing Credit Agreement. The Administrative Agent shall have received evidence satisfactory to it that (A) the Existing Credit Agreement has been terminated and cancelled and all outstanding Indebtedness thereunder shall have been fully repaid (except with respect to the Existing Letters of Credit) and (B) all Liens, guarantees or other credit support securing or supporting the Existing Credit Agreement have been discharged and released.

(ii) Existing Travelers Agreement. The Administrative Agent shall have received (A) duly executed copies of that certain (1) Travelers’ Termination Agreement, (2) Intercreditor and Proceeds Agent Termination and Release Agreement, dated as of June 4, 2012, among the Borrower, certain Subsidiaries of the Borrower party thereto, Travelers and Bank of America, N.A., and (3) Travelers Bonding Agreement and (B) evidence satisfactory to it that all Liens securing that certain Third Amended and Restated Underwriting and Continuing Indemnity Agreement, dated as of December 22, 2003, among the Borrower, the Subsidiaries of the Borrower party thereto from time to time as “Indemnitors” and Travelers (as amended, restated, supplemented or otherwise modified from prior to the date hereof) have been terminated or will be terminated upon its receipt of the irrevocable standby letter of credit required by the Travelers’ Termination Agreement.

(iii) Existing Hedge Agreements. The Administrative Agent shall have received duly executed copies of amendments to each Hedge Agreement entered into by any Credit Party with an Existing Hedge Bank in form and substance reasonably satisfactory to the Administrative Agent.

(h) PATRIOT Act. The Borrower and each of the Subsidiary Guarantors shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent in order to comply with the requirements of the PATRIOT Act.

(i) Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

Without limiting the generality of the provisions of Section 11.3(c), for purposes of determining compliance with the conditions specified in this Section 6.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, or otherwise waived, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 6.2 Conditions to All Extensions of Credit. The obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit) (other than an advance by a Lender pursuant to Section 3.4 or a Revolving Credit Loan made pursuant to Section 3.5) and the Issuing Lenders to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:

(a) Continuation of Representations and Warranties. The representations and warranties contained in Article VII shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects on and as of the date of such Credit Extension with the same effect as if made on and as of such date, (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).

(b) No Existing Default. No Default or Event of Default shall exist, or would result from, such proposed Credit Extension or from the application of the proceeds therefrom.

(c) Notices. The Administrative Agent shall have received a Notice of Borrowing or Notice of Conversion/Continuation, as applicable, from the Borrower in accordance with Section 2.3(a) or Section 5.2, as applicable.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Credit Parties hereby represent and warrant to the Administrative Agent and the Lenders (after giving effect to the Transactions) that:

SECTION 7.1 Organization; Power; Qualification. Except as a result of a transaction permitted under Section 9.4 or Section 9.5, each Credit Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the power and authority to own its Properties and to carry on its business as now being conducted and (c) is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization, except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect. The jurisdictions in which each Credit Party and each Subsidiary thereof are organized and qualified to do business as of the Closing Date are described on Schedule 7.1.

SECTION 7.2 Ownership. Each Subsidiary (including each Immaterial Subsidiary) of each Credit Party, together with each such Subsidiary’s jurisdiction of organization, as of the Closing Date is listed on Schedule 7.2. As of the Closing Date, the capitalization of each Credit Party (other than the Borrower) and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, of Capital Stock described on Schedule 7.2. As of the Closing Date, all such outstanding shares of Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any preemptive or similar rights, except as described in Schedule 7.2. The shareholders or other owners, as applicable, of each Credit Party (other than the Borrower) and its Subsidiaries and the number or other ownership percentage of the issued and outstanding shares of Capital Stock owned by each as of the Closing Date are described on Schedule 7.2. As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or require the issuance of Capital Stock of any Credit Party (other than the Borrower) or any Subsidiary thereof, except as described on Schedule 7.2.

SECTION 7.3 Authorization; Enforceability. Each Credit Party has the requisite power and authority and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Credit Party that is a party thereto, and each such document constitutes the legal, valid and binding obligation of each Credit Party that is a party thereto, enforceable in accordance with its terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies or (ii) the validity and enforceability of the Ship Mortgages under the laws of the United States and the laws of the Republic of the Marshall Islands, as applicable, shall be subject to their recordation in the appropriate public office in accordance with the laws of such jurisdiction following the occurrence of a Perfection Trigger Event.

SECTION 7.4 Compliance of Agreement, Loan Documents and Extensions of Credit with Laws, Etc. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party, in accordance with their respective terms, and the consummation of the transactions contemplated hereby and thereby do not and will not, by the passage of time, the giving of notice or otherwise, (a) violate any Applicable Law relating to any Credit Party, (b) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Credit Party, (c) conflict with, result in a breach of or constitute a default under any material agreement or instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens, or (e) require Governmental Approval or any consent or authorization of, or filing with, an arbitrator, or require the consent of any other third party in connection with the execution, delivery, performance, validity or enforceability of this Agreement, other than (i) consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) any consents, authorizations, filings or other acts or consents obtained or taken, as applicable, on or prior to the Closing Date, (iii) with respect to the validity and enforceability of the Ship Mortgages under the laws of the United States and the laws of the Republic of the Marshall Islands, filings under the UCC, the United States federal Ship Mortgage Act of 1920, or the Republic of the Marshall Islands Maritime Act 1990, as applicable and (iv) filings and recordings necessary to perfect and maintain the Liens created under the Loan Documents.

SECTION 7.5 Compliance with Law; Governmental Approvals. Each Credit Party (a) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened attack by direct or collateral proceeding and (b) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective Properties, except in the case of each of clause (a) or (b) where the failure to have or comply could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.6 Tax Returns and Payments. Each Credit Party and each Subsidiary thereof has duly filed or caused to be filed all federal, state, local and other Tax and information returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other Taxes and other similar charges which are due and payable, after giving effect to any extension therefor, except (i) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party or (ii) any such returns, Taxes, or charges the nonfiling or nonpayment of which could not reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of each Credit Party and each Subsidiary thereof in respect of federal, state, local and other Taxes for all open Tax years and for the current fiscal period are in the judgment of the Borrower adequate for any of such years.

SECTION 7.7 Intellectual Property Matters. Each Credit Party and each Subsidiary thereof owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights and other rights with respect to the foregoing which are reasonably necessary to conduct its business. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and no Credit Party nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations, except as could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.8 Environmental Matters.

(a) The properties owned, leased or operated by each Credit Party and each Subsidiary thereof do not contain, and to their knowledge have not previously contained, any Hazardous Materials in quantities or conditions that could reasonably be expected to give rise to liability on the part of any Credit Party or any Subsidiary thereof or which constitute or constituted a violation of applicable Environmental Laws, except for such liability or violation that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) All operations conducted by each Credit Party and each Subsidiary thereof are in compliance, and have been in compliance, with all applicable Environmental Laws, except for any noncompliance which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) No Credit Party nor any Subsidiary thereof has received any written notice of any Environmental Claim, nor does any Credit Party or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened which, in either case, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(d) Hazardous Materials have not been transported off-site or disposed of at, on or from the properties owned, leased or operated by any Credit Party or any Subsidiary thereof in violation of, or which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws, except for any liability or violation which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(e) No Environmental Claim is pending, or, to the knowledge of any Credit Party or any Subsidiary thereof, threatened, under any Environmental Law to which any Credit Party or any Subsidiary thereof is or will be named as a potentially responsible party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Credit Party or any Subsidiary thereof that, in any such case, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 7.9 Employee Benefit Matters.

(a) As of the Closing Date, no Credit Party nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 7.9.

(b) Each Credit Party and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by any Credit Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect.

(c) As of the Closing Date, no funding waiver from the IRS been received or requested with respect to any Pension Plan, nor has any Credit Party or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Sections 412 or 430 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Sections 412 or 430 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan.

(d) Except where the failure of any of the following representations to be correct could not reasonably be expected to have a Material Adverse Effect, no Credit Party nor any ERISA Affiliate has: (i) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, or (iv) failed to make a required installment or other required payment under Sections 412 or 430 of the Code.

(e) No Termination Event has occurred or is reasonably expected to occur.

SECTION 7.10 Margin Stock. No Credit Party nor any Subsidiary thereof is engaged principally or as one of its important activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors. Following the application of the proceeds of each Extension of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 9.2 or Section 9.5 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness will be “margin stock”.

SECTION 7.11 Government Regulation. No Credit Party nor any Subsidiary thereof (a) is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and (b) is, or after giving effect to any Extension of Credit will be, subject to regulation under the Interstate Commerce Act, as amended, except, in the case of clause (b) only, to the extent that such regulation could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.12 Security Documents. The Receivables Security Agreement and each Ship Mortgage executed by any Credit Party in favor of the Administrative Agent are (a) as of the Closing Date and each Release Date, in the form required to evidence legal, valid, enforceable and continuing Liens (subject, in the case of the Ship Mortgages, to their recordation in the appropriate public office in accordance with the laws of the United States and the laws of the Republic of the Marshall Islands, as applicable, following the occurrence of a Perfection Trigger Event), in favor of the Administrative Agent for the benefit of the Secured Parties, in all right, title and interest of such Credit Party in any and all of the Collateral described therein, securing the Obligations from time to time outstanding; provided that the Liens evidenced thereunder shall not be effective unless and until a Perfection Trigger Event has occurred, and (b) upon all proper filings and recordings being duly made in the locations referred to in the applicable Security Document, each such Lien created pursuant to such Security Document would constitute a fully perfected first priority Lien in all right, title and interest of such Credit Party in any and all of the Collateral described therein, superior in right to any Liens, existing or future, which such Credit Party of any creditors thereof or purchasers therefrom, or any other Person, may have against such Collateral or interests therein, except for Permitted Liens. Each

Ship Mortgage on United States flag vessels would constitute as of the date and time of filing with the NVDC a preferred mortgage pursuant to § 31322(a) of Title 46 of the United States Code. Each Ship Mortgage on Republic of the Marshall Islands flag vessels would constitute as of the date and time of filing with the Maritime Administrator of the Republic of the Marshall Islands a preferred mortgage pursuant to the Republic of the Marshall Islands Preferred Ship Mortgage and Maritime Liens Act, codified at § 303 of the Republic of the Marshall Islands Maritime Act, 1990, as amended, and also pursuant to §31301(6)(B) of Title 46 of the United States Code. Each Ship Mortgage on flag vessels of another jurisdiction of organization would constitute as of the date and time of filing with the applicable filing office for the filing or registering of flag vessels in such jurisdiction a preferred mortgage pursuant to the Applicable Laws of such jurisdiction.

SECTION 7.13 Insurance. As of the Closing Date, Schedule 7.13 sets forth a complete and accurate list in all material respects of insurance policies and programs in effect with respect to the properties and businesses of each Credit Party and its Subsidiaries, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder and (iv) the policy or other identification number thereof. Such insurance policies and programs are in such forms and amounts, and provide coverage against such risks as are required by Section 8.6 and are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties.

SECTION 7.14 Burdensome Provisions. The Credit Parties and their respective Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.

SECTION 7.15 Financial Statements. The audited and unaudited financial statements delivered pursuant to Section 6.1(f)(i) are complete and accurate in all material respects and fairly present in all material respects the Consolidated financial position of the Borrower and its Subsidiaries as at such dates, and the Consolidated results of the operations and cash flows for the periods then ended (other than customary year-end adjustments for unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied. Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP. The projections delivered pursuant to Section 6.1(f)(ii) were prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed to be reasonable in light of then existing conditions except that such financial projections and statements shall be subject to normal year end closing and audit adjustments.

SECTION 7.16 No Material Adverse Change. Since December 31, 2011, there has been no event that has occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.

SECTION 7.17 Solvency. The Credit Parties, on a Consolidated basis, are Solvent.

SECTION 7.18 Titles to Properties; Liens. (a) Each Credit Party has good and marketable title to, or a valid leasehold interest in, all of its Property, real and personal, of any nature whatsoever, free and clear of all Liens, except for Permitted Liens. The Property owned by and leased to the Credit Parties which is necessary in the conduct of their respective businesses are in adequate operating condition and repair, ordinary wear and tear and damage due to casualty excepted, are free and clear of any known defects except such defects as do not substantially interfere with the continued use thereof in the conduct of normal operations, and are able to serve the function for which they are intended in the conduct of such Person’s business.

(b) As of the Closing Date and as of the date of each annual delivery of the list of Designated Vessels pursuant to Section 8.2(g), the Credit Parties are the sole owners of each Designated Vessel and hold valid legal title to the whole of such Designated Vessels. As of the Closing Date and as of the date of each annual delivery of the list of Designated Vessels pursuant to Section 8.2(g), the Credit Parties lawfully own and are lawfully possessed of each Designated Vessel free from any Lien, charge or encumbrance whatsoever, except for Permitted Liens, and will warrant and defend the title and possession thereto and to every part thereof for the benefit of the Lenders against the material claims and demands of any Person whomsoever.

SECTION 7.19 Litigation. There are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, overtly threatened against or in any other way relating adversely to or affecting any Credit Party or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

SECTION 7.20 OFAC. No Credit Party nor any of its Subsidiaries (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), as amended, (ii) is in violation of (A) the Trading with the Enemy Act, as amended, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (C) the PATRIOT Act, (iii) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Countries, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

SECTION 7.21 Absence of Defaults. No Default or Event of Default has occurred and is continuing.

SECTION 7.22 Disclosure. No financial statement, material report, material certificate or other material information furnished in writing by or on behalf of any Credit Party or any Subsidiary thereof to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Aggregate Commitment has been terminated, each Credit Party will, and will cause each of its Subsidiaries to:

SECTION 8.1 Financial Statements and Budgets. Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year (commencing with the Fiscal Year ended December 31, 2012), an audited Consolidated and unaudited consolidating balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated and unaudited consolidating statements of operations, equity and cash flows, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP. Such audited annual financial statements shall be audited by Deloitte & Touche LLP or such other independent certified public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit or with respect to accounting principles followed by the Borrower or any of its Subsidiaries that are not in accordance with GAAP.

(b) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of the first three fiscal quarters of each Fiscal Year (commencing with the fiscal quarter ended March 31, 2012), an unaudited Consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated and consolidating statements of operation, equity and cash flows and a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if required under GAAP, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified on behalf of the Borrower by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries on a Consolidated and consolidating basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end audit adjustments and the absence of footnotes, together with customary management discussion and analysis.

(c) Annual Budget. As soon as available and in any event within seventy-five (75) days after the end of each Fiscal Year, reasonably detailed forecasts prepared by management of the Borrower (including projected consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries) on a quarterly basis for the Fiscal Year following such Fiscal Year then ended (it being understood that the form of forecasts delivered by the Borrower to the Arranger on March 14, 2012, plus the quarterly information described above and a reasonably detailed description of the underlying assumptions applicable thereto, would be satisfactory).

Notwithstanding the foregoing, (i) in the event that the Borrower delivers to the Administrative Agent an Annual Report for the Borrower on Form 10-K for such Fiscal Year, as filed with the SEC, within 90 days after the end of such Fiscal Year, such Form 10-K shall satisfy all requirements of clause (a) of this Section to the extent that it contains the information required by such clause (a) and does not contain any “going concern” or similar qualification or exception or any qualification as to the scope of such audit or with respect to accounting principles followed by the Borrower or any of its Subsidiaries that are not in accordance with GAAP and (ii) in the event that the Borrower delivers to the Administrative Agent a Quarterly Report for the Borrower on Form 10-Q for such fiscal quarter, as filed with the SEC, within 45 days after the end of such fiscal quarter, such Form 10-Q shall satisfy all requirements of clause (b) of this Section to the extent that it contains the information required by such clause (b); in each case to the extent that information contained in such 10-K or 10-Q satisfies the requirements of clause (a) or (b) of this Section, as the case may be.

SECTION 8.2 Certificates; Other Reports. Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) at each time financial statements are delivered pursuant to Sections 8.1(a) or (b), a duly completed Officer’s Compliance Certificate signed on behalf of the Borrower by a Responsible Officer of the Borrower;

(b) at each time financial statements are delivered pursuant to Section 8.1(a), a certificate of the independent certified public accountants of the Borrower (but only to the extent permitted by accounting industry policies generally followed by independent certified public accountants) certifying that in connection with their audit, nothing came to their attention that caused them to believe that the Credit Parties failed to comply with the terms, covenants, provisions or conditions of Section 9.14, insofar as they relate to financial and accounting matters or, if such is not the case, specifying such non-compliance and its nature and period of existence;

(c) promptly after the assertion or occurrence thereof, notice of any Environmental Claim or of any filing or report made by any Credit Party or any Subsidiary thereof with any Governmental Authority with respect to any violation of or liability under any Environmental Law that could reasonably be expected to have a Material Adverse Effect;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) promptly, and in any event within ten (10) Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof;

(f) promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including, without limitation, the PATRIOT Act), as from time to time reasonably requested by the Administrative Agent or any Lender;

(g) within ninety (90) days after the end of each Fiscal Year, a certificate of a Responsible Officer of the Borrower listing all Designated Vessels and the geographic location of such Designated Vessels as of a recent date; provided, however, that such certificate shall not be required after the Springing Lien Termination Date;

(h) within forty-five (45) days after the end of each calendar month of each Fiscal Year, a backlog schedule and a schedule of all work-in-progress, identified by contract or project, of the Borrower and its Subsidiaries for the performance of dredging, construction or other services as of the end of such calendar month, prepared in a manner consistent with past practice;

(i) within forty-five (45) days after the end of each calendar quarter of each Fiscal Year, a schedule of pending major United States projects of the Borrower and its Subsidiaries as of the end of such calendar quarter;

(j) within seventy-five (75) days after each Fiscal Year, a schedule of (i) all flag vessels subject to an Operating Lease as of the end of such calendar quarter, (ii) the aggregate amount of rentals required to be paid by the Borrower and its Subsidiaries under each such Operating Lease for the ensuing five (5) Fiscal Years, as reflected on a quarterly basis and (iii) the buy-out amount of each flag vessel subject to such Operating Lease as of the end of such calendar quarter;

(k) at each time financial statements are delivered pursuant to Section 8.1(a), information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amount of the insurance, the dates of the expiration thereof and the properties and risks covered thereby; provided, that in the event that the Borrower delivers to the Administrative Agent copies of certificates of insurance, such delivery shall satisfy all requirements of this clause (k) to the extent that it contains the information required by this clause (k); and

(l) such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary thereof as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request.

Documents required to be delivered pursuant to Section 8.1(a) or (b) or Section 8.2(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at http://investor.gldd.com/sec.cfm; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Borrower shall notify the Administrative Agent (which may be by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 8.3 Notice of Litigation and Other Matters. Promptly (but in no event later than ten (10) days after a Responsible Officer of any Credit Party obtains knowledge thereof) notify the Administrative Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) the occurrence of any Default or Event of Default;

(b) the commencement of any proceeding or investigation by or before any Governmental Authority or before any arbitrator against or involving any Credit Party or any Subsidiary thereof or any of their respective properties, assets or businesses that could reasonably be expected to result in a Material Adverse Effect;

(c) any notice of any violation of Applicable Law received by any Credit Party or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which, in any such case, could reasonably be expected to result in liabilities or expenses of any Credit Party or any Subsidiary thereof in excess of the Threshold Amount;

(d) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party or any Subsidiary thereof which could reasonably be expected to result in a Material Adverse Effect;

(e) any attachment, judgment, lien, levy or order exceeding the Threshold Amount that may be assessed against any Credit Party or any Subsidiary thereof;

(f) (i) all notices received by any Credit Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (ii) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA which in any such case could reasonably be expected to result in liabilities to the Borrower and its Subsidiaries in excess of the Threshold Amount and (iii) the Borrower obtaining knowledge or reason to know that any Credit Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA; and

(g) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to Section 8.3 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth in reasonable detail the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 8.4 Preservation of Corporate Existence and Related Matters. Except as permitted by Section 9.4 or Section 9.5, (a) preserve and maintain its good standing and legal existence under the laws of the jurisdiction of its organization and (b) take all reasonable action to maintain all rights, franchises, licenses and privileges (including good standing) necessary to the conduct of its business, except in the case of this clause (b) only, where the failure to so maintain could reasonably be expected to have a Material Adverse Effect.

SECTION 8.5 Maintenance of Property and Licenses. Maintain and preserve all of its Properties that are used or useful in the conduct of its business in good working order and condition (ordinary wear and tear excepted), except as would not reasonably be expected to result in a Material Adverse Effect.

SECTION 8.6 Insurance. Maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and as are required by any Security Documents, including, without limitation, the following insurance policies and programs:

(a) physical damage insurance on all material real and personal property (including inventory) covering (i) for all open and operating facilities, book value of all such property and (ii) for all closed, inactive vacant facilities, the actual cash value of such facilities;

(b) Marine General Liability (or Commercial General Liability) insurance (including coverage for bodily injury and property damage, products and completed operations, premises and operations, sudden and accidental pollution liability, contractual liability, and actions over indemnification) in an amount equal to a limit of not less than $1,000,000 per occurrence and an aggregate amount equal to a limit of not less than $2,000,000;

(c) Hull and Machinery insurance with typical standard coverage covering the Designated Vessels in an amount equal to the aggregate value of all such Designated Vessels as agreed to from time to time between the Borrower and the relevant insurer under such Hull and Machinery policy with a claim deductible of not more than $500,000 and, as of the Closing Date, an aggregate limit with respect to the Designated Vessels of an amount not less than $309,000,000;

(d) Protection and Indemnity insurance with typical standard coverage in an amount equal to a limit of not less than $1,000,000 per occurrence and a per occurrence deductible of not more than $900,000;

(e) Workers Compensation and Longshore and Harbor Workers insurance (including Employer’s Liability insurance (or monopolistic State Stop Gap insurance coverage endorsed on the General Liability insurance of $1,000,000)) per statutory limits;

(f) War Risk and Confiscation insurance with respect to each Designated Vessel in a country outside of the United States, in an amount equal to the value of the assets as agreed to from time to time between the Borrower and the relevant insurer under the Hull and Machinery policy unless (i) the Borrower shall have notified the Administrative Agent that it has determined, in good faith, that such insurance with respect to such contract is not available at a reasonable economic cost or not available from a reputable insurer, or the property or assets to be used in connection with such contract is not subject to a material risk of asset seizure in such country and (ii) the Administrative Agent shall have concurred with such conclusion in writing (which concurrence shall not be unreasonably withheld or delayed);

(g) Vessel Pollution Liability insurance coverage in an amount equal to a limit of not less than $5,000,000;

(h) Umbrella Liability insurance in an amount of at least $75,000,000 in addition to the limits within the Marine General Liability (or Commercial General Liability), Protection and Indemnity, Employer’s Liability, War Risk and Confiscation and Vessel Pollution Liability insurance policies listed above; and

(i) such other additional insurance coverage and with respect to such risks as is customary for businesses similar to that of the Borrower and its Subsidiaries.

At all times prior to the Springing Lien Termination Date, all policies of general liability insurance shall (to the extent available) provide that no cancellation thereof shall be effective until at least 30 days written notice has been provided to the Administrative Agent and name the Administrative Agent as an additional insured thereunder pursuant to endorsements reasonably acceptable to the Administrative Agent (including, to the extent available, waiver of subrogation). Promptly following the Closing Date and continuing thereafter until the Springing Lien Termination Date, (i) all policies of protection and indemnity insurance shall (to the extent available) provide that no cancellation thereof shall be effective until at least 30 days written notice has been provided to the Administrative Agent and name the Administrative Agent as an additional insured thereunder pursuant to endorsements reasonably acceptable to the Administrative Agent (including, to the extent available, waiver of subrogation) or (ii) the Borrower will cause the interest of the Administrative Agent to be noted with respect to all protection and indemnity insurance pursuant to a letter reasonably acceptable to the Administrative Agent. Promptly following a Perfection Trigger Event and continuing thereafter while such Perfection Period remains in effect, all policies and certificates of entry with respect to hull and machinery insurance to the extent relating to the Designated Vessels shall name the Administrative Agent as an additional insured and contain a loss payable clause which, by language reasonably acceptable to the Administrative Agent, shall provide for payment to the Administrative Agent or its order to the extent relating to the Designated Vessels, and shall provide that no cancellation thereof shall be effective until at least 30 days written notice has been provided to the Administrative Agent.

SECTION 8.7 Accounting Methods and Financial Records. Maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance in all material respects with the applicable regulations of any Governmental Authority having jurisdiction over it or any of its Properties (it being understood and agreed that Foreign Subsidiaries of the Borrower may maintain books, records and accounts in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization).

SECTION 8.8 Payment of Taxes. Pay all material Taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its Property; provided, that none of the Borrower or any of its Subsidiaries shall be required to pay or perform any such Tax, assessment or other governmental charge (a) which is being contested in good faith, so long as adequate reserves are maintained with respect thereto in accordance with GAAP or (b) where the failure to pay or perform such items could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.9 Compliance with Laws and Approvals. Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.10 Environmental Laws. In addition to and without limiting the generality of Section 8.9, (a) comply with all applicable Environmental Laws and obtain and comply with any and all licenses or permits required by applicable Environmental Laws, (b) complete all investigations, studies, sampling and testing and all remedial, removal and other actions required under Environmental Laws, and timely comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor, as determined by a court of competent jurisdiction by final nonappealable judgment.

SECTION 8.11 Compliance with ERISA. In addition to and without limiting the generality of Section 8.9, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) comply with applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (b) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan and (c) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code.

SECTION 8.12 Visits and Inspections. Permit representatives of the Administrative Agent and, during the continuance of any Event of Default, each Lender, to visit and inspect any of its properties to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, and upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, (i) only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 8.12, (ii) the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year and (iii) such exercise shall be at the Borrower’s expense; provided, further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower at any time without advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants.

SECTION 8.13 Additional Subsidiaries. Notify the Administrative Agent of the creation or acquisition of any Domestic Subsidiary and promptly thereafter (and in any event within thirty (30) days after such creation or acquisition), except in the case of an Immaterial Subsidiary, cause such Person to (i) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed supplement to the Subsidiary Guaranty Agreement, in form and substance reasonably satisfactory to the Administrative Agent, (ii) at any time prior to the Springing Lien Termination Date, become a party to the Receivables Security Agreement by delivering a duly executed supplement to such Security Document, in form and substance reasonably satisfactory to the Administrative Agent to (x) at all times other than during a Perfection Period, the Escrow Agent and (y) at all times during a Perfection Period, the Administrative Agent, (iii) deliver to the Administrative Agent such documents and certificates referred to in Section 6.1 as may be reasonably requested by the Administrative Agent and (iv) deliver to the Administrative Agent such updated Schedules to the Loan Documents as reasonably requested by the Administrative Agent with respect to such Person.

SECTION 8.14 Use of Proceeds. Use the proceeds of the Extensions of Credit to finance (a) the Refinancing and (b) the working capital and general corporate purposes of the Borrower and its Subsidiaries, including Permitted Acquisitions and other Investments permitted hereunder and the payment of fees, costs and expenses incurred in connection with the Transactions and this Agreement.

ARTICLE IX

NEGATIVE COVENANTS

Until all of the Obligations (other than contingent, indemnification obligations not then due) have been paid in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Aggregate Commitment has been terminated, the Credit Parties will not, and will not permit any of their respective Subsidiaries to.

SECTION 9.1 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:

(a) the Obligations;

(b) Indebtedness in respect of Hedge Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(c) Indebtedness, including Indebtedness in respect of Guaranties, existing on the Closing Date and listed on Schedule 9.1 (other than Note Indenture Obligations), and any refinancings, refundings, renewals, replacements, exchanges or extensions thereof; provided that (i) the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal, replacement, exchange or extension except by an amount equal to accrued and unpaid interest and a reasonable premium plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (ii) the final maturity date and weighted average life of such refinancing, refunding, renewal or extension shall not be prior to or shorter than that applicable to the Indebtedness prior to such refinancing, refunding, renewal or extension and (iii) the terms of any such refinancing, refunding, renewal or extension are not materially less favorable to such Credit Party than the Indebtedness prior to such refinancing, refunding, renewal or extension;

(d) Indebtedness incurred in connection with Capital Leases and purchase money Indebtedness incurred by the Borrower or any of its Subsidiaries to any Person to finance the acquisition, construction, maintenance, repair or improvement of assets, including any such Indebtedness incurred after the acquisition, construction, maintenance, repair or improvement of such assets, so long as in each case, the amount of such Indebtedness does not exceed 100% of the purchase price, construction cost, maintenance cost, repair cost or improvement cost of the assets acquired, constructed, repaired or improved with the proceeds thereof and, in the case of Indebtedness incurred after the acquisition, construction, repair or improvement of the assets to be financed, such Indebtedness is incurred no later than twelve calendar months after such assets are acquired, constructed, repaired or improved;

(e) Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 9.3, to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, (ii) neither the Borrower nor any Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness and (iii) the aggregate outstanding principal amount of such Indebtedness does not exceed $25,000,000 at any time outstanding;

(f) Guaranty Obligations with respect to Indebtedness permitted pursuant to this Section;

(g) unsecured intercompany Indebtedness owed (i) by any Credit Party to another Credit Party, (ii) by any Non-Guarantor Subsidiary to any Credit Party or to any other Non-Guarantor Subsidiary and (iii) by any Credit Party to any Non-Guarantor Subsidiary (provided, that such Indebtedness permitted in this clause (iii) shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent in an aggregate principal amount not to exceed $20,000,000 at any time outstanding;

(h) Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements and similar arrangements in each case in connection with deposit accounts and Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(i) Subordinated Indebtedness of the Borrower and its Subsidiaries; provided, that in the case of each incurrence of such Subordinated Indebtedness, (i) no Default or Event of Default shall have occurred and be continuing or would result by the incurrence of such Subordinated Indebtedness, and (ii) the Administrative Agent shall have received satisfactory written evidence that the Borrower would be in compliance with the financial covenants set forth in Section 9.14 on a pro forma basis after giving effect to the issuance of any such Subordinated Indebtedness;

(j) Indebtedness constituting Bonding Obligations;

(k) Indebtedness in respect of letters of credit, bank guarantees or similar instruments issued or created in the ordinary course of business; provided that the aggregate amount of Indebtedness permitted in this clause (k) shall not exceed $50,000,000 at any time;

(l) Unsecured Indebtedness consisting of promissory notes issued to current or former officers, directors and employees (or their respective family members, estates or trusts or other entities for the benefit of any of the foregoing) of the Borrower or its Subsidiaries to purchase or redeem Capital Stock permitted pursuant to Section 9.6; provided that the aggregate principal amount of all such Indebtedness shall not exceed $5,000,000 at any time outstanding;

(m) Indebtedness constituting Note Indenture Obligations;

(n) Indebtedness incurred in the ordinary course of business of the Borrower and its Subsidiaries in the nature of open accounts (extended by suppliers on normal trade terms in connection with purchases of goods and services), accrued liabilities and deferred income, taxes and judgments or orders for the payment of money to the extent such judgments or orders do not result in any Event of Default or result in any Liens prohibited by Section 9.2;

(o) Indebtedness in respect of taxes, assessments, governmental charges and claims for labor, materials or supplies, to the extent that payment thereof is not required pursuant to Section 8.8;

(p) Indebtedness representing deferred compensation or stock-based compensation to employees of the Borrower and its Subsidiaries;

(q) Indebtedness consisting of obligations of the Borrower and its Subsidiaries under deferred consideration (including earn-outs, indemnifications, incentive non-competes, purchase price adjustments and other contingent obligations) or other similar arrangements incurred by such Person in connection with any Permitted Acquisitions, Asset Dispositions and any other Investments permitted under Section 9.3; provided that the aggregate principal amount of all such Indebtedness shall not exceed $25,000,000 in the aggregate at any time outstanding (calculated to include such amounts to the extent required to be included as liabilities in accordance with GAAP);

(r) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(s) Indebtedness incurred pursuant to the Wells Fargo Documents in an aggregate principal amount not to exceed $40,000,000 at any time outstanding (including, for the avoidance of doubt, the face amount of all undrawn letters of credit issued thereunder);

(t) Indebtedness of any Credit Party or any Subsidiary thereof in an aggregate principal amount not to exceed the greater of (i) $15,000,000 and (ii) 8% of Tangible Net Worth, at any time outstanding; and

(u) all premiums (if any), interest (including post-petition interest), fees, expenses, indemnities, charges and additional or contingent interest on obligations described in clauses (a) through (t) of this Section 9.1.

SECTION 9.2 Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its Property, whether now owned or hereafter acquired, except:

(a) (i) Liens created pursuant to the Loan Documents and (ii) Liens on cash or deposits granted in favor of the Swingline Lender or the Issuing Lenders to Cash Collateralize any Letters of Credit or Swingline Loans;

(b) Liens in existence on the Closing Date and described on Schedule 9.2 and any modifications, replacements, renewals, refinancings or extensions thereof; provided that (i) the Lien does not extend to any additional property, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 9.1, and (B) and proceeds and products thereof and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 9.1;

(c) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) (i) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(d) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than sixty (60) days or if more than sixty (60) days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries;

(e) deposits or pledges made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts, government contracts, leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature or arising as a result of progress payments under government contracts (including (i) those to secure health, safety and environmental obligations and (ii) those required or requested by any Governmental Authority) incurred in the ordinary course of business;

(f) easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries;

(g) Liens arising from the filing of precautionary UCC financing statements relating to leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(h) Liens securing Indebtedness permitted under Section 9.1(d); provided that such Liens do not at any time encumber any property other than the property (and replacements and accessions to such property) financed by such Indebtedness and the proceeds and products thereof;

(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 10.1(l) or securing appeal or other surety bonds relating to such judgments;

(j) (i) Liens on Property (i) of any Subsidiary which are in existence at the time that such Subsidiary is acquired pursuant to a Permitted Acquisition and (ii) of the Borrower or any of its Subsidiaries existing at the time such property or assets are purchased or otherwise acquired by the Borrower or such Subsidiary thereof pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens and the Indebtedness secured by such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition, purchase or other acquisition, (B) such Liens do not attach to any other Property of the Borrower or any of its Subsidiaries (and replacements and accessions to such Property and proceeds and products thereof), and (C) the Indebtedness secured by such Liens is permitted under Section 9.1(other than Section 9.1(d)) of this Agreement);

(k) (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of any Borrower or any Subsidiary thereof;

(l) (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;

(m) leases or subleases (including bareboat charters) of Property other than Collateral, or Property that would constitute Collateral, by the Borrower or any of its Subsidiaries as lessor or sublessor, provided that such leases and subleases do not interfere in any material respect with the businesses of the Borrower and its Subsidiaries, and are not otherwise prohibited under the other terms of this Agreement, and leases or subleases (including bareboat charters) of Property constituting, or that would constitute, Collateral, provided that such leases and subleases do not interfere in any material respect with the businesses of the Borrower and its Subsidiaries, are not otherwise prohibited under the other terms of this Agreement and are made in the ordinary course of business;

(n) Liens on any Property used by the Borrower or any Subsidiary in the ordinary course of business and not constituting, or that would not constitute, Collateral, provided that such Liens existed prior to the acquisition thereof by the Borrower or such Subsidiary and were not created in contemplation of such acquisition;

(o) Liens granted to Sureties under any Bonding Agreement or to secure any Bonding Obligations, or Liens that could, pursuant to the terms of any Bonding Agreement, attach as security for any Bonding Obligation upon the satisfaction of conditions or events described in the relevant Bonding Agreement; provided that to the extent any such Lien attaches or could attach to any Collateral or Property that would constitute Collateral, such Lien shall be subject to the terms and conditions of a Lender-Surety Agreement;

(p) Liens securing obligations of the Borrower or its Subsidiaries under Hedge Agreements permitted pursuant to Section 9.1(b), provided that such Lien is granted in favor of a Secured Party or an Affiliate thereof; and

(q) Liens arising by operation of law or by contract in each case encumbering insurance policies and proceeds thereof to secure the financing of premiums payable under such policies;

(r) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted by Section 9.3 to be applied against the purchase price for such Investment, or (ii) pursuant to a purchase agreement or sale agreement securing the obligations under such purchase agreement or sale agreement and encumbering solely the assets that are to be sold in any asset disposition permitted or not otherwise prohibited by this Agreement;

(s) Liens on accounts receivables for which attempts at collection have been undertaken by a third party;

(t) Liens on Permitted Wells Fargo Facility Collateral securing Indebtedness permitted under Section 9.1(s) and Guaranty Obligations with respect thereto;

(u) Liens on cash or Cash Equivalents used to defease or to satisfy and discharge Indebtedness, provided that such defeasance or satisfaction and discharge is permitted hereunder; and

(v) Liens on Property other than the Collateral, or Property that would constitute Collateral, securing Indebtedness or other obligations in the aggregate principal amount not to exceed the greater of (i) $10,000,000 and (ii) 5% of Tangible Net Worth at any time outstanding.

SECTION 9.3 Investments. Make or hold any Investment, except:

(a) Investments existing on the Closing Date, as set forth on Schedule 9.3;

(b) Investments in cash and Cash Equivalents or that were Cash Equivalents when made;

(c) (i) Investments existing on the Closing Date in Subsidiaries of the Borrower existing on the Closing Date, (ii) Investments by the Borrower in any Subsidiary Guarantor and Investments by any Subsidiary of the Borrower in any Credit Party, (iii) Investments by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary, and (iv) Investments by the Borrower or any Subsidiary thereof in any Non-Guarantor Subsidiary, provided that the aggregate amount of such Investments made pursuant to this clause (iv) shall not exceed $25,000,000;

(d) Investments in the form of Capital Expenditures;

(e) deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 9.2;

(f) Hedge Agreements permitted pursuant to Section 9.1;

(g) purchases of assets in the ordinary course of business;

(h) (i) the purchase or acquisition of all or substantially all of the property and assets or business of, any Person or of assets constituting a business unit, a line of business or division of such Person, or of all of the Capital Stock in a Person that, upon the consummation thereof, will be a Subsidiary that is wholly owned directly by the Borrower or one or more of its wholly owned Subsidiaries (including, without limitation, as a result of a merger or consolidation), which is made solely with the net cash proceeds of any substantially concurrent sale or issuance of any Capital Stock (other than Disqualified Capital Stock of the Borrower); provided, that the aggregate consideration paid by the Borrower or any Subsidiary for all such acquisitions made pursuant to this subclause (i) on and after the Closing Date shall not exceed $50,000,000, or (ii) the purchase or other acquisition of all or substantially all of the property and assets or business of, any Person or of assets constituting a business unit, a line of business or division of such Person, or of all of the Capital Stock in a Person that, upon the consummation thereof, will be a Subsidiary that is wholly owned directly by the Borrower or one or more of its wholly owned Subsidiaries (including, without limitation, as a result of a merger or consolidation) (each such acquisition in this clause (h), a “Permitted Acquisition”); provided, that any single acquisition may be effected through a combination of cash and non-cash consideration permitted under subclauses (i) and (ii) hereunder, provided, further, that with respect to each purchase or other acquisition made pursuant to this Section 9.3(h):

(A) each newly created or acquired Subsidiary shall have complied with the requirements of Section 8.13 or made arrangements reasonably satisfactory to the Administrative Agent for compliance within ten (10) Business Days after the effectiveness of such Permitted Acquisition;

(B) the Borrower shall have certified on or before the closing date of such acquisition in writing and in a form reasonably acceptable to the Administrative Agent, that such acquisition has been approved by the board of directors (or equivalent governing body) of the Person to be acquired (to the extent such approval is necessary);

(C) solely in the case and to the extent of purchases and acquisitions made pursuant to Section 9.3(h)(ii), the total cash and noncash consideration (including, without limitation, the fair market value of all Capital Stock issued or transferred to the sellers thereof, the amount (calculated in accordance with GAAP at the time contracted for) of earn-outs and other contingent payment obligations (except to the extent the payment obligations with respect to any such earn-out or other contingent obligation has been terminated or expired) to such sellers and all assumptions of Indebtedness in connection therewith) paid by the Borrower and its Subsidiaries for any such purchase or other acquisition when aggregated with the total cash and noncash consideration paid by the Borrower and its Subsidiaries for all other Permitted Acquisitions consummated after the Closing Date does not exceed $50,000,000;

(D) no later than two (2) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the proposed closing date of such acquisition, the Borrower shall have delivered to the Administrative Agent an Officer’s Compliance Certificate for the most recent fiscal quarter end preceding such acquisition for which financial statements are available demonstrating in form and substance reasonably satisfactory to the Administrative Agent certifying that immediately after giving effect to such acquisition and any Indebtedness incurred or repaid in connection therewith (A) the Borrower is in compliance on a Pro Forma Basis with each covenant contained in Section 9.14, (B) the Consolidated Total Leverage Ratio calculated on a Pro Forma Basis shall not be greater than 4.25 to 1.00, and (C) the unused portion of the Aggregate Commitment is greater than or equal to $15,000,000;

(E) no later than ten (10) Business Days (or such later time as may be reasonably acceptable to the Administrative Agent) after the proposed closing date or such acquisition, the Borrower, to the extent requested by the Administrative Agent, shall have delivered to the Administrative Agent promptly upon the finalization thereof copies of the final Permitted Acquisition Documents;

(F) no Default or Event of Default shall have occurred and be continuing both immediately before and after giving effect to such acquisition; and

(G) the Borrower shall have delivered to the Administrative Agent at least one (1) Business Day (or such later time as may be reasonably acceptable to the Administrative Agent) prior to the date on which any such Permitted Acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this Section 9.3(h) have been satisfied or will be satisfied on or prior to the consummation of such Permitted Acquisition.

(i) (i) Investments in the form of loans and advances to officers, directors and employees in the ordinary course of business in an aggregate amount not to exceed at any time outstanding $2,500,000 and (ii) Investments constituting loans to employees of the Borrower and its Subsidiaries to purchase Capital Stock of the Borrower not exceeding in the aggregate $5,000,000 at any time outstanding; and

(j) Investments in the form of intercompany Indebtedness permitted pursuant to Section 9.1(g);

(k) Guaranty Obligations permitted pursuant to Section 9.1;

(l) Investments in joint ventures or partnerships; provided, that the aggregate amount of all such Investments shall not at any time exceed $20,000,000;

(m) Investments in the form of accounts receivable arising, and trade credit granted, in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(n) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with customers and suppliers, in each case in the ordinary course of business;

(o) Investments constituting deposits made in the ordinary course consistent with past practice to secure the performance of leases;

(p) promissory notes and other non-cash consideration received in connection with dispositions permitted by Section 9.5;

(q) Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with any Credit Party or any of its Subsidiaries so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(r) the issuance of any letters of credit, bank guarantees or similar instruments permitted under Section 9.1 for the account of the Borrower or any Subsidiary and benefitting any joint venture, partnership or any other Person; and

(s) other Investments in an aggregate amount not to exceed the greater of (i) $15,000,000 and (ii) 8% of Tangible Net Worth at any time outstanding.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 9.3, such amount shall be deemed to be the amount of such Investment when made or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection, distribution, return of capital or repayment of principal (not to exceed the original amount invested).

SECTION 9.4 Fundamental Changes. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a) (i) any Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) or (ii) any Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving entity or, the continuing or surviving entity shall become a Subsidiary Guarantor and the Borrower shall comply with Section 8.13 in connection therewith);

(b) (i) any Non-Guarantor Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary and (ii) any Subsidiary of the Borrower may liquidate or dissolve, or any Subsidiary may (if the perfection and priority of the Liens securing the Obligations is not adversely affected thereby) change its legal form (it being understood that in the case of any dissolution of a Subsidiary Guarantor, such Subsidiary shall at or before the time of such dissolution transfer its assets to another Subsidiary Guarantor unless such disposition of assets is permitted hereunder; and in the case of any change in legal form, a Subsidiary Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(c) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to the Borrower or any Subsidiary Guarantor; provided that, with respect to any such disposition by any Non-Guarantor Subsidiary, the consideration for such disposition shall not exceed the fair value of such assets;

(d) any Non-Guarantor Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Non-Guarantor Subsidiary;

(e) a merger, dissolution, liquidation, consolidation, amalgamation or disposition, the purpose of which is to effect a disposition permitted by Section 9.5;

(f) any Subsidiary of the Borrower may merge, amalgamate or consolidate with, or dissolve into, any other Person in order to effect or to the extent constituting an Investment permitted pursuant to Section 9.3; provided that the continuing or surviving Person shall, to the extent subject to the terms hereof, have complied with the requirements of Section 8.13; and

(g) any Person may merge into the Borrower in connection with a Permitted Acquisition; provided that the continuing or surviving Person shall be the Borrower.

SECTION 9.5 Asset Dispositions. Make any Asset Disposition except:

(a) the disposition of obsolete, worn-out or surplus assets no longer used or usable in the business of the Borrower or any of its Subsidiaries (including allowing any registrations or any applications for registrations of any immaterial intellectual property to lapse or go abandoned);

(b) non-exclusive licenses and sublicenses of intellectual property rights in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Borrower and its Subsidiaries;

(c) leases, subleases, licenses or sublicenses of Property (including vessels) granted by any Borrower or any of its Subsidiaries to others in the ordinary course of business;

(d) dispositions of Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement Property; provided that, to the extent such disposition includes a disposition of a Designated Vessel, such disposition complies with the conditions to vessel substitution set forth in Section 4.2;

(e) (i) dispositions permitted by Section 9.4 (other than Section 9.4(e)), (ii) Investments permitted by Section 9.3 (other than Section 9.3(p)) and (iii) Restricted Payments permitted by Section 9.6;

(f) dispositions by the Borrower and its Subsidiaries of property pursuant to sale-leaseback transactions; provided that (i) such disposition is for an amount not less than the fair market value thereof (as determined by the Borrower in its reasonable judgment) and (ii) 100% of the consideration for such disposition shall be cash consideration;

(g) dispositions in connection with Insurance and Condemnation Events; provided that the requirements of Section 2.4(b)(ii) are complied with in connection therewith;

(h) dispositions of accounts receivables arising from projects performed outside of the United States or Canada;

(i) sales, disposition or contributions of property by Credit Parties to any Subsidiary of the Borrower that is not a Credit Party, provided that (A) the portion (if any) of any such disposition made for less than fair market value and (B) any non-cash consideration received in exchange for any such disposition, shall in each case constitute an Investment in such Subsidiary; and

(j) Asset Dispositions not otherwise permitted pursuant to this Section; provided that (i) at the time of such Asset Disposition, no Default or Event of Default shall exist or would result from such Asset Disposition, (ii) such Asset Disposition is made for fair market value, (iii) the consideration received for each such Asset Disposition shall either (A) consist of at least 85% cash consideration or (B) consist of at least 25% cash consideration with the non-cash consideration consisting of a senior promissory note (or similar instrument or obligation) that is secured by a first priority perfected Lien on the Property subject to such Asset Disposition, and

(iv) the aggregate fair market value of all property disposed of in reliance on this clause (j) shall not exceed $15,000,000 in any Fiscal Year; provided, that, prior to the occurrence of the Springing Lien Termination Date, to the extent that such Asset Disposition constitutes the sale of a Designated Vessel, the Borrower has provided Substituted Vessel(s) in substitution of any such Designated Vessel such that the conditions to a vessel substitution set forth in Section 4.2 have been satisfied prior to the effectiveness of such sale.

SECTION 9.6 Restricted Payments. (a) Declare or pay any dividend on, or make any payment or other distribution on account of, or purchase, redeem, retire or otherwise acquire (directly or indirectly), or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Capital Stock of any Credit Party or any Subsidiary thereof, (b) make any distribution of cash, property or assets to the holders of shares of any Capital Stock of any Credit Party or any Subsidiary thereof, or (c) make any voluntary or mandatory redemption, repurchase, retirement, sinking fund payment or other payment of principal with respect to any Subordinated Indebtedness or the Note Indenture Obligations, or any voluntary payment or other prepayment of interest with respect to any Subordinated Indebtedness or the Note Indenture Obligations (other than in each case, in connection with a Permitted Note Refinancing) (the foregoing clauses (a) through (c), collectively, the “Restricted Payments”) provided that:

(i) each Subsidiary of the Borrower may make Restricted Payments to the Borrower and any Subsidiary of the Borrower (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary of the Borrower, to the Borrower, any Subsidiary of the Borrower and to each other owner of Capital Stock of such Subsidiary based on their relative ownership interests);

(ii) the Borrower and each Subsidiary of the Borrower may declare and make dividend payments or other distributions payable solely in the Capital Stock (other than Disqualified Capital Stock) of such Person;

(iii) the Borrower may make Restricted Payments with the net cash proceeds from any substantially concurrent sale or issuance of Capital Stock (other than Disqualified Capital Stock) of the Borrower;

(iv) to the extent constituting Restricted Payments, the Borrower and its Subsidiaries may enter into transactions expressly permitted by Section 9.3 or 9.4;

(v) Restricted Payments to redeem, retire or otherwise acquire Capital Stock or options or other equity or phantom equity in respect of Capital Stock from present and former directors, employees or members of management of the Borrower or any Subsidiary of the Borrower (or their estate, family members, spouse and/or former spouse) in connection with the resignation, termination, death or disability of any such director, employee or member of management, in an aggregate amount not to exceed (A) $3,000,000 in any Fiscal Year (the “Employee Redemption Payment Cap”) plus any unused portion of the Employee Redemption Payment Cap from a previous Fiscal Year and (B) $6,000,000 for all such Restricted Payments made after the Closing Date, provided that the amount set forth in this clause (v) may be further increased by the cash proceeds of any key-man life insurance maintained by the Borrower or any of its Subsidiaries;

(vi) to the extent constituting Restricted Payments, repurchases of Capital Stock of the Borrower deemed to occur upon the non-cash exercise of stock options and warrants or similar equity incentive awards;

(vii) the Borrower may declare and make (A) Restricted Payments in an aggregate amount during any Fiscal Year not to exceed an aggregate amount equal to (1) $7,500,000 (the “Restricted Payment Cap”) plus (2) 100% of any unused portion of the Restricted Payment Cap from the immediately preceding Fiscal Year, if after giving effect to such Restricted Payment, the Borrower’s Consolidated Total Leverage Ratio as of the end of the most recent fiscal quarter for which financial statements have been or were required to be delivered as of the date such Restricted Payment is to be made would be greater than 2.50 to 1.00; provided, that the Borrower shall use the entire amount of the Restricted Payment Cap allocated to such Fiscal Year prior to using any of the unused portion of the Restricted Payment Cap allowed to be carried forward from the immediately preceding Fiscal Year and (B) additional Restricted Payments if after giving effect to such Restricted Payment, the Borrower’s Consolidated Total Leverage Ratio as of the end of the most recent fiscal quarter for which financial statements have been or were required to be delivered as of the date of such Restricted Payment is to be made would be less than or equal to 2.50 to 1.00; provided, further, that the aggregate amount of Restricted Payments made pursuant to this clause (vii) after the Closing Date with respect to Subordinated Indebtedness shall not exceed the Threshold Amount.

(viii) the Borrower or any Subsidiary of the Borrower may (A) pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof or any Permitted Acquisition and (B) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion;

(ix) the Borrower may pay dividends and distributions within sixty (60) days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of this Section 9.6;

(x) the Borrower or any Subsidiary of the Borrower may refinance, refund, renew, extend or exchange any Subordinated Indebtedness permitted by Section 9.1(i) and (l), and by any subordination agreement applicable thereto; and

(xi) the Borrower or any Subsidiary of the Borrower may pay interest, expenses and indemnities in respect of Subordinated Indebtedness incurred under Section 9.1(i) and (l) (other than any such payments prohibited by the subordination provisions thereof).

SECTION 9.7 Transactions with Affiliates. Directly or indirectly enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any officer or other Affiliate of, the Borrower or any of its Subsidiaries, other than:

(i) any transaction among the Credit Parties or among the Borrower and its wholly-owned Subsidiaries;

(ii) transactions permitted by Sections 9.1, 9.3, 9.4, 9.5, 9.6 and 9.13;

(iii) transactions existing on the Closing Date and described on Schedule 9.7;

(iv) other transactions in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arm’s-length transaction with an independent, unrelated third party; provided, that, in the case of any such transaction involving aggregate consideration or Property having a fair market value in excess of the Threshold Amount, such transaction shall have been determined in good faith by the board of directors (or equivalent governing body) of the Borrower as having satisfied the standard described in this clause (v);

(v) any employment or severance agreement, compensation, employee benefit arrangements and incentive arrangements or indemnification agreement or arrangement with any officer, director, member or employee entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(vi) payment of reasonable directors fees and customary indemnification agreements with directors, members, officers and employees of the Borrower and its Subsidiaries and reasonable out-of-pocket costs of such Persons may be reimbursed;

(vii) loans and advances to officers, directors and employees of the Company or any Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business;

(viii) any transaction among Non-Guarantor Subsidiaries; and

(ix) transactions between the Borrower or any of its Subsidiaries and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of the Borrower, provided that such director abstains from voting as a director of the Borrower on any matter involving such other Person.

SECTION 9.8 Accounting Changes; Organizational Documents.

(a) With respect to the Credit Parties in existence on the Closing Date, change the Fiscal Year end for any such Credit Party.

(b) Amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner materially adverse to the rights or interests of the Lenders.

SECTION 9.9 Modifications of Material Agreements. Amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of (i) the Note Indenture, other than any modification, amendment, waiver or supplement which, if effected pursuant to a refinancing of the obligations under the Note Indenture would constitute a “Permitted Note Refinancing,” or (ii) any Subordinated Indebtedness in any respect which would materially and adversely affect the rights or interests of the Administrative Agent and the Lenders hereunder.

SECTION 9.10 No Further Negative Pledges; Restrictive Agreements.

(a) Enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except: (i) pursuant to this Agreement and the other Loan Documents; (ii) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 9.1(d); provided, that any such restriction contained therein relates only to the Property (and replacements and accessions to such Property) financed by such Indebtedness and the proceeds and products thereof; (iii) restrictions contained in the organizational documents of any Credit Party as of the Closing Date; (iv) restrictions in connection with any Permitted Lien permitted under Section 9.2(h) or any document or instrument governing any such Permitted Lien; provided, that any such restriction contained therein relates only to Property (and replacements and accessions to such Property, and the proceeds and products thereof) subject to such Permitted Lien; (v) restrictions contained in the Wells Fargo Documents, the Note Indenture, and any agreement, document or instrument evidencing or governing any Permitted Note Refinancing; (vi) negative pledges and restrictions in favor of any holder of Indebtedness to the extent it constitutes Indebtedness of a type permitted under Section 9.1(e), but solely to the extent any restriction relates to the property financed by or the subject of such Indebtedness; (vii) customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby, so long as such restrictions relate solely to the assets subject thereto; (viii) restrictions arising in connection with cash and other deposits permitted under Section 9.2 or 9.3 and limited to such cash or deposit; (ix) customary provisions restricting assignment of any agreement entered into in the ordinary course of business; (x) customary provisions restricting the subletting, sub-charter or assignment of any lease or charter; (xi) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures otherwise permitted under this Agreement which are entered into in the ordinary course of business relating solely to the assets and equity interests of such joint venture; (xii) restrictions imposed by applicable law; and (xiii) restrictions contained in Indebtedness permitted pursuant to Section 9.1(b), (i), (k) and (t), in each case, to the extent no more restrictive to the Borrower and its Subsidiaries than the covenants contained in this Agreement and provided that such restrictions do not restrict Liens on the Collateral, or the Property that would constitute Collateral, as contemplated by the Loan Documents or the first priority status thereof, and do not include equal and ratable clauses with respect to Liens on the Collateral, or the Property that would constitute Collateral; provided that any such restriction imposed by Subordinated Indebtedness permitted pursuant to Section 9.1(i) shall be less restrictive than those in this Agreement in a manner consistent with customary restrictions in senior and subordinated debt instruments.

(b) Enter into, assume or be subject to any agreement prohibiting or otherwise restricting the ability of any Credit Party or any Subsidiary thereof to:

(i) make Restricted Payments to the Borrower or any Subsidiary Guarantor, to make to or repay intercompany Indebtedness to the Borrower or any Subsidiary Guarantor, or to otherwise transfer property to or invest in the Borrower or any Subsidiary Guaranty, except: (A) pursuant to this Agreement and the other Loan Documents; (B) restrictions imposed by Applicable Law; (C) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 9.1(d) (provided, that any such restriction contained therein relates only to the Property (and replacements and accessions to such Property) financed by such Indebtedness and the proceeds and products thereof); (D) any Permitted Lien or any document or instrument governing any Permitted Lien (provided, that any such restriction contained therein relates only to Property (and replacements and accessions to such Property, and the proceeds and products thereof) subject to such Permitted Lien); (E) restrictions that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such restrictions are not entered into in contemplation of such Person becoming a Subsidiary; (F) customary restrictions contained in an agreement related to the sale of Property (to the extent such sale is permitted pursuant to Section 9.5) that limit the transfer of such Property pending the consummation of such sale; (G) restrictions in any agreement in connection with a disposition of all or substantially all of the Capital Stock or assets of any Subsidiary permitted by Section 9.5 (provided, that any such restriction contained therein relates only to the Property (and replacements and accessions to such Property, and the proceeds and products thereof) subject to such disposition); (H) customary provisions in joint venture agreements or other similar agreements applicable to joint ventures otherwise permitted under this Agreement which are entered into in the ordinary course of business and applicable solely to such joint venture; (I) customary net worth provisions contained in real property leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations, including without limitation, the Facility Obligations; (J) restrictions contained in Indebtedness permitted pursuant to Sections 9.1(b), (i), (k) and (t), in each case, to the extent no more restrictive to the Borrower and its Subsidiaries than the covenants contained in this Agreement; provided that any such restriction imposed by Subordinated Indebtedness permitted pursuant to Section 9.1(i) shall be less restrictive than those in this Agreement in a manner consistent with customary restrictions in senior and subordinated debt instruments; (K) customary restrictions in leases, subleases, charters, sub-charters, licenses and sublicenses or asset sale agreements otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto; (L) customary provisions restricting assignment of any agreement entered into in the ordinary course of business; and (M) restrictions contained in the Wells Fargo Documents, the Note Indenture, and any agreement, document or instrument evidencing or governing any Permitted Note Refinancing; or

(ii) act as a Subsidiary Guarantor under the Subsidiary Guaranty Agreement, except (A) pursuant to this Agreement and the other Loan Documents, and (B) restrictions imposed by Applicable Law.

SECTION 9.11 Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

SECTION 9.12 Sale Leasebacks. Except for transactions permitted pursuant to Section 9.5, become liable, directly or by way of any Guaranty Obligation, with respect to any lease of any property (whether real or personal or mixed) whether now owned or hereafter acquired, (i) which any Credit Party has sold or transferred or is to sell or transfer to any other Person, or (ii) which any Credit Party intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by that entity to any other Person in connection with such lease.

SECTION 9.13 Lease Obligations. The Borrower shall not and shall not permit any of its Subsidiaries to, enter into any Operating Lease with respect to any real or personal property (or any interest therein), except (i) Operating Leases which, together with all other such arrangements (excluding those described in clauses (ii) and (iii) below) which shall then be in effect, will not require the payment of an aggregate amount of rentals by the Borrower and its Subsidiaries (determined on a consolidated basis) in excess of the greater of (A) $25,000,000 and (B) 5% of the consolidated revenues of the Borrower and its Subsidiaries (as reflected in the most recent financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 8.1) for any Fiscal Year, (ii) Operating Leases for not more than eighteen (18) months and (iii) Operating Leases in connection with the performance of specific projects for the period of such projects; provided, however, that any calculation made for purposes of this section shall exclude any amounts required to be expended for maintenance, repairs, insurance, taxes, assessments, and other similar charges. For the avoidance of doubt, Synthetic Leases shall be treated as Operating Leases for purposes of determining compliance with this Section 9.13.

SECTION 9.14 Financial Covenants.

(a) Consolidated Total Leverage Ratio. As of the last day of any fiscal quarter of the Borrower, permit the Consolidated Total Leverage Ratio to be greater than 4.50 to 1.00.

(b) Consolidated Fixed Charge Coverage Ratio. As of the last day of any fiscal quarter of the Borrower, permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.25 to 1.00.

ARTICLE X

DEFAULT AND REMEDIES

SECTION 10.1 Events of Default. Each of the following shall constitute an Event of Default:

(a) Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

(b) Other Payment Default. The Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of five (5) Business Days.

(c) Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party in this Agreement, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party in this Agreement, any other Loan Document, or in any document required to be delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.

(d) Default in Performance of Certain Covenants.

(i) Any Credit Party shall default in the performance or observance of any covenant or agreement contained in Article IV (other than Section 4.6), Section 8.1, 8.3, 8.4, or 8.14, or Article IX;

(ii) Any Credit Party shall default in the performance or observance of any covenant or agreement contained in Section 8.2, and such default shall continue for a period of five (5) Business Days after the earlier of (A) the Administrative Agent’s delivery of written notice thereof to the Borrower and (B) a Responsible Officer of the Borrower having obtained knowledge thereof; or

(iii) Any Credit Party shall default in the performance or observe of any covenant or agreement contained in Section 4.6, 8.12 or 8.13, and such default shall continue for a period of ten (10) Business Days after the earlier of (A) the Administrative Agent’s delivery of written notice thereof to the Borrower and (B) a Responsible Officer of the Borrower having obtained knowledge thereof.

(e) Default in Performance of Other Covenants and Conditions. Any Credit Party shall default in the performance or observance of any covenant or agreement contained in this Agreement (other than as specifically provided for in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after the earlier of (i) the Administrative Agent’s delivery of written notice thereof to the Borrower and (ii) a Responsible Officer of the Borrower having obtained knowledge thereof.

(f) Indebtedness Cross-Default. Any Credit Party or any Subsidiary thereof shall (i) default in the payment (beyond the applicable grace period with respect thereto) of any Indebtedness (other than Indebtedness hereunder) having, individually or in the aggregate, an outstanding principal amount (or, with respect to any Hedge Agreement, the Hedge Termination Value) in excess of the Threshold Amount, or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired).

(g) Change in Control. Any Change in Control shall occur.

(h) Voluntary Bankruptcy Proceeding. Any Credit Party or any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(i) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Credit Party or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Credit Party or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(j) Failure of Agreements. (i) Any of the Loan Documents shall for any reason (other than by reason of any action or inaction by the Administrative Agent or any Lender) cease to be valid and binding on any Credit Party party thereto (other than in accordance with the terms hereof or thereof) or any such Person shall disavow its obligations under any of the Loan Documents, (ii) at any time during a Perfection Period, any Lien intended to be created under any Security Document ceases to be or is not valid and perfected in any respect (other than pursuant to the terms thereof, including as a result of a transaction permitted under Section 9.4 or 9.5 or by reason of any action or inaction by the Administrative Agent or any Lender), or any such Lien shall not have the purported priority contemplated by this Agreement or any of the other Loan Documents, or (iii) any provision (other than any provision, the invalidity of which is not adverse to the Lenders) of any Lender-Surety Agreement shall for any reason (other than by reason of any action or inaction by the Administrative Agent or any Lender) cease to be in full force and effect, other than in accordance with its terms and such failure shall continue for a period of five (5) Business Days after the Administrative Agent’s delivery of written notice thereof to the Borrower.

(k) ERISA Events. The occurrence of a Termination Event.

(l) Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments or orders (net of any amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) to exceed the Threshold Amount shall be entered and is binding against any Credit Party or any Subsidiary thereof by any court and such judgment or order shall continue without having been discharged, vacated or stayed for a period of thirty (30) consecutive days after the entry thereof.

(m) Bonding Agreement.

(i) Any Surety for the Borrower or any of its Subsidiaries with respect to any marine construction or dredging contracts to be entered into by the Borrower or any such Subsidiary for any reason ceases to issue such bonds, undertakings or instruments of guaranty and (A) the Borrower and its Subsidiaries fail to cause another Person reasonably acceptable to the Administrative Agent (provided that any such Person shall be deemed to be acceptable if its bonds, undertakings or instruments of guaranty are accepted by contract providers for the Borrower and its Subsidiaries) to issue bonds, undertakings or instruments of guaranty within 90 days of the date that such original Surety ceased to issue bonds, undertakings or instruments of guaranty, or (B) such denial, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or

(ii) (A) At any time, any Surety for the Borrower or any of its Subsidiaries shall violate any term of the Lender-Surety Agreement to which it is a party, which violation would adversely affect the rights or interests of the Administrative Agent and the Lenders under the Loan Documents and such violation shall continue for a period of five (5) Business Days after the Administrative Agent’s delivery of written notice thereof to such Surety and the Borrower, (B) any Surety exercises any rights or remedies as a secured party with respect to any Collateral, or Property that would constitute Collateral, or (C) any Surety takes possession of any Collateral, or Property that would constitute Collateral, and such action continues for a period of ten (10) Business Days after the earlier of (A) the Administrative Agent’s delivery of written notice thereof to the Borrower and (B) a Responsible Officer of the Borrower having obtained knowledge thereof; or

(iii) The Borrower or any of its Subsidiaries defaults in the payment when due of any amount due under any Bonding Agreement or breaches or defaults with respect to any other term of any Bonding Agreement, if the effect of such failure to pay, default or breach is to cause the related Surety to take possession of the work under any of the bonded contracts of the Borrower or any of its Subsidiaries and such possession could reasonably be expected to result in a Material Adverse Effect; or

(iv) Any Credit Party breaches or defaults with respect to any term under any of the bonded contracts of such Credit Party, if the effect of such default or breach is to cause the related Surety to take possession of the work under such bonded contract and such possession could reasonably be expected to result in a Material Adverse Effect.

SECTION 10.2 Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a) Acceleration; Termination of Revolving Credit Facility. Terminate the Aggregate Commitment and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Revolving Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 10.1(h) or (i), the Revolving Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a Cash Collateral account opened by the Administrative Agent Cash Collateral in Dollars the Dollar Equivalent Amount equal to 105% of the aggregate undrawn and unexpired amount of each such Letter of Credit. Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrower. The Administrative Agent or the applicable Issuing Lender may, at any time and from time to time after any initial deposit of Cash Collateral pursuant to the terms hereof, request that additional Cash Collateral be provided in order to maintain such 105% coverage as a result of fluctuations in the Exchange Rate.

(c) General Remedies. Exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations.

SECTION 10.3 Rights and Remedies Cumulative; Non-Waiver; etc.

(a) The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.2 for the benefit of all the Lenders and the Issuing Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as a Issuing Lender or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 12.4 (subject to the terms of Section 5.4), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 5.4(d), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 10.4 Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 10.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Lenders upon the Facility Obligations and all net proceeds from the enforcement of the Facility Obligations shall be applied:

First, to payment of that portion of the Facility Obligations constituting fees, indemnities, expenses and other amounts, including reasonable out-of-pocket attorney fees, payable to the Administrative Agent in its capacity as such, each Issuing Lender in its capacity as such and the Swingline Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Lenders and Swingline Lender in proportion to the respective amounts described in this clause First payable to them;

Second, to payment of that portion of the Facility Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including reasonable out-of-pocket attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Facility Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Facility Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Facility Hedge Agreements and Facility Cash Management Agreements, ratably among the Lenders, the Issuing Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of each Issuing Lender, to Cash Collateralize any L/C Obligations then outstanding; and

Last, the balance, if any, after all of the Facility Obligations have been paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Facility Obligations arising under Facility Cash Management Agreements and Facility Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XI for itself and its Affiliates as if a “Lender” party hereto.

SECTION 10.5 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 3.3, 5.3 and 12.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(c) and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 5.3 and 12.3.

SECTION 10.6 Credit Bidding.

(a) The Administrative Agent, on behalf of itself and the Lenders, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Lenders all or any portion of Collateral, or Property that would constitute Collateral, at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law.

(b) Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral, or Property that would constitute Collateral.

ARTICLE XI

THE ADMINISTRATIVE AGENT

SECTION 11.1 Appointment and Authority.

(a) Each of the Lenders and each Issuing Lender hereby irrevocably designates and appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither the Borrower nor any Subsidiary thereof shall, except as expressly set forth in this Article, have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential Hedge Bank or Cash Management Bank) and each Issuing Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Facility Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article XI for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Articles XI and XII (including Section 12.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 11.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 11.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan

Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.2 and Section 10.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 11.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any certification submitted by the Borrower with respect to the confirmation of the conditions to the occurrence of a Release Date or the Springing Lien Termination Date, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 11.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Revolving Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable order that any direct (as opposed to indirect, special, punitive, consequential or exemplary) damages suffered by the Borrower or any of its Subsidiaries were caused by the Administrative Agent’s gross negligence or willful misconduct.

SECTION 11.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders and the Borrower may, to the extent permitted by Applicable Law, by notice in writing to such Person, remove such Person as the Administrative Agent and, the Required Lenders and the Borrower may appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 12.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation by Wells Fargo (or any successor or assignee thereof) as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

SECTION 11.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 11.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, bookrunners, lead managers, arrangers, lead arrangers or co-arrangers listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

SECTION 11.9 Collateral and Guaranty Matters.

(a) Each of the Lenders (including in its or any of its Affiliate’s capacities as a potential Hedge Bank or Cash Management Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i) to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document (A) upon the termination of the Aggregate Commitment and payment in full of all Facility Obligations (other than (1) contingent indemnification obligations and (2) obligations and liabilities under Facility Cash Management Agreements or Facility Hedge Agreements) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Lender shall have been made), (B) that is sold or otherwise disposed of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, (C) if approved, authorized or ratified in writing in accordance with Section 12.2 and (D) on each Release Date and on the Springing Lien Termination Date;

(ii) to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien which by operation of law or contract would have priority over the Liens securing the Obligations; and

(iii) to release any Subsidiary Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement pursuant to this Section 11.9. In each case as specified in this Section 11.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Subsidiary Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 11.9. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction permitted pursuant to Section 9.5, the Liens created by any of the Loan Documents on such property shall be automatically released without need for further action by any person.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 11.10 Facility Hedge Agreements and Facility Cash Management Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 10.4 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to the Borrower:

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, Illinois 60523

Attention:         Bruce J. Biemeck, President and

                          Chief Financial Officer

Telephone No.: 630-574-2948

Facsimile No.: 630-574-3007

E-mail: bjbiemeck@gldd.com

With copies to:

Jenner & Block LLP

353 N. Clark Street

Chicago, IL 60654-3456

Attention of: Brian S. Hart

Telephone No.: 312-923-2618

Facsimile No.: 312-923-2718

E-mail: bhart@jenner.com

If to Wells Fargo, as Administrative Agent:

Wells Fargo Bank, National Association

MAC D1109-019

1525 West W.T. Harris Blvd.

Charlotte, NC 28262

Attention of: Syndication Agency Services

Telephone No.: (704) 590-2703

Facsimile No.: (704) 590-3481

With copies to:

Wells Fargo Bank, National Association

1000 Louisiana Street, 4th Floor

Houston, TX 77002-5027

Attention of: Sushim Shah, Vice President

Telephone No.: (713) 319-1374

Facsimile No.: (713) 739-1080

E-mail: Sushim.Shah@wellsfargo.com

and

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attention of: Michael L. Gold

Telephone No.: 312-853-7827

Facsimile No.: 312-853-7036

E-mail: mgold@sidley.com

If to any Lender:

To the address set forth on the Register

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Article II if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

(d) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(e) Platform.

(i) Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lenders and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the any Credit Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Issuing Lender or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

(f) Private Side Designation. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Applicable Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Applicable Laws.

SECTION 12.2 Amendments, Waivers and Consents. Except as set forth below, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

(a) increase or extend the Commitment of any Lender (or re-instate any Commitment terminated pursuant to Section 10.2) or the amount of Loans of any Lender, in any case, without the written consent of such Lender;

(b) waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any scheduled payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 5.1(c) or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder;

(d) change Section 5.6 or Section 10.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(e) change Sections 2.4(b)(i) and 10.4 in a manner that would alter the order of application of amounts prepaid pursuant thereto without the written consent of each Lender directly and adversely affected thereby;

(f) change any provision of this Section or reduce the percentages specified in the definitions of “Required Lenders,” or “Supermajority Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(g) consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as otherwise permitted by this Agreement), in each case, without the written consent of each Lender;

(h) release (i) all of the Subsidiary Guarantors or (ii) Subsidiary Guarantors comprising substantially all of the credit support for the Obligations, in any case, from the Subsidiary Guaranty Agreement (other than as authorized in Section 11.9), without the written consent of each Lender; or

(i) at any time during a Perfection Period, release all or substantially all of the Collateral or release any Security Document (other than as permitted in Section 4.3, authorized in Section 11.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (v) no amendment, waiver or consent shall, unless in writing and signed by the Supermajority Lenders, (x) affect the rights of the Supermajority Lenders to retract a Perfection Trigger Event to the extent set forth in the definition of “Perfection Trigger Event”, or (y) amend any provision of the definition of “Perfection Trigger Event” the waiver of which would require the consent of the Supermajority Lenders under clause (x) above, and (vi) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (a) the Commitment of such Lender may not be increased or extended or (b) no amendment, waiver of consent of the type set forth in Sections 12.2 (b) and (c) which would otherwise require the consent of each Lender shall be permitted, in each case, without the consent of such Defaulting Lender.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 12.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 5.13 (including, without limitation, as applicable, (1) to permit the Incremental Commitment Increases to share ratably in the benefits of this Agreement and the other Loan Documents and (2) to include the Incremental Commitment Increases or outstanding Incremental Loans in any determination of (i) Required Lenders or Required Lenders, as applicable or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Commitment Percentage, in each case, without the written consent of such affected Lender.

SECTION 12.3 Expenses; Indemnity.

(a) Costs and Expenses. The Borrower and any other Credit Party, jointly and severally, shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the Revolving Credit Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by the Issuing Lenders in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out of pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout or restructuring in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), damages, liabilities and related reasonable out-of-pocket expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless, each Indemnitee from, and shall pay or reimburse any such Indemnitee for, all reasonable out-of-pocket fees and disbursements for attorneys, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Transactions), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property or vessel owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (or such Indemnitee’s officer’s employees, directors, controlled representative or controlled affiliates involved in the arrangement of this Agreement) or (y) result from a claim brought by any Credit Party or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), an Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, then (without limiting the Borrower’s obligation to do so) each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Lenders or the Swingline Lender solely in its capacity as such, only the Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lenders or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 5.7.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

(f) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 12.4 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender and the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency), other than deposits in fiduciary accounts as to which a Credit Party is acting as a fiduciary for another Person who is not a Credit Party at any time, owing by such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the Obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender or the Swingline Lender or any of their respective Affiliates, irrespective of whether or not such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender, the Swingline Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 10.4 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, each Issuing Lender and the Swingline Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 12.5 Governing Law; Jurisdiction, Etc.

(a) Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, any Issuing Lender or the Swingline Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 12.6 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). IF AND TO THE EXTENT THAT THE FOREGOING WAIVER OF THE RIGHT TO A JURY TRIAL IS UNENFORCEABLE FOR ANY REASON IN SUCH FORUM, EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE

ADJUDICATION OF ALL CLAIMS PURSUANT TO JUDICIAL REFERENCE AS PROVIDED IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638, AND THE JUDICIAL REFEREE SHALL BE EMPOWERED TO HEAR AND DETERMINE ALL ISSUES IN SUCH REFERENCE, WHETHER FACT OR LAW. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND CONSENT AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 12.7 Reversal of Payments. To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 12.8 Injunctive Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

SECTION 12.9 Accounting Matters. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 12.10 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (except in connection with a transaction permitted under this Agreement) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder, except (i) to an assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in clause (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent six (6) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such sixth (6th) Business Day;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment, except to the extent required by clause (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within six (6) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consents of the Issuing Lenders and the Swingline Lender shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Subsidiaries or Affiliates, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to any Person set forth on Schedule 12.10.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lenders, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.8, 5.9, 5.10, 5.11 and 12.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption and each Lender Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Lenders, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 12.2 that directly affects such Participant and could not be affected by a vote of the Required Lenders. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.8, 5.9, 5.10 and 5.11 (subject to the requirements and limitations therein, including the requirements of Section 5.11(f) (it being understood that the documentation required under Section 5.11(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.12 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 5.10 and 5.11, with respect to such participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.12(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 5.6 as though it were a Lender.

(e) Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 12.11 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with customary practices), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Facility Hedge Agreement or Facility Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Facility Hedge Agreement or Facility Cash Management Agreement, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights and obligations under this Agreement, and (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Revolving Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility (it being understood that, prior to any such disclosure, such Person to whom such disclosure is to be made will be informed of the confidential nature of such Information and shall undertake to keep such Information confidential in accordance with customary practices); (h) with the written consent of the Borrower, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower or any Affiliate of the Borrower or (k) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates. In addition, each of the Administrative Agent, the Lenders and the Issuing Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the Lenders or the Issuing Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Extensions of Credit. For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is publicly available to the Administrative Agent, any Lender or any Issuing Lender prior to disclosure by any Credit Party or any Subsidiary thereof other than as a result of a breach of this Section; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential or is delivered pursuant to Section 8.1, 8.2 or 8.3 hereof and is not publically available. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and each Issuing Lender acknowledges that (i) the Information may include material non-public information concerning the Borrower or any of its Subsidiaries, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it is required to handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

SECTION 12.12 Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 12.13 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Revolving Credit Facility has not been terminated.

SECTION 12.14 Survival.

(a) All representations and warranties set forth in Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b) Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XII, Section 5.9, Section 5.10, Section 5.11 and Section 11.3 shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 12.15 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 12.16 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 12.17 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 12.18 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the Termination Date. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 12.19 USA PATRIOT Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the Subsidiary Guarantors, which information includes the name and address of the Borrower and each Subsidiary Guarantor and other information that will allow such Lender to identify the Borrower or such Subsidiary Guarantor in accordance with the PATRIOT Act.

SECTION 12.20 Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

SECTION 12.21 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (a)(i) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (ii) no Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

GREAT LAKES DREDGE & DOCK CORPORATION, as Borrower

By:	/s/ Bruce J. Biemeck
Name:	Bruce J. Biemeck
Title:	President and Chief Financial Officer

GREAT LAKES DREDGE & DOCK ENVIRONMENTAL, INC., as a Credit Party

By:	/s/ Bruce J. Biemeck
Name:	Bruce J. Biemeck
Title:	Senior Vice President and Chief Financial Officer

GREAT LAKES DREDGE & DOCK
COMPANY, LLC, as a Credit Party

By:	/s/ Bruce J. Biemeck
Name:	Bruce J. Biemeck
Title:	President and Chief Financial Officer

DAWSON MARINE SERVICES COMPANY, as a Credit Party

By:	/s/ Catherine Hoffman
Name:	Catherine Hoffman
Title:	President

NASDI HOLDINGS CORPORATION, as a Credit Party

By:	/s/ Bruce J. Biemeck
Name:	Bruce J. Biemeck
Title:	Vice President and Chief Financial Officer

Signature Page to

Credit Agreement

NASDI, LLC, as a Credit Party

By:	/s/ Bruce J. Biemeck
Name:	Bruce J. Biemeck
Title:	Vice President

FIFTY-THREE DREDGING CORPORATION, as a Credit Party

By:	/s/ Paul E. Dinquel
Name:	Paul E. Dinquel
Title:	Vice President

YANKEE ENVIRONMENTAL SERVICES, LLC, as a Credit Party

By:	/s/ Bruce J. Biemeck
Name:	Bruce J. Biemeck
Title:	Vice President and Chief Financial Officer

Signature Page to

Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, an Issuing Lender and a Lender

By:	/s/ Sushim R. Shah
Name:	Sushim R. Shah
Title:	VP & Senior Relationship Manager

BANK OF AMERICA, N.A., as an Issuing Lender and as a Lender

By:	/s/ Jonathan M. Phillips
Name:	Jonathan M. Phillips
Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jon Hinard
Name:	Jon Hinard
Title:	Senior Vice President

BMO HARRIS FINANCING, INC., as a Lender

By:	/s/ Michael Gift
Name:	Michael Gift
Title:	Vice President

FIFTH THIRD BANK, as a Lender

By:	/s/ Robert Mangers
Name:	Robert Mangers
Title:	Vice President

MB FINANCIAL BANK, N.A., as a Lender

By:	/s/ Timothy E. Broccolo
Name:	Timothy E. Broccolo
Title:	Senior Vice President

DEUTSCHE BANK AG, NEW YORK BRANCH, as a Lender

By:	/s/ Scottye Lindsey
Name:	Scottye Lindsey
Title:	Director

By:	/s/ Dusan Lazarov
Name:	Dusan Lazarov
Title:	Director

EXHIBIT A-1

FORM OF REVOLVING CREDIT NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, GREAT LAKES DREDGE & DOCK CORPORATION, a Delaware corporation (the “Borrower”), promises to pay to                        (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the principal sum of                         DOLLARS ($                    ) or, if less, the unpaid principal amount of all Revolving Credit Loans made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of June 4, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, the other Credit Parties party thereto from time to time, the Lenders who are or may become a party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and as an Issuing Lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Revolving Credit Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 5.1 of the Credit Agreement. All payments of principal and interest on this Revolving Credit Note shall be payable in lawful currency of the United States in immediately available funds to the account designated in the Credit Agreement.

This Revolving Credit Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Revolving Credit Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Revolving Credit Note and on which such Obligations may be declared to be immediately due and payable.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

The Indebtedness evidenced by this Revolving Credit Note is senior in right of payment to all Subordinated Indebtedness referred to in the Credit Agreement.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Revolving Credit Note.

IN WITNESS WHEREOF, the undersigned has executed this Revolving Credit Note as of the day and year first above written.

[Remainder of page left intentionally blank]

GREAT LAKES DREDGE & DOCK CORPORATION

By:
Name:
Title:

EXHIBIT A-2

FORM OF SWINGLINE NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, GREAT LAKES DREDGE & DOCK CORPORATION, a Delaware corporation (the “Borrower”), promises to pay to WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the principal sum of                         DOLLARS ($                    ) or, if less, the principal amount of all Swingline Loans made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of June 4, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, the other Credit Parties party thereto from time to time, the Lenders who are or may become a party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and as an Issuing Lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Swingline Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 5.1 of the Credit Agreement. Swingline Loans refunded as Revolving Credit Loans in accordance with Section 5.1 of the Credit Agreement shall be payable by the Borrower as Revolving Credit Loans pursuant to the Revolving Credit Notes, and shall not be payable under this Swingline Note as Swingline Loans. All payments of principal and interest on this Swingline Note shall be payable in lawful currency of the United States in immediately available funds to the account designated in the Credit Agreement.

This Swingline Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Swingline Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Swingline Note and on which such Obligations may be declared to be immediately due and payable.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

The Indebtedness evidenced by this Swingline Note is senior in right of payment to all Subordinated Indebtedness referred to in the Credit Agreement.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Swingline Note.

IN WITNESS WHEREOF, the undersigned has executed this Swingline Note as of the day and year first above written.

[Remainder of page left intentionally blank]

GREAT LAKES DREDGE & DOCK CORPORATION

By:
Name:
Title:

EXHIBIT B

FORM OF NOTICE OF BORROWING

Dated as of:

Wells Fargo Bank, National Association,

    as Administrative Agent

MAC D 1109-019

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Email: agencyservices.requests@wellsfargo.com

Fax: 704-715-0017

Ladies and Gentlemen:

This irrevocable Notice of Borrowing is delivered to you pursuant to Section 2.3(a) of the Credit Agreement dated as of June 4, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Great Lakes Dredge & Dock Corporation, a Delaware corporation (the “Borrower”), the other Credit Parties party thereto from time to time, the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and as an Issuing Lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1. The Borrower hereby requests that the Lenders make [a Revolving Credit Loan] [a Swingline Loan] to the Borrower in the aggregate principal amount of $                     1 [denominated in [Alternative Currency]].

2. The Borrower hereby requests that such Loan be made on the following Business Day:                                 (the “Borrowing Date”).2

3. The Borrower hereby requests that such Loan bear interest at the following interest rate, plus the Applicable Margin, as set forth below:

Component of Loan	Interest Rate	Interest Period (LIBOR Rate only)	Termination Date for Interest Period (if applicable)

[1]	Complete with an amount in accordance with Section 2.3(a) of the Credit Agreement.
[2]	Complete with a Business Day in accordance with Section 2.3(a) of the Credit Agreement for Revolving Credit Loans or Swingline Loans.

[Base Rate or LIBOR

Rate]3

4. The Borrower hereby certifies that the following statements will be true and correct on the Borrowing Date:

(a) After giving effect to the requested borrowing, (i) the Dollar Equivalent Amount of Outstandings do not exceed the Aggregate Commitment, [(ii) the aggregate Dollar Equivalent Amount of the Revolving Credit Exposure of any Lender does not exceed such Lender’s Commitment and (iii) the Dollar Equivalent Amount of all Revolving Credit Loans denominated in Alternative Currencies does not exceed the Alternative Currency Loan Commitment]4 [and (ii) the aggregate principal amount of all outstanding Swingline Loans does not exceed the Swingline Commitment]5.

(b) The representations and warranties contained in Article VII of the Credit Agreement are true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty is true and correct in all respects on and as of the Borrowing Date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty is true and correct in all respects as of such earlier date).

(c) No Default or Event of Default exists, or would result from, such proposed borrowing or from the application of the proceeds therefrom.

[Signature Page Follows]

[3]

Complete with (i) the Base Rate or the LIBOR Rate for Revolving Credit Loans, (ii) the LIBOR Rate for Revolving Credit Loans denominated in Alternative Currencies or (iii) the Base Rate for Swingline Loans.

[4]	Include if the requested borrowing is for Revolving Credit Loans.
[5]	Include if the requested borrowing is for Swingline Loans.

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the day and year first written above.

GREAT LAKES DREDGE & DOCK CORPORATION

By:
Name:
Title:

EXHIBIT C

FORM OF NOTICE OF ACCOUNT DESIGNATION

Dated as of:

Wells Fargo Bank, National Association,

    as Administrative Agent

MAC D 1109-019

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Email: agencyservices.requests@wellsfargo.com

Fax: 704-715-0017

Ladies and Gentlemen:

This Notice of Account Designation is delivered to you pursuant to Section 2.3(b) of the Credit Agreement dated as of June 4, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Great Lakes Dredge & Dock Corporation, a Delaware corporation (the “Borrower”), the other Credit Parties party thereto from time to time, the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and as an Issuing Lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1. The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account(s):

ABA Routing Number:
Account Number:

2. This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided to the Administrative Agent.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation as of the day and year first written above.

GREAT LAKES DREDGE & DOCK CORPORATION

By:
Name:
Title:

EXHIBIT D

FORM OF NOTICE OF PREPAYMENT

Dated as of:

Wells Fargo Bank, National Association,

    as Administrative Agent

MAC D 1109-019

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Email: agencyservices.requests@wellsfargo.com

Fax: 704-715-0017

Ladies and Gentlemen:

This irrevocable Notice of Prepayment is delivered to you pursuant to Section 2.4(c) of the Credit Agreement dated as of June 4, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Great Lakes Dredge & Dock Corporation, a Delaware corporation (the “Borrower”), the other Credit Parties party thereto from time to time, the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and as an Issuing Lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1. The Borrower hereby provides notice to the Administrative Agent that it shall prepay the following [Base Rate Loans] and/or [LIBOR Rate Loans]: $            .6

2. The Loan to be prepaid is [check each applicable box]

☐	a Swingline Loan

☐	a Revolving Credit Loan

3. The Borrower shall repay the above-referenced Loans on the following Business Day:                         .7

[Signature Page Follows]

[6]	Complete with an amount in accordance with Section 2.4 of the Credit Agreement.
[7]

Complete with a date no earlier than (i) the same Business Day as of the date of this Notice of Prepayment with respect to any Swingline Loan or Base Rate Loan and (ii) three (3) Business Days subsequent to date of this Notice of Prepayment with respect to any LIBOR Rate Loan.

IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment as of the day and year first written above.

GREAT LAKES DREDGE & DOCK CORPORATION

By:
Name:
Title:

EXHIBIT E

FORM OF NOTICE OF CONVERSION/CONTINUATION

Dated as of:

Wells Fargo Bank, National Association,

    as Administrative Agent

MAC D 1109-019

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Email: agencyservices.requests@wellsfargo.com

Fax: 704-715-0017

Ladies and Gentlemen:

This irrevocable Notice of Conversion/Continuation (this “Notice”) is delivered to you pursuant to Section 5.2 of the Credit Agreement dated as of June 4, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Great Lakes Dredge & Dock Corporation, a Delaware corporation (the “Borrower”), the other Credit Parties party thereto from time to time, the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and as an Issuing Lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1.	The Loan to which this Notice relates is a Revolving Credit Loan.

2.	This Notice is submitted for the purpose of: (Check one and complete applicable information in accordance with the Credit Agreement.)

☐	Converting all or a portion of a Base Rate Loan into a LIBOR Rate Loan

	Outstanding principal balance:	$

	Principal amount to be converted:	$

Requested effective date of conversion:

Requested new Interest Period:

☐	Converting a portion of LIBOR Rate Loan into a Base Rate Loan

	Outstanding principal balance:	$

	Principal amount to be converted:	$

Last day of the current Interest Period:

Requested effective date of conversion:

☐	Continuing all or a portion of a LIBOR Rate Loan as a LIBOR Rate Loan

	Outstanding principal balance:	$

	Principal amount to be continued:	$

Last day of the current Interest Period:

Requested effective date of continuation:

Requested new Interest Period:

3. The Borrower hereby certifies that the following statements will be true and correct on the date of the requested [Conversion][Continuation]:

(a) The representations and warranties contained in Article VII of the Credit Agreement are true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty is true and correct in all respects on and as of the date of proposed [Conversion][Continuation] with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty is true and correct in all respects as of such earlier date).

(b) No Default or Event of Default exists, or would result from, such proposed [Conversion][Continuation].

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion/Continuation as of the day and year first written above.

GREAT LAKES DREDGE & DOCK CORPORATION

By:
Name:
Title:

EXHIBIT F

FORM OF OFFICER’S COMPLIANCE CERTIFICATE

The undersigned, on behalf of Great Lakes Dredge & Dock Corporation, a Delaware corporation (the “Borrower”), does hereby certify to the Administrative Agent and the Lenders, each as defined in the Credit Agreement referred to below, solely in [her] [his] capacity as an officer of the Borrower and not in an individual capacity, as follows:

1. This certificate is delivered to you pursuant to Section 8.2(a) of the Credit Agreement dated as of June 4, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the other Credit Parties party thereto from time to time, the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and as an Issuing Lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

2. I have reviewed the financial statements of the Borrower and its Subsidiaries dated as of                         and for the [Fiscal Year ended December 31, 20[        ]] [fiscal quarter ended [                    ], 20[        ]] and such statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the period[s] then ended.

3. I have reviewed the terms of the Credit Agreement, and the related Loan Documents. Such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor do I have any knowledge of the existence of any such condition or event as at the date of this certificate [except, as set forth below, which accurately describes the nature of the condition(s) or event(s) that constitute a Default or an Event of Default and the actions which the Borrower [is taking] [is planning to take] with respect thereto].

4. The Applicable Margins and calculations determining such figures are set forth on the attached Schedule 1. The Borrower and its Subsidiaries are in compliance with the financial covenants contained in Section 9.14 of the Credit Agreement and the calculations which provide the basis for such certification are set forth on the attached Schedule 1.

[Signature Page Follows]

IN WITNESS WHEREOF the undersigned has executed this Officer’s Compliance Certificate as of the day and year first written above.

GREAT LAKES DREDGE & DOCK CORPORATION

By:
Name:
Title:

Schedule 1

to

Officer’s Compliance Certificate

[To be provided in a form acceptable to the Administrative Agent]

EXHIBIT G

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the “Assignor”) and [the] [each]8 Assignee identified on the Schedules hereto as “Assignee” or as “Assignees” (collectively, the “Assignees” and each an “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignees][the Assignors]9 hereunder are several and not joint.]10 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified in Schedule 1 attached hereto of all of such outstanding rights and obligations of the Assignor under the Credit Agreement (including without limitation any letters of credit, guarantees, and swingline loans included thereunder) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[INSERT NAME OF ASSIGNOR]

2.	Assignee(s):	See Schedules attached hereto

[8]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[9]	Select as appropriate.
[10]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

3.	Borrower:	Great Lakes Dredge & Dock Corporation

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of June 4,2012 among Great Lakes Dredge & Dock Corporation, as Borrower, the other Credit Parties party thereto from time to time, the Lenders party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and as an Issuing Lender (as amended, restated, supplemented or otherwise modified)

6.	Assigned Interest:	See Schedules attached hereto

[7.	Trade Date:	][11]

[Remainder of Page Intentionally Left Blank]

[11]	To be completed if the Assignor and the Assignees intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                                 , 2             [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEES

See Schedules attached hereto

[Consented to and]12 Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, [Issuing Lender and Swingline Lender]

By
Title:

[Consented to:]13

GREAT LAKES DREDGE & DOCK CORPORATION

By
Title:

[12]	To be added only if the consent of the Administrative Agent and/or the Swingline Lender and Issuing Lender is required by the terms of the Credit Agreement.
[13]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

SCHEDULE 1

To Assignment and Assumption

By its execution of this Schedule, the Assignee identified on the signature block below agrees to the terms set forth in the attached Assignment and Assumption.

Assigned Interests:

Aggregate Amount of Commitment/ Loans for all Lenders[14]	Amount of Commitment/ Loans Assigned[15]	Percentage Assigned of Commitment/ Loans[16]	CUSIP Number
$	$	%
$	$	%
$	$	%

[NAME OF ASSIGNEE][17]
[and is an Affiliate/Approved Fund of [identify Lender]18]

By:
Title:

[14]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[15]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[16]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[17]	Add additional signature blocks, as needed.
[18]	Select as applicable.

ANNEX 1

to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 12.10(b), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 12.10(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted by the terms of the Credit Agreement. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT H

FORM OF LENDER-SURETY AGREEMENT

(See Attached)

LENDER-SURETY PRIORITY AGREEMENT

THIS LENDER-SURETY PRIORITY AGREEMENT (“Agreement”), dated         , 2012, is entered into by:

1.	WELLS FARGO BANK, N.A., a national banking association, as Administrative Agent (the “Agent”) for the lenders under the Lender Credit Agreement (as defined below), and

2.	ZURICH AMERICAN INSURANCE COMPANY and its Subsidiaries and Affiliates including, but not limited to FIDELITY AND DEPOSIT COMPANY OF MARYLAND, COLONIAL AMERICAN CASUALTY AND SURETY COMPANY, and AMERICAN GUARANTEE AND LIABILITY INSURANCE COMPANY, its successors and assigns (“Surety”).

Agent and Surety agree that all capitalized terms used in this Agreement but not defined herein shall have the meaning given such terms in the Equipment Utilization Agreement, dated June 4, 2012 (the “EUA”), which has been executed by Indemnitors and Agent.

WHEREAS Great Lakes Dredge & Dock Corporation (“Great Lakes”), Great Lakes Dredge & Dock Company, LLC, Lydon Dredging & Construction Company, Ltd., Fifty-Three Dredging Corporation, Dawson Marine Services Company, Great Lakes Dredge & Dock Environmental, Inc. (f/k/a Great Lakes Caribbean Dredging, Inc.), NASDI, LLC, NASDI Holdings Corporation, Yankee Environmental Services, LLC and Great Lakes Dredge & Dock (Bahamas) Ltd.(collectively, the “Indemnitors”) may provide Agent a mortgage on certain equipment of Indemnitors (the “Collateral Equipment”) and a right to attach and perfect a security interest in the Collateral Equipment, in connection with that certain Credit Agreement, dated as of June 4, 2012, among Great Lakes, certain subsidiaries of Great Lakes party thereto, as Credit Parties, Agent and the other lenders party thereto from time to time (as amended, restated, supplemented, refinanced or replaced from time to time, the “Lender Credit Agreement”); and

WHEREAS Indemnitors have provided Surety with a security interest in the Collateral Equipment (among other interests, rights and remedies) pursuant to the terms of, and as defined in, the General Agreement of Indemnity, dated September 7, 2011 (the “GIA”); and

WHEREAS Agent and Indemnitors have provided Surety a priority right to access and use the Collateral Equipment pursuant to the terms of the EUA; and

WHEREAS Agent desires for Surety to agree with Agent in advance on the priority of their respective mortgages, security interests and liens with respect to the Collateral Equipment in the event such mortgages security interests and liens are created or perfected; and

WHEREAS Surety is willing to agree to the priority of Surety’s and Agent’s respective mortgages, security interests and liens with respect to the Collateral Equipment, in exchange for Surety’s being granted a second mortgage on the Collateral Equipment.

Great Lakes Lender-Surety Priority Agreement	page 1 of 9

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, Agent and Surety agree as follows:

1. Collateral Equipment: The Collateral Equipment to which this Agreement applies is defined as the equipment listed on Exhibit A SCHEDULE OF COLLATERAL EQUIPMENT which is attached to this Agreement and incorporated herein by reference, as may be modified as provided herein. This Agreement does not apply to any other machinery, plant, equipment or other property of Indemnitors.

2. Surety Mortgage: Surety agrees that it will not perfect or file mortgages with respect to any of the Collateral Equipment, unless and until it shall have first provided Agent with 60 days written notice.

3. Priorities: Agent and Surety acknowledge and agree that the other may perfect a security interest in the Collateral Equipment. With respect to Agent’s and Surety’s mortgages, security interests and liens in the Collateral Equipment, Agent and Surety agree that as between Agent and Surety, Agent’s mortgage, security interests and liens in the Collateral Equipment shall be senior and prior in right to Surety’s mortgages, security interests and liens in the Collateral Equipment, and Surety’s mortgages, security interests and liens shall be junior to Agent’s mortgages, security interests and liens, notwithstanding the order, manner or timing of attachment or perfection of any such mortgages, security interests or liens or the validity, enforceability, perfection or unavoidability thereof or any failure by Agent or the Surety to take any action to attach or perfect such security interests or liens.

4. No Challenge: Agent and Surety agree not to institute or join in any legal action challenging the validity, enforceability, perfection or unavoidability of their respective mortgages, security interests or liens with respect to the Collateral Equipment.

5. Right to Enforce and Transfer; Release: Agent and Surety agree that the other party may take action to enforce that party’s rights and interest in the Collateral Equipment, including any rights which may result in the transfer of such Collateral Equipment to third parties, provided that a) the enforcing party provides prior written notice to the other party of the enforcing party’s foreclosure or similar disposition of any such Collateral Equipment; b) any such exercise and enforcement or other disposition by Agent of any Collateral Equipment shall be subject to and shall not interfere with Surety’s continuing rights and interests and priority access and use under and pursuant to the terms of the EUA. In the event of any transfer of such Collateral Equipment to third parties by the Agent in connection with an enforcement by the Agent or in connection with a consensual disposition and, in any such event pursuant to which the Agent shall release its mortgages, security interests or liens with respect to such Collateral Equipment, Surety shall promptly release its mortgages, security interests and liens on such Collateral Equipment, provided that Surety’s mortgages, security interests and liens shall remain on the proceeds of such Collateral Equipment, subject to the relative priorities set forth in section 3 above. Surety hereby authorizes Agent to effect such lien releases on behalf of Surety and to execute and deliver all instruments to effect such release of Surety’s mortgages, security interests and liens (which authorization being coupled with an interest, is irrevocable).

6. Modification of Exhibit A. Exhibit A may be modified by a Rider to this Agreement upon written notice by Agent to Surety at any time.

Great Lakes Lender-Surety Priority Agreement	page 2 of 9

7. Collateral Proceeds: If any Collateral proceeds (including, without limitation, insurance proceeds or distributions pursuant to any plan of reorganization or other insolvency proceeding with respect to any Indemnitor) are received by Surety with respect to the Collateral Equipment, Surety shall receive and hold such proceeds on behalf of the other party and shall promptly pay or transfer such proceeds to the other party, with any necessary endorsements. To the extent that there are any excess proceeds from the Collateral Equipment which may be held by Agent following satisfaction in full of the Indemnitor’s obligations to Agent and the lenders party to the Lender Credit Agreement and the termination of the commitments under the Lender Credit Agreement, Agent shall promptly pay or transfer such proceeds to Surety, with any necessary endorsements.

8. No Prohibition: Neither Agent nor Surety shall enter into any agreement with any Indemnitor prohibiting such Indemnitor from granting mortgages on, security interests in, or liens on, any Collateral Equipment to secure the obligations of such Indemnitor either to Agent and the lenders in connection with the Lender Credit Agreement or to Surety in connection with the GIA or the EUA.

9. No Impact on Rights and Remedies other than to the Collateral Equipment: Notwithstanding the respective priorities of security interests and liens above, nothing in this Agreement is intended to or does waive, release, limit, condition or otherwise affect the Surety’s rights and remedies under the EUA and/or the GIA, at law or in equity, other than as stated in this Agreement with respect to the Collateral Equipment, or Agent’s or any lender’s rights and remedies under and with respect to the Lender Credit Agreement with respect to the Collateral Equipment.

10. No impact on Surety’s priority use of the Collateral Equipment: Notwithstanding the respective priorities of security interests and liens above, nothing in this Agreement is intended to waive, release, limit, condition or otherwise affect the Surety’s priority access and use of the Collateral Equipment to perform Surety’s Bonded Obligations, in accordance with the EUA.

11. Notice: All Notices or requests under this Agreement shall be sent as follows:

Zurich American Insurance Company

Attn: Vice President, Surety Underwriting

600 Red Brook Blvd., 4th Floor

Owings Mills, MD 21117

with a copy to thomas.littlefield@zurichna.com

Wells Fargo Bank, National Association

Attn: Sushim Shah, Vice President – Global Banking

1000 Louisiana Street, Suite 400

Houston, TX 77002-5027

Email: Sushim.Shah@wellsfargo.com

12. This Agreement shall inure to the benefit of and be binding on the parties executing this Agreement, the parties acknowledging this Agreement, and their successors and assigns, including, without limitation, following the commencement of any bankruptcy or other insolvency proceeding with respect to any Indemnitor or any Collateral Equipment

Great Lakes Lender-Surety Priority Agreement	page 3 of 9

13. This Agreement may not be amended or altered in any way except in writing executed by the parties to this Agreement.

14. This Agreement may be executed in any number of counterparts with separate signature pages, all of which taken together shall constitute the Agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of any executed signature page to this Agreement by telecopier or pdf attachment to an email shall be equally effective as delivery of a manually executed original.

15. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of laws principles.

SIGNATURE PAGES TO FOLLOW

(The remainder of this page is intentionally left blank)

Great Lakes Lender-Surety Priority Agreement	page 4 of 9

Signed and sealed this     day of         , 2012

Each of the undersigned hereby affirms to the Surety that he or she is a secretary or a duly authorized officer, manager, trustee or official of the business entity for which he or she executes the foregoing Agreement. In such capacity the undersigned is familiar with all of the documents which establish the rights which govern the affairs, power and authority of such entity including, to the extent applicable, the (1) certificate or articles of incorporation, (2) bylaws, (3) corporate resolutions, (4) trust agreements and (5) partnership, and operating or limited liability agreements of such business entity. Having reviewed all such applicable documents and instruments and such other facts as deemed appropriate, the undersigned hereby affirms that such entity has the power and authority to enter into such Agreement and that he or she is duly authorized to do so.

AGENT
WELLS FARGO BANK, N.A.
ATTEST OR WITNESS:

Name and Title	Sushim Shah, Vice President

SURETY
ATTEST OR WITNESS:	Zurich American Insurance Company

Name and Title	Patrick A. Hannigan, Senior Regional Vice President

Lender-Surety Agreement acknowledged by:

INDEMNITOR
GREAT LAKES DREDGE & DOCK CORPORATION
ATTEST OR WITNESS:

(SEAL)
Name and Title	Bruce J. Biemeck, President and Chief Financial Officer

(Signatures continued next page)

Great Lakes Lender-Surety Priority Agreement	page 5 of 9

INDEMNITOR
GREAT LAKES DREDGE & DOCK COMPANY, LLC
ATTEST OR WITNESS:

(SEAL)
Name and Title	Bruce J. Biemeck, President and Chief Financial Officer

INDEMNITOR
LYDON DREDGING & CONSTRUCTION COMPANY, LTD.
ATTEST OR WITNESS:

(SEAL)
Name and Title	Bruce J. Biemeck, Executive Vice President and Chief Operating Officer

INDEMNITOR
FIFTY-THREE DREDGING CORPORATION
ATTEST OR WITNESS:

(SEAL)
Name and Title	Paul E. Dinquel, Vice President

INDEMNITOR
DAWSON MARINE SERVICES COMPANY
ATTEST OR WITNESS:

(SEAL)
Name and Title	Catherine Hoffman, President

(Signatures continued next page)

Great Lakes Lender-Surety Priority Agreement	page 6 of 9

INDEMNITOR
GREAT LAKES DREDGE & DOCK ENVIRONMENTAL, INC. (f/k/a Great Lakes Caribbean Dredging, Inc.)
ATTEST OR WITNESS:

(SEAL)
Name and Title	Bruce J. Biemeck, Senior Vice President and Chief Financial Officer

INDEMNITOR
NASDI, LLC
ATTEST OR WITNESS:

(SEAL)
Name and Title	Bruce J. Biemeck, Vice President

INDEMNITOR
NASDI HOLDINGS CORPORATION
ATTEST OR WITNESS:

(SEAL)
Name and Title	Bruce J. Biemeck, Vice President and Chief Financial Officer

INDEMNITOR
YANKEE ENVIRONMENTAL SERVICES, LLC
ATTEST OR WITNESS:

(SEAL)
Name and Title	Bruce J. Biemeck, Vice President and Chief Financial Officer

(Signatures continued next page)

Great Lakes Lender-Surety Priority Agreement	page 7 of 9

INDEMNITOR
GREAT LAKES DREDGE & DOCK (BAHAMAS) LTD.
ATTEST OR WITNESS:

(SEAL)
Name and Title	Bruce J. Biemeck, Vice President

(Exhibit follows)

Great Lakes Lender-Surety Priority Agreement	page 8 of 9

EXHIBIT A

SCHEDULE OF COLLATERAL EQUIPMENT

NAME OF VESSEL	OFFICIAL NUMBER
JESSIE	273722
ALASKA	283416
G.L. 51	288765
PONTCHARTRAIN	290028
CALIFORNIA	292779
BUSTER	504442
FLORIDA	506446
G.L. 141	538934
CAROLINA	552707
GL-54	560225
NO. 53	566581
ILLINOIS	580274
JACK	605280
DODGE ISLAND	625348
TEXAS	627368
PADRE ISLAND	639291
OHIO	644880
G.L. 184	652202
UNLOADER NO. 2	667652
APACHE	668642
KEY WEST	684596
G.L. 55	1101368
G.L. 142	1139322
GL-66	1151814
MANHATTAN ISLAND	2694 (RMI Flag)
SUGAR ISLAND	2695 (RMI Flag)
NOON ISLAND	3097 (RMI Flag)
REEM ISLAND	3098 (RMI Flag)

Great Lakes Lender-Surety Priority Agreement	page 9 of 9

EXHIBIT I

FORM OF SHIP MORTGAGE

(See Attached)

FIRST PREFERRED FLEET MORTGAGE

Given By

GREAT LAKES DREDGE & DOCK COMPANY, LLC

As Owner

In Favor Of

WELLS FARGO BANK, NATIONAL ASSOCIATION

As Mortgagee

On the United States Flag Vessels

Named Herein

SYNOPSIS OF MORTGAGE

Vessels Subject to Instrument	NAME OF VESSEL	OFFICIAL NUMBER

Type of Instrument:	First Preferred Fleet Mortgage

Date of Instrument; effective as of:	, 2012

Name of Owner/Mortgagor:	Great Lakes Dredge & Dock Company, LLC

(Percentage Owned):	100%

Address of Owner	2122 York Road Oak Brook, IL 60523

Name of Mortgagee:	Wells Fargo Bank, National Association

Address of Mortgagee:	1000 Louisiana Street, 4th Floor Houston, Texas 77002-5027

Total Amount of Mortgage	Two Hundred Twenty-Five Million United States Dollars ($225,000,000) plus interest, expenses and fees

FIRST PREFERRED FLEET MORTGAGE

THIS FIRST PREFERRED FLEET MORTGAGE is made and dated as of             , 2012 (hereinafter the “Mortgage”) by GREAT LAKES DREDGE & DOCK COMPANY, LLC, a Delaware limited liability company, with its address at 2122 York Road, Oak Brook, Illinois 60523 (the “Mortgagor”), to WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and trustee for the financial institutions from time to time party to the Credit Agreement referred to below, having an address at 1000 Louisiana Street, 4th Floor, Houston, Texas 77002-5027 (Wells Fargo Bank, National Association acting in such capacity, the “Mortgagee”). Capitalized terms used herein shall, unless otherwise defined herein, have the meanings provided in the Credit Agreement referred to below.

WHEREAS, the Mortgagor is the sole owner of the vessels hereinafter identified as the “Vessels”, which vessels have been duly documented in the name of the Mortgagor under the laws of the United States;

WHEREAS, Great Lakes Dredge & Dock Corporation, a Delaware corporation (“Great Lakes”, or the “Borrower”), the Mortgagor’s direct parent corporation, has entered into that certain Credit Agreement dated as of             , 2012 by and among the Borrower, certain subsidiaries of the Borrower (including the Mortgagor) from time to time party thereto as Credit Parties, the financial institutions from time to time party thereto as Lenders and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and an Issuing Lender (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), under which loans and other financial accommodations heretofore have been and may hereafter be made to or for the benefit of the Borrower;

WHEREAS, the Mortgagor has together with certain other subsidiaries of the Borrower, entered into that certain Subsidiary Guaranty dated as of             , 2012 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), pursuant to which the Mortgagor has guaranteed all of the Facility Obligations (which guaranty obligations of the Mortgagor, all other payment and performance obligations of the Mortgagor under this Mortgage, and all other obligations of the Mortgagor under the other Loan Documents to which the Mortgagor is a party, are hereinafter referred to collectively as the “Secured Obligations”);

WHEREAS, upon the occurrence of a Perfection Trigger Event, the Mortgagor has agreed to secure the Secured Obligations with, among other things, first preferred ship mortgages on certain vessels owned by the Mortgagor and documented under the laws of the United States in the maximum principal amount of U.S. $225,000,000, plus interest, expenses and fees; and

WHEREAS, the Credit Agreement (excluding Exhibits and Schedules) is attached to this Mortgage as Exhibit A hereto;

NOW THEREFORE, THIS MORTGAGE WITNESSETH that in consideration of the premises and of the additional covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and as security only for the performance and payment of the Secured Obligations when, if and as due, and all other sums which may be secured by this Mortgage effective upon the occurrence of a Perfection Trigger Event, the Mortgagee shall hereby and automatically (and without the necessity of any further action by any person) have granted, conveyed, mortgaged, pledged, granted a security interest in, confirmed, transferred and set over, and, effective upon the occurrence of a Perfection Trigger Event, by these presents does grant, convey, mortgage, pledge, grant a security interest in, confirm, assign, transfer and set over unto the Mortgagee the whole of the Vessels identified in Schedule A attached hereto and incorporated herein, and each of them, together with all of their boilers, engines, machinery, masts, spars, sails, rigging, boats, anchors, cables, chains, tackle, apparel, furniture, fittings, cranes, drills, excavators, shovels, construction and other equipment and all other appurtenances thereunto appertaining or belonging, whether now or hereafter acquired, and also any and all additions, improvements and replacements hereafter made in or to said Vessels, or in or to their equipment and appurtenances aforesaid (each a “Vessel” and, collectively, the “Vessels”), as well as the proceeds of the Vessels;

TO HAVE AND TO HOLD all and singular the foregoing mortgaged and described property unto the Mortgagee and its successors and assigns (including successors by way of merger, acquisition or similar event), to its and its successors’ and assigns’ own use, benefit and behoof, forever;

PROVIDED, HOWEVER, and these presents are upon the condition that the Mortgagee agrees that the liens created by this Mortgage and the estate and rights hereby granted shall not become effective until (i) the occurrence of a Perfection Trigger Event, and (ii) the due filing of this Mortgage in accordance with the provisions of Chapter 313 of Title 46, United States Code, as amended (“Chapter 313”), and shall cease, determine and terminate upon the earliest to occur of (x) the Termination Date, (y) a Release Date, and (z) the Springing Lien Termination Date, otherwise to remain in full force and effect.

IT IS HEREBY COVENANTED, DECLARED AND AGREED that the property above described is to be held subject to the further agreements and conditions hereinafter set forth.

ARTICLE I

REPRESENTATIONS, WARRANTIES AND

COVENANTS OF THE MORTGAGOR

The Mortgagor represents, warrants, covenants and agrees with Mortgagee as follows:

SECTION l. The Mortgagor hereby agrees with the Mortgagee duly and promptly to perform and to observe the Secured Obligations.

SECTION 2. Upon the occurrence of a Perfection Trigger Event, the Mortgagor will promptly cause this Mortgage to be duly filed in accordance with the provisions of Chapter 313 and will otherwise cause compliance with and satisfaction of all of the provisions of Chapter 313 in order to establish and maintain this Mortgage as a first preferred mortgage lien thereunder upon the Vessels and upon all renewals, replacements, supplements, amendments and improvements made in or to the same for the amount indicated in Section 1 of Article III hereof. The Mortgagor shall promptly pay and discharge all United States Coast Guard fees and expenses in connection with the recordation of this Mortgage and any such renewals, replacements, supplements, amendments and improvements.

SECTION 3. In the event that this Mortgage or the Secured Obligations, or any provision hereof or thereof, shall be deemed invalidated in whole or in part by reason of any present or future law or any decision of any authoritative court, or if the documents at any time held by the Mortgagee shall be deemed by the Mortgagee for any reason insufficient to carry out the true intent and spirit of this Mortgage, or the Secured Obligations, then, from time to time, the Mortgagor will execute, on its own behalf such other and further assurances and documents as in the reasonable opinion of the Mortgagee may be required more effectively to subject the Vessels to the terms and provisions of this Mortgage, including the payment of all sums required to be paid under the Secured Obligations hereby secured.

SECTION 4. (a) Promptly following the occurrence of any Perfection Trigger Event and the subsequent recordation of this Mortgage in accordance with Section 2 of this Article I, the Mortgagor shall place a properly certified copy of this Mortgage on board each Vessel with its papers and will cause the same to be shown to any person having business with the Vessel which might create or imply any commitment or encumbrance whatsoever on the Vessel and shall cause a notice, reading as follows (or containing such additional information relating to any permitted mortgage that is placed on a Vessel as may be approved by the Mortgagor) printed in plain type of such size that the paragraph of reading matter shall cover a space not less than six inches wide by nine inches high, and framed, to be placed and kept prominently exhibited in the chart room and in the master’s cabin of each of the Vessels if such room and cabin are contained in the Vessel and, if not, where such notices customarily are kept for vessels of the type of the Vessel:

“NOTICE OF SHIP MORTGAGE

This vessel is owned by Great Lakes Dredge & Dock Company, LLC, a Delaware limited liability company, and is covered by a First Preferred Fleet Mortgage in favor of Wells Fargo Bank, National Association, as Administrative Agent and trustee, under authority of Chapter 313 of Title 46 of the United States Code, as amended. Under the terms of said Mortgage, neither the owner, the master or agent of this vessel nor any other person has any right, power or authority to create, incur, or permit to be placed or imposed upon this vessel any lien whatsoever, other than liens for wages of a stevedore when employed directly by a person listed in 46 U.S.C. 31341, for wages of the crew in respect of this vessel (including wages of the master to the extent provided by 46 U.S.C. 11112), general average, salvage (including contract salvage), liens fully covered by insurance and any deductible applicable thereto, liens permitted by Section 9.2 of the Credit Agreement, and other liens incident to current operations or for repairs.”

(b) The Mortgagor will not create, incur, permit to be placed or imposed upon or permit to exist upon any of the Vessels or any of the proceeds of the Vessels or sums due or to become due in respect of the Vessels or in respect of insurance thereon any lien whatsoever, other than liens contemplated by the aforesaid notice. In due course and in any event within thirty (30) days after the same becomes due and payable, the Mortgagor shall pay or cause to be discharged or make adequate provision for the satisfaction or discharge of all material claims or demands with respect to the Vessels, unless such claims or demands are being contested in good faith.

SECTION 5. (a) The Mortgagor will not transfer or change the flag, change the vessel name or change the vessel number of any of the Vessels without the written consent of the Mortgagee first had and obtained, and any such written consent to any one transfer or change of flag, change in vessel name or change in vessel number shall not be construed to be a waiver of this provision with respect to any subsequent proposed transfer or change of flag, change in vessel name or change in vessel number of the same or any other Vessel.

(b) The Mortgagor will not cause or permit any of the Vessels to be operated in any manner contrary to law and the Mortgagor will not engage in any unlawful trade or violate any law or expose any of the Vessels to penalty or forfeiture, except where any such operation, engagement, violation or exposure could not reasonably be expected to have a Material Adverse Effect, and will not do, or suffer or permit to be done, anything which can or may injuriously affect in any material respect the registration, documentation, or trade endorsement of a Vessel under the laws and regulations of the United States.

(c) Without limiting in any way the right of the Mortgagee to decline to grant any written consent described in Section 5(a) or to condition any such written consent on other conditions, it is expressly understood and agreed that the Mortgagee shall not grant any such written consent unless either: (i) the Mortgagee is satisfied that all actions necessary or desirable have been taken so that after giving effect to the proposed transfer or change the Mortgagee will, upon the occurrence of any Perfection Trigger Event, have a valid and enforceable first lien on the Vessels which are the subject hereof providing rights (including practically realizable enforcement rights) and benefits to the Mortgagee with respect to such Vessels at least as favorable to the Mortgagee as those granted to the Mortgagee with respect thereto by this Mortgage or (ii) the Mortgagor substitutes for such Vessels as collateral under this Mortgage other vessels owned by the Mortgagor (including all appurtenances thereunto appertaining or belonging and any and all additions, improvements and replacements thereto) such that, after giving effect to any such substitution, the aggregate orderly liquidation value of all vessels subject to the Ship Mortgages is equal to at least: (x) prior to the first Incremental Commitment Increase, $260,000,000, and (y) on and after each Incremental Commitment Increase, 1.5 times the Aggregate Commitment, immediately after giving effect to such Incremental Commitment Increase.

SECTION 6. (a) From and after any Perfection Trigger Event, in the event of an actual, constructive or compromised total loss of any Vessel, such loss shall not be adjusted or compromised without the prior written consent of the Mortgagee, and all insurance or other payments for such shall, unless the Mortgagor is entitled to reinvest such payments in accordance with Section 2.4 of the Credit Agreement and does elect to so reinvest, be paid to the

Mortgagee and applied by the Mortgagee as follows: first, to any costs or expenses of the Mortgagee in connection with collecting such payment; second, to the payment of the Secured Obligations; third, to the payment of all other secured indebtedness, if any; and fourth, any surplus thereafter remaining, to the Mortgagor, its successors and assigns or to whomever may be lawfully entitled to receive the same.

(b) In the event that any claim or lien is asserted against any Vessel for loss, damage or expense which is covered by insurance required hereunder, and it is necessary for the Mortgagor to obtain a bond or supply other security to prevent arrest of the Vessel or to release the Vessel from arrest on account of such claim or lien, the Mortgagee, on request of the Mortgagor or its agent, may, in the sole discretion of the Mortgagee, assign to any person, firm or corporation executing a surety or guarantee bond or other agreement to save or release the Vessel from such arrest, all right, title and interest of the Mortgagee in and to said insurance covering said loss, damage or expense, as collateral security to indemnify against liability under said bond or other agreement. In any such event, Mortgagor shall promptly notify Mortgagee in writing of any such arrest or threatened arrest and, within thirty (30) days, cause such Vessel to be released by posting security or otherwise.

(c) If requested by the Mortgagee at any time and from time to time, the Mortgagor will deliver to the Mortgagee copies of all cover notes, binders, policies and certificates of entry in protection and indemnity associations, and all endorsements and riders amendatory thereof, in respect of insurance maintained in connection with the Vessels.

(d) The Mortgagor agrees that it will not do or permit or willingly allow to be done any act by which any insurance required by the terms of this Mortgage may be suspended, impaired or cancelled, and that it will not permit or allow any Vessel to undertake any voyage or run any risk or transport any cargo or passengers which may not be permitted by the policies in force, without having previously insured the Vessel by additional coverage extending to such voyages, risks, passengers or cargoes.

SECTION 7. The Mortgagor shall promptly notify the Mortgagee of the actual or constructive total loss of a Vessel or the agreed or compromised total loss of a Vessel, or the arrest, capture, condemnation, confiscation, registration, seizure or forfeiture of a Vessel.

SECTION 8. The Mortgagor represents and warrants that it is and will at all times remain a citizen of the United States within the meaning of Section 2 of the Shipping Act, 1916, and pursuant to 46 U.S.C. Section 12103(b) and 46 U.S.C. Section 50501, as amended, entitled to own, document and operate vessels in the coastwise trade under the laws of the United States. The Mortgagor further represents and warrants that the address of its chief executive office is 2122 York Road, Oak Brook, Illinois 60523.

ARTICLE II

DEFAULTS AND REMEDIES

SECTION 1. For all purposes of this Mortgage the term “Default” shall mean when any of the following events shall have occurred:

(a) An Event of Default under the Credit Agreement;

(b) A failure in the due and punctual observance and performance by the Mortgagor of any of the provisions of Section 6(b) of Article I hereof;

(c) A failure in the due and punctual observance and performance by the Mortgagor of any of the provisions of Section 6(a) of Article I hereof which shall continue without being cured by the Mortgagor for a period of ten (10) Business Days after an officer of the Mortgagor first has knowledge of such failure or the Mortgagor receives written notice thereof from the Mortgagee, whichever is earlier;

(d) A failure in the due and punctual observance and performance by the Mortgagor of any provision of this Mortgage which shall continue without being cured by the Mortgagor for a period of thirty (30) days after written notice thereof shall have been given by the Mortgagee to the Mortgagor; or

(e) The Mortgagor shall abandon any Vessel, other than in connection with an insured actual, constructive or compromised total loss of such Vessel.

SECTION 2. If any Default shall occur and be continuing uncured, then at any time thereafter while such Default shall remain uncured, the Mortgagee shall have the right to exercise any or all of the remedies resulting therefrom under the terms of the Credit Agreement and, if a Perfection Trigger Event shall have occurred and be continuing, any or all of the following remedies:

(a) Exercise all of the rights and remedies in foreclosure and otherwise given to mortgagees by Chapter 313 or by any other provisions of applicable law;

(b) Bring suit at law, in equity or in admiralty, as it may be advised, to recover judgment in respect of the Secured Obligations and any and all payments due under the Secured Obligations and hereunder, and collect the same out of any and all of the collateral held by the Mortgagee for the Secured Obligations whether covered by this Mortgage or otherwise and in connection therewith obtain a decree ordering the sale of any or all of the Vessels in accordance with subsection (d) of this Section 2;

(c) The Mortgagee may take and enter into possession of any or all of the Vessels, at any time, wherever the same may be, without legal process and without being responsible for loss or damage, and the Mortgagor or other person in possession forthwith upon demand of the Mortgagee shall surrender to the Mortgagee possession of each such Vessel demanded and, once in possession of any such Vessel, the Mortgagee may, without being responsible for loss or damage, hold, lay up, lease, charter, operate or otherwise use the Vessel for such time and upon such terms as it may deem to be for its best advantage, and demand, collect and retain all hire, freights, earnings, issues, revenues, income, profits, return premiums, salvage awards or recoveries, recoveries in general average, and all other sums due or to become due in respect of the Vessel or in respect of any insurance thereon from any person whomsoever, accounting only for the net profits, if any, arising from such use of the Vessel and charging upon all receipts from the use of such Vessel or from the sale thereof by court proceedings or pursuant to subsection (d) of this Section 2, all costs, expenses, charges, damages or losses by reason of such use; and if at any time the Mortgagee shall avail itself of the right herein given to it to take any or all of the Vessels, the Mortgagee shall have the right to dock each Vessel taken, for a reasonable time at any dock, pier or other premises of any person in possession of such Vessel without charge, or to dock any or all of the Vessels taken at any other place at the cost and expense of the Mortgagor; and

(d) The Mortgagee may take and enter into possession of any or all of the Vessels, at any time, wherever the same may be, without legal process, and, once in possession of each of the Vessels taken, if it seems desirable to the Mortgagee and without being responsible for loss or damage, sell each such Vessel, at any place and at such time as the Mortgagee may specify and in such manner as the Mortgagee may deem advisable, free from any claim by the Mortgagor in admiralty, in equity, at law or by statute, after first giving notice of the time and place of sale with a general description of the property in the following manner:

(i)	By publishing such notice for ten (10) consecutive business days in a daily newspaper of general circulation published in New York City;

(ii)	If the place of sale should not be New York City, then also by publication of a similar notice for a similar period of time in a daily newspaper, if any, published at the place of sale; and

(iii)	By mailing, by registered or certified mail, a similar notice to the Mortgagor on the day of first publication and at least thirty (30) days prior to the date fixed for sale.

The Mortgagee may adjourn any such sale from time to time by announcement at the time and place appointed for such sale or for such adjourned sale, and without further notice or publication the Mortgagee may make any such sale at the time and place to which the same shall be so adjourned. Any such sale may be conducted without bringing the Vessels subject to such sale to the place designated for such sale and in such manner as the Mortgagee may deem to be for its best advantage.

SECTION 3. Any sale of any or all of the Vessels made pursuant to this Mortgage, whether under the power of sale hereby granted or any judicial proceedings, shall operate to divest all right, title and interest of any nature whatsoever of the Mortgagor therein and thereto, and shall bar the Mortgagor, its successors and assigns, and all persons claiming by, through or under them from claiming any interest in or with respect to each Vessel sold. No purchaser shall be bound to inquire whether notice has been given, or whether any Default has occurred, or as to the propriety of the sale, or as to the application of the proceeds thereof. At any such sale, the Mortgagee may bid for and purchase such property and upon compliance with the terms of sale may hold, retain and dispose of such property without further accountability therefor.

SECTION 4. Provided that a Perfection Trigger Event shall have occurred, the Mortgagee is hereby appointed attorney-in-fact of the Mortgagor in the name of the Mortgagor at any time following the occurrence and during the continuation of any Default, to execute and deliver to any purchaser aforesaid, and is hereby vested with full power and authority to make, in the name and in behalf of the Mortgagor, a good conveyance of the title to each Vessel sold. In the event of any sale of a Vessel, under any power herein contained, the Mortgagor will, if and when required by the Mortgagee, execute such form of conveyance of such Vessel, as the Mortgagee may direct or approve. The Mortgagor hereby consents to the appointment of a consent keeper or substitute custodian by the Mortgagee with the costs thereof to be a cost of the sale to be paid from the proceeds of the sale or by the Mortgagor and, therefore, secured by this Mortgage as additional Secured Obligations.

SECTION 5. Without limiting in any way the provisions of Section 6 of Article I hereof, the Mortgagee is hereby appointed attorney-in-fact of the Mortgagor in the name of the Mortgagor at any time following the occurrence and during the continuation of any Default and provided that a Perfection Trigger Event shall have occurred, to demand, collect, receive, compromise and sue for, so far as may be permitted by law, all freight, hire, earnings, issues, revenues, income and profits of any or all of the Vessels and all amounts due from underwriters under any insurance thereon as payment of losses or as return premiums or otherwise, salvage awards and recoveries, recoveries in general average or otherwise, and all other sums due or to become due at the time of the happening of any Default in respect of such Vessel or Vessels, or in respect of any insurance thereon, from any person whomsoever, and to make, give and execute in the name of the Mortgagor, acquittances, receipts, releases or other discharges for the same, whether under seal or otherwise, and to endorse and accept in the name of the Mortgagor all checks, notes, drafts, warrants, agreements and other instruments in writing with respect to the foregoing.

SECTION 6. The Mortgagee may, whenever any right to enter and take possession of any or all of the Vessels accrues to the Mortgagee hereunder, require the Mortgagor to deliver, and the Mortgagor shall on demand, at its own cost and expense, deliver, to the Mortgagee each Vessel as demanded. If any legal proceedings shall be taken to enforce any right under this Mortgage, the Mortgagee shall be entitled as a matter of right to the appointment of a receiver of any or all of the Vessels and of the freights, hire, earnings, issues, revenues, income and profits due or to become due and arising from the operation thereof.

SECTION 7. Provided that a Perfection Trigger Event shall have occurred, upon the occurrence and during the continuation of a Default, the Mortgagor authorizes and empowers the Mortgagee or its appointees or any of them to appear in the name of the Mortgagor, its successors and assigns, in any court of any country or nation of the world where a suit is pending against any of the Vessels because of or on account of any alleged lien against such Vessel from which such Vessel has not been released other than the lien of this Mortgage, and to take such proceedings as to her as may seem proper towards the defense of such suit and the purchase or discharge of such lien, and all expenditures made or incurred by it for the purpose of such defense or purchase or discharge shall be a debt due from the Mortgagor, its successors and assigns, to the Mortgagee, and shall be secured by the lien of this Mortgage in like manner and extent as if the amount and description thereof were written herein.

SECTION 8. Each and every power and remedy herein given to the Mortgagee shall be cumulative and shall be in addition to every other power and remedy herein given or now or hereafter existing at law, in equity, in admiralty or by statute, and each and every power and remedy whether herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Mortgagee, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other power or remedy. No delay or omission by the Mortgagee in the exercise of any right or power or in the pursuance of any remedy accruing upon any Default shall impair any such right, power or remedy or be construed to be a waiver of any such Default or to be an acquiescence therein; nor shall the acceptance by the Mortgagee of any security or of any payment of or on account of the amounts due in respect of the Secured Obligations after any Default or of any payment on account of any past Default be construed to be a waiver of any right to take advantage of any future Default or of any past Default not completely cured thereby.

SECTION 9. If at any time after a Default and prior to the actual sale of any of the Vessels by the Mortgagee or prior to any foreclosure proceedings, the Mortgagor offers to cure completely all Defaults and to pay all expenses, advances and damages to the Mortgagee consequent on such Defaults, then the Mortgagee shall accept such offer, cure and payment and restore the Mortgagor to its former position, but such action shall not affect any subsequent Default or impair any rights consequent thereon.

SECTION 10. In case the Mortgagee shall have proceeded to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Mortgagee, then and in every such case the Mortgagor and the Mortgagee shall be restored to their former positions and rights hereunder with respect to the property subject or intended to be subject to this Mortgage, and all rights, remedies and powers of the Mortgagee shall continue as if no such proceedings had been taken.

SECTION 11. Following the occurrence of a Perfection Trigger Event, the proceeds of any sale of any or all of the Vessels, earnings of any charter operation or other use of any or all of the Vessels by the Mortgagee under any of the powers herein specified, and any and all other moneys received by the Mortgagee pursuant to or under the terms of this Mortgage or in any proceedings hereunder, the application of which has not elsewhere herein, in the Credit Agreement or in the Intercreditor Agreement been specifically provided for, shall be applied or held as follows:

First:	Applied to the payment of all reasonable out-of-pocket expenses and charges, including the expenses of any sale, the expenses of any retaking, attorneys’ fees, court costs, and any other expenses or advances made or incurred by the Mortgagee in the protection of its rights or the pursuance of its remedies hereunder;

Second:	Applied to the payment of any damages or injuries sustained by the Mortgagee occasioned by noncompliance by the Mortgagor with the terms and provisions of this Mortgage and to furnish indemnity in the proper amount against any other liens or other encumbrances which have or may have priority over those established by this Mortgage;

Third:	Applied to the payment of the Secured Obligations in such priority as the Mortgagee may elect;

Fourth:	Applied to the payment of any other obligations secured by the Vessels which are known to the Mortgagee to exist and to be so secured; and

Fifth:	Any surplus thereafter remaining shall be paid promptly to the Mortgagor.

SECTION 12. Until a Perfection Trigger Event shall have occurred and one or more Defaults shall occur and continue in existence, the Mortgagor, subject to the provisions of this Mortgage, (a) shall be suffered and permitted to retain actual possession and use of the Vessels and (b) shall have the right, from time to time, in its discretion, and without application to the Mortgagee, and without obtaining a release thereof by the Mortgagee, to dispose of, free from the lien hereof, any boilers, engines, machinery, masts, spars, sails, rigging, boats, anchors, cables, chains, tackle, apparel, furniture, fittings, cranes, drills, excavators, shovels, construction or other equipment or any other appurtenances of the Vessels that are no longer useful, necessary, profitable or advantageous in the operation of the Vessels.

ARTICLE III

SUNDRY PROVISIONS

SECTION 1. For the purposes of this Mortgage and Chapter 313, the maximum amount of the direct or contingent obligations outstanding at any one time that is or may become secured by this Mortgage is the principal sum of U.S. $225,000,000, plus interest, expenses and fees. The discharge amount is the same as the maximum amount.

SECTION 2. The names and addresses of each of the parties to this Mortgage are as follows:

(a) Mortgagor: Great Lakes Dredge & Dock Company, LLC, 2122 York Road, Oak Brook, Illinois 60523;

(b) Mortgagee: Wells Fargo Bank, National Association, as Administrative Agent, 1000 Louisiana Street, 4th Floor, Houston, Texas 77002-5027.

SECTION 3. All of the covenants, promises, stipulations and agreements of the Mortgagor contained in this Mortgage shall bind the Mortgagor and its successors and assigns (including successors by way of merger, acquisition or similar event) and shall inure to the benefit of the Mortgagee and its successors and assigns (including successors by way of merger, acquisition or similar event). In the event of any assignment of this Mortgage, the term “Mortgagee”, as used in this Mortgage, shall be deemed to mean any such assignee.

SECTION 4. Wherever and whenever herein any right, power or authority is granted or given to the Mortgagee, such right, power or authority may be exercised in all cases by the Mortgagee or such agent or agents as it may appoint, and the act or acts of such agent or agents when taken shall constitute the act of the Mortgagee hereunder.

SECTION 5. This Mortgage may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

SECTION 6. Unless otherwise specifically provided herein, all notices required or permitted by the terms hereof shall be given in the manner and with the effect provided for in the Credit Agreement.

SECTION 7. At the reasonable request of the Mortgagee, to the extent reasonably available to the Mortgagor, the Mortgagor will cause to be delivered to Mortgagee for inspection, copies of any and all material contracts and documents relating to the Vessels, whether on board or not, subject to the confidentiality provisions set forth in the Credit Agreement.

SECTION 8. This Mortgage may be amended or supplemented from time to time, but only by an instrument in writing executed by the Mortgagor and the Mortgagee and duly acknowledged pursuant to Chapter 313.

SECTION 9. THIS MORTGAGE AND ALL THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEIR SUCCESSORS AND ASSIGNS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS, AND EXCEPT TO THE EXTENT PREEMPTED BY APPLICABLE FEDERAL AND MARITIME LAWS OF THE UNITED STATES.

SECTION 10. The Mortgagee may permit the separate discharge of one or more Vessels or of property that is not a vessel from the lien of this Mortgage as permitted by the Credit Agreement.

SECTION 11. Notwithstanding any other provisions of this Mortgage to the contrary, nothing herein shall waive the preferred status of this Mortgage and if any provision herein shall be construed to waive such status, such provision shall, to the extent so construed, be void and of no effect.

Execution Follows

* * * *

IN WITNESS WHEREOF, the Mortgagor has executed this Mortgage as of the day and year first above written.

GREAT LAKES DREDGE & DOCK COMPANY, LLC

By:
Name:	Bruce J. Biemeck
Title:	President and Chief Financial Officer

ACKNOWLEDGMENT

STATE OF ILLINOIS	)
) ss.:
COUNTY OF	)

The foregoing instrument was acknowledged before me this              day of             , 2012, by Bruce J. Biemeck, the President and Chief Financial Officer of GREAT LAKES DREDGE & DOCK COMPANY, LLC, a Delaware limited liability company, on behalf of the company.

Notary Public

SCHEDULE A

LIST OF VESSELS

NAME OF VESSEL	OFFICIAL NUMBER

EXHIBIT A

CREDIT AGREEMENT

(See attached)

EXHIBIT J-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 4, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Great Lakes Dredge & Dock Corporation, the other Credit Parties from time to time party thereto, each lender from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 5.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name: Title:

Date:             , 20[ ]

EXHIBIT J-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 4, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Great Lakes Dredge & Dock Corporation, the other Credit Parties from time to time party thereto, each lender from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 5.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code].

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name: Title:

Date:             , 20[ ]

EXHIBIT J-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 4, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Great Lakes Dredge & Dock Corporation, the other Credit Parties from time to time party thereto, each lender from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 5.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name: Title:

Date:             , 20[ ]

EXHIBIT J-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 4, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Great Lakes Dredge & Dock Corporation, the other Credit Parties from time to time party thereto, each lender from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 5.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name: Title:

Date:             , 20[ ]

EXHIBIT K

FORM OF FINANCIAL CONDITION/SOLVENCY CERTIFICATE

(See Attached)

SOLVENCY AND FINANCIAL CONDITION CERTIFICATE

            , 2012

This Solvency and Financial Condition Certificate (this “Certificate”) is delivered pursuant to Section 6.1(f)(iii) of the Credit Agreement, dated as of         , 2012 (the “Credit Agreement”), among Great Lakes Dredge & Dock Corporation, a Delaware corporation (the “Borrower”), the other Credit Parties from time to time party thereto, the financial institutions from time to time party thereto (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent (in such capacity, together with any successor Administrative Agent appointed pursuant to Section 11.6 of the Credit Agreement, the “Agent”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

The undersigned being the duly elected President and Chief Financial Officer of the Borrower does hereby certify to the Agent and the Lenders, solely in his capacity as an officer of the Borrower and not in an individual capacity, on behalf of the Borrower as follows:

1.	After giving effect to the Transactions, the Credit Parties, on a Consolidated basis, are Solvent.

2.	After giving effect to the Transactions, the Borrower and its Subsidiaries are in compliance with the Closing Leverage Ratio as of the Closing Date.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Solvency and Financial Condition Certificate on behalf of the Borrower as of the date first written above.

GREAT LAKES DREDGE & DOCK CORPORATION

By:
Name:	Bruce J. Biemeck
Title:	President and Chief Financial Officer

SCHEDULE I

COMMITMENTS

Lender	Commitment
Wells Fargo Bank, National Association	$50,000,000.00
Bank of America, N.A.	$30,000,000.00
PNC Bank, National Association	$25,000,000.00
BMO Harris Financing, Inc.	$25,000,000.00
Fifth Third Bank	$25,000,000.00
MB Financial Bank, N.A.	$10,000,000.00
Deutsche Bank AG, New York Branch	$10,000,000.00
Total	$175,000,000.00

Schedule 1.1(a)

Existing Hedge Banks

1.	Wells Fargo Bank, National Association

2.	Fifth Third Bank

3.	Bank of America, N.A.

4.	Merrill Lynch Commodities, Inc.

Schedule 1.1(b)

Existing Letters of Credit

L/C Number	Issuing Lender	Face Amount (Dollar Equivalent Amount)	Performance / Financial	Issuance Currency	Expiry Date	Face Beneficiary
C7189650	Bank of America, N.A. (Scranton, PA)	$547,583	Financial	USD	09/30/12	Signal Mutual Indemnity
C7232060	Bank of America, N.A. (Scranton, PA)	$77,610	Financial	USD	9/30/12	Reliance Insurance Co.
C7408627	Bank of America, N.A. (Scranton, PA)	$923,685	Financial	USD	12/31/12	National Union Fire Insurance
68016220	Bank of America, N.A. (Scranton, PA)	$1,500,000	Financial	USD	12/31/12	General Electric Capital Corporation
68021042	Bank of America, N.A. (Scranton, PA)	$530,000	Performance	USD	12/31/12	Standard Chartered Bank (Manama, Bahrain)
68004112	Bank of America, N.A. (Scranton, PA)	$1,700,000	Financial	USD	12/31/12	Zurich American Insurance Company
68004127	Bank of America, N.A. (Scranton, PA)	$314,150	Performance	USD	06/11/12	Standard Chartered Bank (Abu Dhabi, United Arab Emirates)
68004128	Bank of America, N.A. (Scranton, PA)	$575,032	Performance	Kuwaiti Dinar	06/12/12	National Bank of Kuwait (Kuwait City, Kuwait)
68004131	Bank of America, N.A. (Scranton, PA)	$12,500,000	Financial	USD	12/31/12	Fidelity and Deposit Co of Maryland
68004132	Bank of America, N.A. (Scranton, PA)	$686,625	Performance	Qatari Riyal	07/20/12	Qatar National Bank (Doha, Qatar)
68004133	Bank of America, N.A. (Scranton, PA)	$3,668,517	Performance	Bahraini Dinar	12/31/12	HSBC Bank Middle East (Manama, Bahrain)

Schedule 1.1(c)

Initial Subsidiary Guarantors

1.	Dawson Marine Services Company

2.	Fifty-Three Dredging Corporation

3.	Great Lakes Dredge & Dock Company, LLC

4.	Great Lakes Dredge & Dock Environmental, Inc.

5.	NASDI Holdings Corporation

6.	NASDI, LLC

7.	Yankee Environmental Services, LLC

Schedule 7.1

Jurisdictions of Organization and Qualification

Company	Jurisdiction of Organization	Jurisdictions of Qualification
Great Lakes Dredge & Dock Corporation	DE	CA, DE, LA, MA, TN, TX

Great Lakes Dredge & Dock Environmental, Inc.	DE	DE, IL

NASDI Holdings Corporation	DE	CA, DE, MA

Dawson Marine Services Company	DE	DE

Fifty-Three Dredging Corporation	NJ	NJ

Great Lakes Dredge & Dock Company, LLC	DE	AK, AL, AR, CT, DE, FL, GA, IA, IL, IN, KS, KY, LA, MA, MD, ME, MI, MN, MO, MS, NC, NE, NH, NJ, NY, OH, OK, OR, PA, RI, SC, SD, TN, TX, VA, WA, WI, WV

NASDI, LLC	DE	AL, CT, DE, FL, IL, IN, LA, MA MD, ME, MI, NC, NH, NJ, NY, OH, PA, RI, TX, VA

Yankee Environmental Services, LLC	DE	CT, DE, MA, NH, NJ, NY, PA, RI, VT

Schedule 7.2

Subsidiaries and Capitalization

Subsidiary	Jurisdiction of Organization	Equity Interests Authorized	Equity Interests Issued and Outstanding	Holder of Equity Interests	Percentage Ownership of Equity Interests	No. of Shares covered by outstanding Options, Warrants, Rights of Conversion or any other similar plan
Great Lakes Dredge & Dock Environmental, Inc.	Delaware	1,000 Common Shares	100 Common Shares	Great Lakes Dredge & Dock Corporation	100%	None

NASDI Holdings Corporation	Delaware	1,000 Common Shares	100 Common Shares	Great Lakes Dredge & Dock Corporation	100%	None

Dawson Marine Services Company	Delaware	100 Common Shares	100 Common Shares	Great Lakes Dredge & Dock Corporation	100%	None

Fifty-Three Dredging Corporation	New Jersey	100 Common Shares	100 Common Shares	Great Lakes Dredge & Dock Company, LLC	100%	None

Great Lakes Dredge & Dock Company, LLC	Delaware	100% Membership Interest	100% Membership Interest	Great Lakes Dredge & Dock Corporation	100%	None

NASDI, LLC	Delaware	100% Class A Interest	100% Class A Interest	NASDI Holdings Corporation	100%	None
		100% Class B Interest	100% Class B Interest	NASDI Holdings Corporation	100%	None

Subsidiary	Jurisdiction of Organization	Equity Interests Authorized	Equity Interests Issued and Outstanding	Holder of Equity Interests	Percentage Ownership of Equity Interests	No. of Shares covered by outstanding Options, Warrants, Rights of Conversion or any other similar plan
Yankee Environmental Services, LLC	Delaware	100% Membership Interest	100% Membership Interest	NASDI Holdings Corporation	65%	None
				Christopher A. Berardi	15%	None
				Brian Fitzsimmons	15%	None
				Phillip DeNormandie	5%	None

Lydon Dredging & Construction Company, Ltd.	Canada	500 Common Shares	500 Common Shares	Great Lakes Dredge & Dock Company, LLC	100%	None

Great Lakes Dredge & Dock (Bahamas) Ltd.	Bahamas	5,000 Common Shares	5,000 Common Shares	Great Lakes Dredge & Dock Company, LLC	100%	None

Great Lakes Dredge & Dock Do Brasil Ltda.	Brazil	10,000 Shares of Capital Stock	10,000 Shares of Capital Stock	Great Lakes Dredge & Dock Corporation	99.99%	None
				Great Lakes Dredge & Dock Company, LLC	.01%	None

GLDD Mexicana, S. de R.L. de C.V.	Mexico	500 Common Shares	500 Common Shares	Great Lakes Dredge & Dock Company, LLC	100%	None

Schedule 7.9

ERISA Plans

1.	Great Lakes Dredge & Dock Company, LLC 401(k) Saving Plan (Fidelity Plan No. 74344)

2.	Great Lakes Dredge & Dock Company, LLC Non-Union Hourly Employees 401(k) Savings (Fidelity Plan No. 74346)

3.	Great Lakes Dredge & Dock Company, LLC 401(k) Local 333 Savings Plan (Fidelity Plan No. 23956)

4.	LW Matteson Division of Great Lakes Dredge & Dock Company, LLC Savings Plan

Schedule 7.13

List of Insurance Policies

Coverage	Name(s) of Insured(s)	Insurer	Policy Number	Maximum Limit	Maximum Deductible
Hull & Machinery	Great Lakes Dredge & Dock Corporation and its Subsidiaries	Gulf Coast Marine	GCM11513	$5,000,000 per occurrence; Aggregate Limit of $124,880,000 for all Designated Vessels	$500,000

Excess Hull & Machinery	Great Lakes Dredge & Dock Corporation and its Subsidiaries	Lloyds Syndicates (Lead – ACE Global Market)	M114748	$34,226,600 per occurrence; Aggregate Limit of $219,172,000 for all Designated Vessels	NIL

Increased Value	Great Lakes Dredge & Dock Corporation and its Subsidiaries	Lloyds Syndicates (Lead – ACE Global Market)	M114748	$34,226,600 per occurrence; Aggregate Limit of $88,388,000 for all Designated Vessels	NIL

War Risks – Hull & P&I	Great Lakes Dredge & Dock Corporation and its Subsidiaries	Lloyds Syndicates (Lead – ACE Global Market)	M115013	$98,832,400/ $1,000,000	NIL

Protection & Indemnity	Great Lakes Dredge & Dock Corporation and its Subsidiaries	Gulf Coast Marine	GCM11513	$1,000,000	$900,000

Vessel Pollution	Great Lakes Dredge & Dock Corporation and its Subsidiaries	Water Quality Insurance Syndicate	44-81774	$5,000,000	NIL

Coverage	Name(s) of Insured(s)	Insurer	Policy Number	Maximum Limit	Maximum Deductible
Marine General Liability	Great Lakes Dredge & Dock Corporation and its Subsidiaries	Starr Indemnity & Liability	MASILHS00077711	$1,000,000	$900,000

United States Longshore and Harborworkers	Great Lakes Dredge & Dock Corporation and its Subsidiaries	Signal Mutual Indemnity	04500	$1,000,000	NIL

Bumbershoot Primary	Great Lakes Dredge & Dock Corporation and its Subsidiaries	Lloyds Syndicates (Lead – Mosaic)	MUS330848-11-1	$100,000,000 DIL of Underlying	Underlying

Excess Bumbershoot	Great Lakes Dredge & Dock Corporation and its Subsidiaries	Starr Indemnity & Liability Co. and Syndicates	M114997	$100,000,000 excess of $100,000,000	Underlying

Contractors Pollution Liability	Great Lakes Dredge & Dock Corporation and its Subsidiaries	Ironshore Specialty Insurance Co.	001161800	$20,000,000	$1,000,000

Business Property and Inland Marine (GLDD & LWM)	Great Lakes Dredge & Dock Corporation and L.W. Matteson, Inc.	Travelers Property Casualty Company of America	QT-660-365M650A11	$8,722,840	Equipment: $100,000 Property: $10,000 (except flood/earthquake)

Business Property and Inland Marine (NASDI & YANKEE)	NASDI, LLC and Yankee Environmental Services, LLC	Travelers Property Casualty Company of America	QT-660-365M6511	$12,976,849	Equipment: $10,000 Property: $1,000 (except flood/earthquake)

Commercial General Liability	Great Lakes Dredge & Dock Corporation and its Subsidiaries	Zurich American Insurance Company	GLO655459702	$1,000,000	$250,000

Automobile Liability	Great Lakes Dredge & Dock Corporation and its Subsidiaries	Zurich American Insurance Company	BAP655459502	$1,000,000	NIL (Liability)

Coverage	Name(s) of Insured(s)	Insurer	Policy Number	Maximum Limit	Maximum Deductible
Workers’ Compensation and Employer’s Liability	Great Lakes Dredge & Dock Corporation and its Subsidiaries	Zurich American Insurance Company	WC655459402	$1,000,000	$500,000

Foreign Liability (Voluntary Comp & Auto Liability)	Great Lakes Dredge & Dock Corporation and its Subsidiaries	AIG World Risk	WR10006520	$1,000,000	$0

Umbrella (non-Marine)	Great Lakes Dredge & Dock Corporation and its Subsidiaries	Illinois National Insurance Company	BE23102060	$25,000,000	$10,000 Retention & Underlying

Excess Liability (non-Marine)	Great Lakes Dredge & Dock Corporation and its Subsidiaries	Axis Surplus Insurance	EAU757968512011	$25,000,000 excess of $25,000,000	Underlying

Commercial Crime	Great Lakes Dredge & Dock Corporation and its Subsidiaries	Arch Insurance Company	CFP004198601	$5,000,000	$75,000

Fiduciary Liability	Great Lakes Dredge & Dock Corporation and its Subsidiaries	Federal Insurance Company	82231464	$5,000,000	$0 Retention

Directors’ & Officers’ Liability	Great Lakes Dredge & Dock Corporation and its Subsidiaries	Illinois National Insurance Company (AIG)	14240205	$10,000,000	$250,000 Retention

Excess Directors’ & Officers’ Liability	Great Lakes Dredge & Dock Corporation and its Subsidiaries	Travelers Casualty and Surety	105544540	$10,000,000 excess of $10,000,000	Underlying

Excess Directors’ & Officers’ Liability	Great Lakes Dredge & Dock Corporation and its Subsidiaries	Great American Insurance Company	DFX3912045	$10,000,000 excess of $20,000,000	Underlying

Excess Directors’ & Officers’ Liability	Great Lakes Dredge & Dock Corporation and its Subsidiaries	Twin City Fire Insurance Company (Hartford)	OODA023948911	$10,000,000 excess of $30,000,000	Underlying

Coverage	Name(s) of Insured(s)	Insurer	Policy Number	Maximum Limit	Maximum Deductible

Excess Side A Directors’ & Officers’ Liability	Great Lakes Dredge & Dock Corporation and its Subsidiaries	Allied World National Assurance Company	0305-1823	$50,000,000 excess of $40,000,000	Underlying

Bumbershoot (Run Off through 2/20/2018)	Great Lakes Dredge & Dock Corporation and its Subsidiaries	Catlin Insurance/Starr Marine	M104745	$100,000,000	Underlying

Schedule 9.1

Existing Indebtedness

Indebtedness related to vessels:

1.	Bareboat Charter Agreement, dated as of October 9, 1998, as amended, between Great Lakes Business Trust No. 1998-1 and Great Lakes Dredge & Dock Company, LLC (Charter Financing of the New York).

2.	Bareboat Charter Agreement, dated as of November 18, 1999, as amended, between CEF 2002, LLC and Great Lakes Dredge & Dock Company, LLC (Bareboat Charter of Hopper Dredge Liberty Island).

3.	Bareboat Charter Agreement, dated as of August 27, 2002, as amended, between CEF 2002, LLC and Great Lakes Dredge & Dock Company, LLC (Bareboat Charter of Dump Barge GL-65).

4.	Bareboat Charter Agreement, dated as of December 22, 2004, as amended, between General Electric Capital Corporation and Great Lakes Dredge & Dock Company, LLC (Bareboat Charter of G.L. 501).

5.	Bareboat Charter Agreement, dated as of June 7, 2005, as amended, between General Electric Capital Corporation and Great Lakes Dredge & Dock Company, LLC (Bareboat Charter of G.L. 502).

6.	Bareboat Charter Agreement, dated as of December 15, 2006, as amended, between General Electric Capital Corporation and Great Lakes Dredge & Dock Company, LLC (Bareboat Charter of Long Island).

7.	Bareboat Charter Agreement dated November 3, 2008 between Great Lakes Dredge & Dock Company, LLC and Banc of America Leasing & Capital, LLC (Charter of G.L. 177).

8.	Bareboat Charter Agreement dated July 6, 2007 between Great Lakes Dredge & Dock Company, LLC and GATX Third Aircraft Corporation (Charter of the Terrapin Island).

Other Indebtedness not related to vessels:

1.	Dozer rental agreement #40261, dated as of September 22, 2009 between Key Equipment Finance Inc. and Great Lakes Dredge & Dock Company, LLC.

2.	Dozer rental agreement #2316-001, dated as of September 22, 2009 between Key Equipment Finance Inc and Great Lakes Dredge & Dock Company, LLC, assigned to People’s Capital & Leasing.

3.	Dozer rental agreement #093-0098503-018, dated as of December 21, 2009 between Fifth Third Bank and Great Lakes Dredge & Dock Company, LLC.

4.	Dozer rental agreement #023-0098503-026, dated as of June 21, 2010 between Fifth Third Bank and Great Lakes Dredge & Dock Company, LLC.

5.	Dozer rental agreement #023-098503-034, dated as of June 21, 2010 between Fifth Third Bank and Great Lakes Dredge & Dock Company, LLC.

6.	Dozer rental agreement #023-0098503-042, dated as of July 19, 2010 between Fifth Third Bank and Great Lakes Dredge & Dock Company, LLC.

7.	Dozer rental agreement #001-0018702-001, dated as of July 28, 2010 between US Bank National and Great Lakes Dredge & Dock Company, LLC.

8.	Dozer rental agreement #001-0606134-000, dated as of August 5, 2011 between Caterpillar Financial Services and Great Lakes Dredge & Dock Company, LLC.

9.	Dozer rental agreement #001-0612371-000, dated as of December 12, 2011 between Caterpillar Financial Services and Great Lakes Dredge & Dock Company, LLC.

10.	Dozer rental agreement #8800577032, dated as of January 30, 2012 between Key Equipment Finance Inc. and Great Lakes Dredge & Dock Company, LLC.

11.	Dozer rental agreement # 8800577025, dated as of January 23, 2012 between Key Equipment Finance Inc. and NASDI, LLC.

12.	Secured Subordinated Promissory Note dated December 31, 2010, in the original principal amount of $7,500,000 and with an outstanding principal amount as of the Closing Date of $5,000,000, made and delivered by Great Lakes Dredge & Dock, LLC in favor of L.W. Matteson, Inc.

Schedule 9.2

Existing Liens

1.	Liens in respect of and limited solely to property, equipment and assets leased pursuant to those agreements listed in items 1 through 8 under the heading “Indebtedness related to vessels” and items 1 through 11 under the heading “Other Indebtedness not related to vessels,” in each case, set forth on Schedule 9.1.

2.	Liens in respect of property, equipment and assets described on Annex A attached hereto and granted or created in connection with and securing that certain Secured Subordinated Promissory Note dated December 31, 2010, in the original principal amount of $7,500,000 and with an outstanding principal amount as of the Closing Date of $5,000,000, made and delivered by Great Lakes Dredge & Dock, LLC in favor of L.W. Matteson, Inc.

3.	All Liens on all property, equipment, assets and other collateral described on the UCC financing statements described on Annex B attached hereto, in each case, which do not encumber any of the Collateral or property that would constitute Collateral upon the occurrence of a Perfection Trigger Event.

ANNEX A

Equipment	Description	Number
LW Dredge	CAT 3516	27Z00811

Ammco Hull Extension Barge

No. 7505

Consisting of:

-        Five (5) standard 40x10x4 Univessel barges;

-        One (1) Stern barge 30x10x4 Univessel barge with fixed spud;

-        One (1) Traveling spud barge 40x10x4 with traveling spud carriage and hydraulic mechanism

Sandpiper Dredge Extension Barge

CAT 3516

Ellicot Manufacturing Reference No. 34430

Consisting of:

-        Five (5) standard 40x10x4 Univessel barges;

-        One (1) Stern barge 30x10x4 Univessel barge with fixed spud;

-        One (1) Traveling spud barge 40x10x4 with traveling spud carriage and hydraulic mechanism

27Z00806 N/A

3516 – 2000 HP Booster	CAT3516	27Z00804

MV Colee-1 50x18x5	USCG	277527

Iowa Dredge	CAT 3516	72Z00544

Hull No. LWM 000202	CAT 3516	72Z00543

Extension Barge	Traveling spud barge No. 428 110x32x7 barge with spud carriage and deck machinery

ANNEX B

GREAT LAKES DREDGE & DOCK CORPORATION

JURISDICTION: SECRETARY OF STATE OF THE STATE OF DELAWARE

SECURED PARTY	DATE FILED	FILE NO.
CIT COMMUNICATIONS FINANCE CORPORATION	12/08/08	2008 4050330

GREAT LAKES DREDGE & DOCK COMPANY, LLC

JURISDICTION: SECRETARY OF STATE OF THE STATE OF DELAWARE

SECURED PARTY	DATE FILED	FILE NO.
GENERAL ELECTRIC CAPITAL CORPORATION	10/03/05 and continued on 08/03/10	53046522
THE CIT GROUP/EQUIPMENT FINANCING, INC.	04/19/07	2007 1460368
THE CIT GROUP/EQUIPMENT FINANCING, INC.	05/25/07	2007 1978906
THE CIT GROUP/EQUIPMENT FINANCING INC.	08/17/07	2007 3143293
FIRST BANK & TRUST	06/24/08	2008 2155909
BANC OF AMERICA LEASING & CAPITAL, LLC	11/03/08	2008 3690516
FIRST BANK & TRUST	12/04/08	2008 4032239
FIRST BANK & TRUST	12/05/08	2008 4038251
FIRST BANK & TRUST	12/12/08	2008 4135610
FIRST BANK & TRUST	01/13/09	2009 0121894
MERCHANTS CAPITAL RESOURCES, INC.	10/09/09	2009 3264592
PEOPLE’S CAPITAL AND LEASING CORP.	10/22/09	2009 3396295
U.S. BANCORP EQUIPMENT FINANCE, INC.	12/04/09	2009 3878706
THE FIFTH THIRD LEASING COMPANY	12/31/09	2009 4187446
BANK OF THE WEST	01/11/10	2010 0180079
GREAT LAKES BUSINESS TRUST NO. 1998-1	06/23/10	2010 2200131
THE FIFTH THIRD LEASING COMPANY	06/29/10	2010 2261000
THE FIFTH THIRD LEASING COMPANY	06/29/10	2010 2261075
U.S. BANCORP EQUIPMENT FINANCE, INC.	08/02/10	2010 2678401
THE FIFTH THIRD LEASING COMPANY	08/05/10	2010 2726580
UNITED RENTALS (NORTH AMERICA), INC.	12/14/10	2010 4416800
L.W. MATTESON, INC.	12/31/10	2010 4660993
CATERPILLAR FINANCIAL SERVICES CORPORATION	10/20/11	2011 4058965
CATERPILLAR FINANCIAL SERVICES CORPORATION	10/20/11	2011 4058973

GREAT LAKES DREDGE & DOCK COMPANY, LLC

JURISDICTION: SECRETARY OF STATE OF THE STATE OF DELAWARE

SECURED PARTY	DATE FILED	FILE NO.
CATERPILLAR FINANCIAL SERVICES CORPORATION	10/20/11	2011 4058981
CATERPILLAR FINANCIAL SERVICES CORPORATION	10/20/11	2011 4059302
CATERPILLAR FINANCIAL SERVICES CORPORATION	10/20/11	2011 4059351
CATERPILLAR FINANCIAL SERVICES CORPORATION	10/21/11	2011 4066406
CATERPILLAR FINANCIAL SERVICES CORPORATION	10/24/11	2001 4097336
CATERPILLAR FINANCIAL SERVICES CORPORATION	12/27/11	2011 4966100
CATERPILLAR FINANCIAL SERVICES CORPORATION	12/27/11	2011 4966118
CATERPILLAR FINANCIAL SERVICES CORPORATION	12/27/11	2011 4966126
CATERPILLAR FINANCIAL SERVICES CORPORATION	12/27/11	2011 4966134
CATERPILLAR FINANCIAL SERVICES CORPORATION	12/27/11	2011 4966142
CATERPILLAR FINANCIAL SERVICES CORPORATION	12/27/11	2011 4966159
CATERPILLAR FINANCIAL SERVICES CORPORATION	12/27/11	2011 4966167
CATERPILLAR FINANCIAL SERVICES CORPORATION	12/27/11	2011 4966175
KEY EQUIPMENT FINANCE INC.	02/08/12	2012 0501082

GREAT LAKES DREDGE & DOCK COMPANY, LLC

JURISDICTION: NEW JERSEY DEPARTMENT OF TREASURY/COMMERCIAL RECORDING

SECURED PARTY	DATE FILED	FILE NO.
BCC EQUIPMENT LEASING CORPORATION	08/28/02 and continued on 05/21/12	21194627
BCC EQUIPMENT LEASING CORPORATION	11/26/02 and continued on 09/12/07	21327834
GENERAL ELECTRIC CAPITAL CORPORATION	12/23/04 and continued on 07/02/09	22730381
GENERAL ELECTRIC CAPITAL CORPORATION	06/09/05 and continued on 05/04/10	23019126
IOS CAPITAL	06/25/07	24234474
CATERPILLAR FINANCIAL SERVICES CORPORATION	01/30/09	25113655

NASDI, LLC

JURISDICTION: SECRETARY OF STATE OF THE STATE OF DELAWARE

SECURED PARTY	DATE FILED	FILE NO.
DCFS USA LLC	09/26/08	2008 3272943
DCFS USA LLC	10/02/08	2008 3336748
VFS US LLC	06/18/09	2009 1950069
US BANCORP	08/28/09	2009 2785183
CATERPILLAR FINANCIAL SERVICES CORPORATION	10/18/10	2010 3624024
WEBSTER CAPITAL FINANCE, INC.	03/24/11	2011 1086357
KEY EQUIPMENT FINANCE INC.	01/26/12	2012 0321812

YANKEE ENVIRONMENTAL SERVICES, LLC

JURISDICTION: SECRETARY OF STATE OF THE STATE OF DELAWARE

SECURED PARTY	DATE FILED	FILE NO.
CIT COMMUNICATIONS FINANCE CORPORATION	12/08/08	2008 450330

Schedule 9.3

Investments

1.	Investments (including an equity Investment) existing on the Closing Date and relating to that certain Joint Venture Agreement, dated January 24, 1989, as amended, between Great Lakes and Ralph Clayton & Sons Materials, LP (Amboy Aggregates Joint Venture). As of March 31, 2012, the book value of such Investments was approximately $5,708,000.

2.	Investments (including an equity Investment) existing on the Closing Date and relating to that certain Operating Agreement of Lower Main Street Development, L.L.C., dated February 21, 2003, as amended, between Fifty-Three Dredging Company and DBD, L.L.C. As of March 31, 2012, the book value of such Investments was approximately $1,200,000.

3.	Investments (in the form of services rendered, advances or other ordinary course transactions) existing on the Closing Date and relating to that certain Joint Venture Agreement, dated August 29, 2002, as amended, among Connolly-Pacific Company, Great Lakes and Manson Construction Co. This joint venture was created to obtain and perform a contract with USAED—Los Angeles Contracting Division relating to the Port of Los Angeles Channel Deepening, Los Angeles and Long Beach Harbors, San Pedro Bay, California.

4.	Investments (in the form of services rendered, advances or other ordinary course transactions) existing on the Closing Date and relating to that certain Joint Venture Agreement, dated February 15, 2006, as amended, between A.A. Nass Contracting WLL and Great Lakes. This joint venture was created to obtain and perform a contract for Diyaar Al Muharraq Company WLL relating to the Diyaar Al Muharraq project in Manama, Bahrain.

5.	Investments (in the form of services rendered, advances or other ordinary course transactions) existing on the Closing Date and relating to that certain Joint Venture Agreement, dated December 19, 2004, as amended, between A.A. Nass Contracting WLL and Great Lakes. This joint venture was created to obtain and perform a contract for Durrat Khaleej Al Bahrain Co. relating to the Durrat Al Bahrain project in Manama, Bahrain.

6.	Investments (in the form of services rendered, advances or other ordinary course transactions) existing on the Closing Date and relating to that certain Joint Venture Agreement, dated December 11, 2011 between A.A. Nass Contracting WLL and Great Lakes. This joint venture was created to obtain and perform a contract for the Kingdom of Bahrain relating to the East Hidd project in Manama, Bahrain.

7.

Investments (in the form of cash advances and contributions of approximately $100,000, as well as in the form of services rendered, other advances or other ordinary course transactions) existing on the Closing Date and relating to that certain Joint Venture

Agreement dated July 9, 2011, as amended, among Great Lakes Dredge & Dock Environmental, Inc. and Environmental Remediation Holding Inc. This joint venture was named TerraSea Environmental Solutions, LLC and was created to pursue environmental contracting projects and related business ventures.

8.	Investments in the form of working capital advances and deposits in the amount of approximately $622,000 made on or prior to the Closing Date and relating to those Working Capital and Deposit Escrow agreements dated November 9, 2011, December 1, 2011 and December 23, 2011 among Great Lakes and a developer. This business transaction was entered into to support a remediation project based in Perth Amboy, NJ.

9.	Investments in the form of a working capital contribution in the amount of $600,000 made on or prior to the Closing Date and relating to the business association and draft agreement among Great Lakes and Dredging International (Australia) Pty Ltd. This business association was entered into to obtain and perform a contract with Bechtel Western Australia Pty Ltd relating to the Wheatstone LNG project in Onslow, Australia.

Schedule 9.7

Transactions with Affiliates

1.	NASDI, LLC (successor-by-conversion to North American Site Developers, Inc.) (“NASDI”) entered into a Lease dated as of December 31, 2006 with MJC Berry Enterprises, LLC (“MJC”) pursuant to which NASDI leases from MJC the premises at 1365 Main Street, Waltham, Massachusetts for a term expiring on December 31, 2016 (subject to extension) (the “Lease”). MJC is owned and controlled by Christopher A. Berardi who is a minority member of Yankee Environmental Services, LLC. Great Lakes Dredge & Dock Company, LLC executed a Guaranty dated December 31, 2006 pursuant to which it guaranties the obligations of NASDI under the Lease.

2.	Kathleen M. LaVoy, Chief Legal Officer, Chief Compliance Officer and Secretary of Great Lakes Dredge & Dock Corporation, is the daughter of Douglas B. Mackie, who is a member of the board of directors of Great Lakes Dredge & Dock Corporation.

Schedule 12.10

List of Competitors

1.	Manson Construction Co.

2.	Weeks Marine, Inc.

3.	Norfolk Dredging Company

4.	Donjon Marine Company, Inc.

5.	Orion Marine Group, Inc.

6.	Cashman Dredging Co.

7.	The Dutra Group

8.	Mike Hooks, Inc.

9.	Van Oord N.V.

10.	Royal Boskalis Westminster N.V.

11.	Dredging, Environmental and Marine Engineering N.V.

12.	Jan De Nul Group